As filed with the Commission on May 26, 2017

File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIMBERLINE RESOURCES CORPORATION

(Exact name of   registrant as specified in its charter)

Delaware	1040	82-0291227
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 East Lakeside Avenue

Coeur D’Alene, Idaho 83814

(208) 664-4859

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dorsey & Whitney LLP
400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason K. Brenkert, Esq.
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400

Denver, CO 80202

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)  under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer □	Accelerated Filer □	Non-Accelerated Filer □	Smaller Reporting Company ☒
Emerging Growth Company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section(7)(a)(2)(B) of the Securities Act.  

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Shares of common stock, par value $0.001 per share, offered by selling shareholders	8,000,000	$0.41	(2)	$3,280,000	(2)	$380.15	(2)

Shares of common stock, par value $0.001 per share, issuable upon exercise of common stock purchase warrants held by selling shareholders exercisable at $0.40 per share	8,000,000	$0.40	(3)	$3,200,000	(3)	$370.88	(3)

Total	16,000,000	$-		$6,480,000		$751.03	(4)

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock  being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the shares of common stock as of May 25, 2017 as quoted on the OTCQB of $0.41.

(3)	Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of $0.40 per share.
(4)	The filing fee of $751.03 is being paid concurrently with the filing of this registration statement on Form S-1.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information contained in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these shares, and the selling security holders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

.

Subject To Completion: Dated May 26, 2017

TIMBERLINE RESOURCES CORPORATION

16,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale, transfer or other disposition from time to time of up to 16,000,000 shares of the common stock, par value $0.001 per share, of Timberline Resources Corporation by the selling shareholders as further described in this prospectus.  The shares of common stock registered for sale are as follows:

•

 8,000,000 shares of common stock held by selling security holders as of May 26, 2017; and

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 8,000,000 shares of common stock acquirable upon exercise of common stock purchase warrants at an exercise price of $0.40 per share.

The shares of common stock and warrants held by the selling shareholders were issued to such selling shareholders pursuant to private transactions between the Company and the selling shareholders. The selling shareholders may sell or otherwise dispose of the shares of common stock covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling shareholders, and the times and manner in which they may offer and sell shares of common stock under this prospectus, is provided in the sections entitled “Selling Shareholders” and “Plan of Distribution” of this prospectus.

We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

Our shares of common stock are traded on the TSX Venture Exchange (the “TSX-V”) under the symbol “TBR” and quoted on the OTCQB under the symbol “TRLS”.  On May 25, 2017, the last reported closing bid price of our shares of common stock was $0.41 per share on the OTCQB and C$0.58 per share on the TSX-V. The over-the-counter quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the shares of common stock.

All dollar amounts reflected herein refer to U.S. Dollars unless otherwise noted. As used herein, “C$” means Canadian Dollars.

Investing in the shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS  MAY ___, 2017

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

iv

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE

ESTIMATES

vi

ABOUT THIS PROSPECTUS

vii

PROSPECTUS SUMMARY

1

RISK FACTORS

7

USE OF PROCEEDS

15

SELLING SHAREHOLDERS

15

PLAN OF DISTRIBUTION

21

DESCRIPTION OF SECURITIES TO BE REGISTERED

23

BUSINESS

23

DESCRIPTION OF PROPERTY

29

LEGAL PROCEEDINGS

45

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

46

MANAGEMENT’S DISCUSSION AND ANALYSIS

48

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

57

EXECUTIVE COMPENSATION

61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

68

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

71

PRINCIPAL ACCOUNTANT FEES AND SERVICES

73

THE SEC’S POSITION ON INDEMNIFICATION FOR

73

SECURITIES ACT LIABILITIES

73

TRANSFER AGENT AND REGISTRAR

73

INTERESTS OF EXPERTS

74

LEGAL MATTERS

74

WHERE YOU CAN FIND MORE INFORMATION

74

GLOSSARY OF CERTAIN MINING TERMS

75

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

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the establishment and estimates of mineralization and reserves;

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the grade of mineralization and reserves;

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anticipated expenditures and costs in our operations;

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planned exploration activities and the anticipated timing and outcomes of such exploration activities;

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planned production of technical reports, economic assessments and feasibility studies on our properties;

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plans and anticipated timing for obtaining permits and licenses for our properties;

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expected future financing and its anticipated outcome;

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plans and anticipated timing regarding production dates;

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anticipated gold and silver prices;

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anticipated liquidity to meet expected operating costs and capital requirements;

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our ability to obtain financing to fund our estimated expenditure and capital requirements; and

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factors expected to impact our results of operations.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our limited operating history;

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risks related to our ability to continue as a going concern;

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risks related to our history of losses and our expectation of continued losses;

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risks related to our properties being in the exploration or, if warranted, development stage;

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risks related to our bringing our projects into production;

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risks related to our mineral operations being subject to government and environmental regulation;

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risks related to future legislation and administrative changes to mining laws;

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risks related to future legislation regarding climate change;

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risks related to our ability to obtain additional capital for exploration or to develop our reserves, if any;

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risks related to land reclamation requirements and costs;

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risks related to mineral exploration and development activities being inherently hazardous;

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risks related to our insurance coverage for operating risks;

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risks related to cost increases for our exploration and development projects;

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risks related to a shortage of skilled personnel, equipment and supplies adversely affecting our ability to operate;

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risks related to mineral resource and economic estimates;

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risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;

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risks related to the competitive industry of mineral exploration;

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risks related to our title and rights in our mineral properties;

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risks related to integration issues with acquisitions;

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risks related to our stock trading on the Over-the-Counter markets

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risks related to joint ventures and partnerships;

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risks related to potential conflicts of interest with our management;

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risks related to our dependence on key management;

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risks related to our Talapoosa Project, Eureka and other acquired growth projects;

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risks related to our business model;

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risks related to our acquisition of Wolfpack Gold Corp.;

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risks related to our acquisition and amendment of the Talapoosa option;

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risks related to evolving corporate governance standards for public companies;

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risks related to our Canadian regulatory requirements; and

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risks related to our shares of common stock or other securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section headings “Risk Factors and Uncertainties”,  “Description of the Business” and “Management’s Discussion and Analysis” of this prospectus.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

Certain of the technical reports referenced in this prospectus use the terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource". We advise investors that these terms are defined in and required to be disclosed in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended; however, these terms are not defined terms under the United States Securities and Exchange Commission’s (the “SEC”) Industry Guide 7 (“Guide 7”) and are normally not permitted to be used in reports and registration statements filed with the SEC. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by Guide 7 standards as in place tonnage and grade without reference to unit measures. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101. We reference those technical reports in this Annual Report for informational purposes only and such reports are not incorporated herein by reference. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Investors are cautioned not to assume that any part or all of mineral deposits in the above categories will ever be converted into Guide 7 compliant reserves.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our Common Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

This prospectus includes industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

We have not, and the selling shareholder  has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholder  takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

v

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated, any reference to Timberline, or as “we”, “us”, or “our” refers to Timberline Resources Corporation (“Timberline” or the “Company”).

About the Company

We were incorporated in the State of Idaho on August 28, 1968 under the name Silver Crystal Mines, Inc., to engage in the business of exploring for precious metal deposits and advancing them toward production.  We ceased exploration activities during the 1990’s and became virtually inactive.  In December 2003, a group of investors purchased 80 percent of the issued and outstanding common stock from the then-controlling management team.  In January 2004, we affected a one-for-four reverse split of our issued and outstanding shares of common stock and increased our authorized common stock to 100 million with a par value of $.001.  Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.  On February 2, 2004, our name was changed to Timberline Resources Corporation.  On August 27, 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders on August 22, 2008.

We commenced our exploration stage in January 2004 with the change in the management of the Company.  From January 2004 until March 2006, we were strictly a mineral exploration company.  Beginning with the management appointments of John Swallow and Paul Dircksen and our acquisition of Timberline Drilling Incorporated (formerly, Kettle Drilling Inc., which we refer to herein as Timberline Drilling), in March 2006, we have advanced a new, aggressive business plan.  Prior to our new business model, the addition of new management, and the purchase of Timberline Drilling, the Company had accumulated losses and no reported revenues.

In March 2006, we acquired Timberline Drilling, Inc. (“TDI”), formerly known as Kettle Drilling, as a wholly owned subsidiary. TDI was formed in 1996 and provides mineral core drilling services to the mining and mineral exploration industries primarily in the western United States. In September 2011, we announced that we had entered into a non-binding letter of intent to sell TDI to a private company formed by a group of investors, including certain members of the senior management team of TDI. In November 2011, the sale of TDI was completed for a total value of approximately $15 million.

In July 2007, we closed our purchase of the Butte Highlands Gold Project. In October 2008, we announced that we had agreed to form a 50/50 joint venture at the Butte Highlands project. In July 2009, we finalized the joint venture agreement with Highland Mining, LLC (“Highland”) to create Butte Highlands JV, LLC (“BHJV”). Under terms of the joint venture agreement, development began in the summer of 2009, with Highland funding all mine development costs through development. Both Timberline’s and Highland’s 50-percent share of costs were to be paid out of net proceeds from future mine production. On January 29, 2016, we executed a Member Interest Purchase Agreement (the “Purchase Agreement”) with New Jersey Mining Company pursuant to which we sold all of our 50% interest in BHJV.

In June 2010, we closed our acquisition of Staccato Gold Resources Ltd., a Canadian-based resource company (“Staccato Gold”) that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada. As a result of this acquisition, we obtained Staccato’s flagship gold exploration project (“Lookout Mountain”), and several other projects at various stages of exploration in the Battle Mountain/Eureka gold trend in north-central Nevada, along with Staccato Gold’s wholly owned U.S. subsidiary, BH Minerals USA, Inc. (“BH Minerals”).

In August 2014, our stockholders approved an increase in the number of authorized shares of common stock from 100,000,000 shares, par value $0.001, to 200,000,000 shares of common stock, par value $0.001.

In August 2014, our stockholders approved a one-for-twelve reverse stock split of the company’s common stock. The one-for-twelve reverse stock split was effective October 31, 2014. As a result of the reverse stock split, the number of issued and outstanding shares was adjusted and the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted. Following the effective date of the reverse stock split, the par value of the common stock remained at $0.001 per share. Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.

In August 2014, we closed our acquisition of Wolfpack Gold (Nevada) Corp. (“Wolfpack US”), a U.S. company and a wholly-owned subsidiary of Wolfpack Gold Corp. a Canadian-based resource company (“Wolfpack Gold”), that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada. As a result of this acquisition, we obtained cash and several projects at various stages of exploration in the gold trends in Nevada.

We currently maintain our administrative office at 101 East Lakeside Ave., Coeur d’Alene, ID 83814.  The telephone number is (866) 513-4859 (toll free) or (208) 664-4859.  We also maintain field offices and warehouse space at 55 Freeport Blvd, Sparks, NV  89431 and 901 S. Main Street, Eureka, NV  89316.

Recent Corporate Developments

On March 12, 2015 (the “Effective Date”), we entered into a property option agreement (“Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which closed on March 31, 2015. Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada. Pursuant to the Agreement, we had the right to exercise the Option at any time through September 12, 2017, unless sooner terminated (“Option Period”). In October 2016, the Agreement was amended in order to extend the option exercise period until March 31, 2019. Amended terms include interim payments due in March 2017 and March 2018, a commitment to undertake cumulative project expenditures of a minimum of $7.5 million by December 31, 2018, and the elimination of Timberline’s purchase option of the royalty retained by Gunpoint.

On September 13, 2015, we signed a non-binding Letter Agreement ("Letter Agreement") with Waterton Precious Metals Fund II Cayman, LP (together with its subsidiaries and affiliated and associated entities, "Waterton"). Waterton offered to acquire all of the issued and outstanding shares of our common stock for cash consideration of US$0.58 per share (the "Transaction"). In connection with the Transaction, Waterton subscribed for 1,331,861 common shares of Timberline on a private placement basis at a price of $0.375 per share for total proceeds of $499,448. The private placement was not contingent on completion of the Transaction, and Waterton reserved the right to maintain its pro rata ownership position in us in the event the Transaction was not completed.

On December 3, 2015, we announced that the exclusivity period granted to Waterton under the Letter Agreement had expired, and while Waterton was continuing certain due diligence activities, the Transaction as previously proposed had been withdrawn by Waterton. We continued to review strategic alternatives, and discussions between us and various parties, including Waterton, continued, but no strategic alternatives are the subject of material discussions as of the date of this Registration Statement on Form S-1.

On December 21, 2015, the Board of Directors of the Company received a letter of resignation from Mr. Kiran Patankar, pursuant to which Mr. Patankar resigned as Chief Executive Officer and President of the Company effective January 20, 2016. Mr. Patankar claimed in his letter to the Board that his resignation was for “good reason” as set forth in Mr. Patankar’s employment agreement dated August 28, 2015. As such, Mr. Patankar would be owed severance payments by the Company as set forth in the agreement. The Company’s Board disagrees with Mr. Patankar’s characterization of the resignation. On January 19, 2016, the Board dismissed effective immediately Mr. Kiran Patankar as President and Chief Executive Officer of the Company.

Effective January 19, 2016, the Board of Directors of the Company accepted the resignation of Mr. Randal Hardy as Chief Financial Officer of the Company. Effective January 19, 2016, the Board of Directors of the Company appointed Mr. Steven A. Osterberg to serve as the Company’s President and Chief Executive Officer and a director of the Company.

On May 26, 2016, the Company entered into three loan and securities purchase agreements (collectively, the “Loan Agreements”) whereby the Company agreed to issue certain unsecured promissory notes (collectively, the “Notes”) in the aggregate amount of $57,200. One Note was issued in favor of Steven Osterberg (the “Osterberg Note”), the Company’s President & Chief Executive Officer, one Note in favor of Robert Martinez (the “Martinez Note”), a member of the Company’s Board of Directors, and one Note in favor of Randal Hardy (the “Hardy Note”), an advisor to the Company. The Osterberg Note had an original principal amount of $22,000, the Martinez Note had an original principal amount of $13,200 and the Hardy Note had an original principal amount of $22,000. Each Note did not bear interest but was subject to an original issue discount equal to 9.1% of the principal amount of such Note. Each Note was unsecured, and matured on May 31, 2016. A total amount of $57,200 was re-paid to the note holders, including financing fees of $5,200 as consideration for providing the loans.  The issuance of the Notes was approved by a majority of the disinterested members of the Company’s Board of Directors on May 20, 2016.

On April 26, 2016, Mr. William M. Sheriff resigned from the Company’s Board of Directors effective immediately. Mr. Sheriff indicated that his resignation was due to the significant demands on his time from his other obligations. He expressed confidence in Timberline’s leadership and projects, and he further indicated that he intends to remain a large shareholder of Timberline. Mr. Leigh Freeman was appointed to succeed Mr. Sheriff as the Chairman of Timberline’s Board of Directors.

On July 6, 2016, the Company’s Board of Directors appointed Giulio T. Bonifacio and Paul H. Zink as directors of the Company, effective July 6, 2016.

On September 8, 2016, the Company’s Board of Directors appointed Mr. Randal L. Hardy as the Company’s Chief Financial Officer and Corporate Secretary.

On October 19, 2016, we amended our property option agreement (the “Amended Agreement”) in which Gunpoint Exploration Ltd. (“Gunpoint”) had granted us an exclusive and irrevocable option (the “Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Amended Agreement, we have the right to exercise the Option to purchase the Project through March 31, 2019, subject to certain interim payments and cumulative project expenditures. On March 31, 2017, we paid a $1 million cash payment to American Gold Capital US Inc. (“AGC”), a wholly owned subsidiary of Gunpoint, in satisfaction of the cash option payment due on March 31, 2017 pursuant to the Amended Agreement.  On April 13, 2017, upon approval by the TSX Venture Exchange, we issued one million shares of our common stock to AGC in satisfaction of the share payment due on March 31, 2017, pursuant to the Amended Agreement.

On January 6, 2017, we entered into an employment offer letter with our Chief Financial Officer, Randal Hardy.  Pursuant to the terms of the offer letter, Mr. Hardy became an employee of the Company on December 16, 2016 with a deemed employment start date of August 27, 2007, due to Mr. Hardy’s continual role with the Company as a former employee and consultant. Mr. Hardy will continue to serve as Chief Financial Officer and Corporate Secretary of the Company.

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8 million Units for total gross consideration of $2,000,000, less offering costs,.

Overview of Our Mineral Exploration Business

We are a mineral exploration business and, if and when we establish mineral reserves, a development company. Mineral exploration is essentially a research activity that does not produce a product. Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies. We acquire properties which we believe have potential to host economic concentrations of minerals, particularly gold and silver. These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims or private property owned by others. An unpatented mining claim is an interest that can be acquired to the mineral rights on open lands of the federally owned public domain. Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management (the Federal agency that administers America’s public lands), and grant the holder of the claim a possessory interest in the mineral rights, subject to the paramount title of the United States.

We will perform basic geological work to identify specific drill targets on the properties, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation). We may enter into joint venture agreements with other companies to fund further exploration and/or development work. It is our plan to focus on assembling a high quality group of gold and silver exploration prospects using the experience and contacts of the management group. By such prospects, we mean properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization. Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results. Accordingly, such acquired projects will either have some prior exploration history or will have strong similarity to a recognized geologic ore deposit model. We will place geographic emphasis on the western United States and Nevada in particular.

The focus of our activity has been to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential. Properties have been acquired through the location of unpatented mining claims (which allow the claimholder the right to mine the minerals without holding title to the property), or by negotiating lease/option agreements. Our President and CEO, Steven Osterberg, and our CFO, Randal Hardy, as well as our Directors, have experience in evaluating, staking and filing unpatented mining claims, and in negotiating and preparing mineral lease agreements in connection with those mining claims.

The geologic potential and ore deposit models have been defined and specific drill targets identified on the majority of our properties. Our property evaluation process involves using basic geologic fieldwork to perform an initial evaluation of a property. If the evaluation is positive, we seek to acquire it, either by staking unpatented mining claims on open public domain, or by leasing the property from the owner of private property or the owner of unpatented claims. Once acquired, we then typically make a more detailed evaluation of the property. This detailed evaluation involves expenditures for exploration work which may include rock and soil sampling, geologic mapping, geophysics, trenching, drilling, or other means to determine if economic mineralization is present on the property.

Our strategy with properties deemed to be of higher risk or those that would require very large exploration expenditures is to present them to larger companies for joint venture. Our joint venture strategy is intended to maximize the abilities and skills of the management group, conserve capital, and provide superior leverage for investors. If we present a property to a major company and they are not interested, we will continue to seek an interested partner.

For our prospects where drilling costs are reasonable and the likelihood of success seems favorable, we will undertake our own drilling. The target depths, the tenor of mineralization on the surface, and the general geology of the area are all factors that determine the risk as calculated by us in conducting a drilling operation. Mineral exploration is a research and development activity and is, by definition, a high risk business that relies on numerous untested assumptions and variables. Accordingly, we make our decisions on a project-by-project basis. We do not have any steadfast formula that we apply in determining the reasonableness of drilling costs in comparison to the likelihood of success, i.e., in determining whether the probability of success seems “favorable.”

THE OFFERING

Shares Offered By the Selling shareholders

16,000,000 shares of common stock, par value $0.001, including:

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8,000,000 shares held by selling shareholders; and

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8,000,000 shares issuable upon exercise of share purchase warrants held by selling shareholders exercisable at a price per share of $0.40.

Offering Price	Determined at the time of sale by the selling shareholders

Use of Proceeds	We will not receive any proceeds from the sale of the shares by selling shareholders covered by this prospectus.

Shares of Common Stock Outstanding as of May 26, 2017	33,146,952 shares

OTCQB and TSX-V Trading Symbol	The shares are quoted on the OTCQB under the symbol “TRLS” and listed on the TSX-V under the symbol “TBR”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

SELECTED FINANCIAL DATA

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements.

Statement of Operations Data	Year Ended September 30, 2016	Year Ended September 30, 2015	Six Months Ended March 31, 2017 (Unaudited)	Six Months Ended March 31, 2016 (Unaudited)

Revenue	nil	nil	nil	nil
Total Operating Expenses	$ 2,866,856	$ 3,991,321	$ 848,555	$ 1,225,235
Net Loss	(2,757,242)	(4,372,448)	(858,154)	(1,196,496)
(Loss) per Common share*	(0.16)	(0.40)	(0.04)	(0.09)
Weighted Average Number of common shares Outstanding*	16,786,343	10,999,230	24,669,699	13,438,912

* Basic and diluted.

Balance Sheet Data	At September 30, 2016	At September 30, 2015	At March 31, 2017 (Unaudited)	At March 31, 2016 (Unaudited)

Working Capital (Deficiency)	$ 143,097	$ (133,172)	$ 209,864	$ (276,280)
Total Assets	16,704,138	17,224,434	17,886,232	16,391,255
Total Liabilities	520,071	802,207	1,067,171	766,456
Accumulated Deficit	(51,892,864)	(49,135,622)	(52,751,018)	(50,332,118)
Total Stockholders’ Equity	$ 16,184,067	$ 16,422,227	$ 16,819,061	$ 15,624,799

RISK FACTORS

An investment in an exploration stage mining company such as ours involves an unusually high degree of risk, known and unknown, present and potential, including, but not limited to the risks enumerated below.

Failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although mineralization and reserve estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. We cannot accurately predict the timing and effects of variances from estimated values.

Risks Related To Our Company

Our ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany our consolidated financial statements for the year ended September 30, 2016, disclose a ‘going concern’ qualification to our ability to continue in business. The accompanying consolidated financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company, and we have incurred losses since our inception. We do not have sufficient cash to fund normal operations and meet all of our obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds.

We currently have no historical recurring source of revenue, and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration and working capital requirements or our ability to profitably execute our business plan. Our plans for the long-term return to and continuation as a going concern include engaging in a strategic transaction which may include selling the Company or any or all of its assets, entering into joint venture arrangements regarding our assets, financing our future operations through sales of our common stock and/or debt and/or the eventual profitable exploitation of our mining properties. Additionally, the current capital markets and general economic conditions in the United States are significant obstacles to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

We have a limited operating history on which to base an evaluation of our business and prospects.

Although we have been in the business of exploring mineral properties since our incorporation in 1968, we were inactive for many years prior to our new management in 2004. Since 2004 we have not yet located any mineral reserves. As a result, we have not had any revenues from our exploration division. However, we have had a drilling services wholly-owned subsidiary which has generated revenues in past fiscal years. In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties, and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our mineral properties contain any mineral reserves or, if they do that they will be operated successfully. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

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completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

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the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining, and processing facilities;

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the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;

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compliance with environmental and other governmental approval and permit requirements;

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the availability of funds to finance exploration, development, and construction activities, as warranted;

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potential opposition from non-governmental organizations, environmental groups, local groups, or local inhabitants which may delay or prevent development activities;

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potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and

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potential shortages of mineral processing, construction, and other facilities-related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction, and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception and expect to continue to incur losses in the future. We incurred the following losses during each of the following periods:

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$2,757,242 for the year ended September 30, 2016;

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$4,372,448 for the year ended September 30, 2015;

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$2,777,886 for the year ended September 30, 2014; and

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$3,724,582 for the year ended September 30, 2013.

We had an accumulated deficit of approximately $52 million as of September 30, 2016. We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Management changes, minimal staffing and the temporary consolidation of the offices of Principal Executive Officer and Principal Financial Officer may have been reasonably likely to materially affect the Company’s internal control over financial reporting.

Certain recent changes in management and the temporary consolidation of the offices of Principal Executive Officer and Principal Financial Officer were reasonably likely to materially affect the Company’s internal control over financial reporting and may result in material weaknesses in our internal control over financial reporting. These weaknesses primarily relate to the appropriate segregation of duties. The Company addressed these potential material weaknesses by re-appointing the Company’s previous Chief Financial Officer in order to separate the offices of Principal Executive Officer and Principal Financial Officer and to maintain consistency in the Company’s  financial, reporting and other administrative functions.  While this effort has improved our internal controls over financial reporting, management has concluded that minimal staffing continues to inhibit the effectiveness of our internal controls over financial reporting and our disclosure controls and procedures

Conflicts of Interest May Exist.

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. Our directors are required by Delaware Corporation law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.  We have not adopted any separate formal corporate policy regarding conflicts of interest; however other corporate governance measures have been adopted, such as creating a directors’ audit committee requiring independent directors. Additionally, our Code of Ethics does address areas of possible conflicts of interest. As of the date of filing of this Registration Statement, we had four independent directors on our board of directors (Leigh Freeman, Robert Martinez, Giulio Bonifacio and Paul Zink). We have formed three committees to ensure our legal compliance. We established an independent audit committee consisting of three independent directors, all of whom were determined to be “financially literate” and one of whom was designated as the “financial expert.” We also formed a compensation committee and a corporate governance and nominating committee, both of which are comprised entirely of independent directors. At this time, we feel that these committees and our Code of Ethics provide sufficient corporate governance for our purposes.

Dependence on Key Management Employees.

Our ability to continue our exploration and development activities and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures such as Steven Osterberg and Randal Hardy. The loss of any of these key people could have a material adverse effect on our business. In this regard, we have attempted to reduce the risk associated with the loss of key personnel and have obtained directors and officers insurance coverage. In addition, our shareholders have approved our 2015 Stock and Incentive Plan so that we can provide incentives for our key personnel.

We may not realize the benefits of Talapoosa, Eureka and other acquired growth projects.

As part of our strategy, we will continue existing efforts and initiate new efforts to develop gold and other mineral projects. We have three such projects, including the Talapoosa project, the Eureka project, and the Seven Troughs project. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labor, operating, technical and technological risks, and uncertainties relating to capital and other costs and financing risks. The failure to successfully develop any of these initiatives could have a material adverse effect on our financial position and results of operations.

As part of our business model, we pursue a strategy that may cause us to expend significant resources exploring properties that may not become revenue-producing sites, including the Talapoosa and Eureka projects.

Part of our business model is to pursue a strategy which includes significant exploration activities, such as proposed exploration and, if warranted, development at the Talapoosa project and proposed exploration at the Eureka project. Because of the nature of exploration for precious metals, a property’s exploration potential is not known until a significant amount of geologic information has been generated. We may spend significant resources exploring and developing the Talapoosa project and the Eureka project and gathering certain geologic information only to determine that the project is not capable of being a revenue-producing property for us.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price.

We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the SEC and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity, and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) with increased disclosure obligations for public companies and mining companies in the United States. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of our management’s time and attention from operating activities to compliance activities.

We are required to comply with Canadian securities regulations and are subject to additional regulatory scrutiny in Canada.

We are a “reporting issuer” in the Canadian provinces of British Columbia and Alberta. As a result, our disclosure outside the United States differs from the disclosure contained in our SEC filings. Our reserve and resource estimates disseminated outside the United States are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated, and inferred resources, which are generally not permitted in disclosure filed with the SEC. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization, reserves, and resources contained in disclosure released outside the United States may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

We are also subject to increased regulatory scrutiny and costs associated with complying with securities legislation in Canada. For example, we are subject to civil liability for misrepresentations in written disclosure and oral statements. Legislation has been enacted in these provinces which creates a right of action for damages against a reporting issuer, its directors and certain of its officers in the event that the reporting issuer or a person with actual, implied, or apparent authority to act or speak on behalf of the reporting issuer releases a document or makes a public oral statement that contains a misrepresentation or the reporting issuer fails to make timely disclosure of a material change. We do not anticipate any particular regulation that would be difficult to comply with. However, failure to comply with regulations may result in civil awards, fines, penalties, and orders that could have an adverse effect on us.

Risks Associated With Mining and The Exploration Portion of Our Business

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and if we do not do so, we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserves according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so. A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability, our mineral properties do not contain any “reserve”, and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines to extract those minerals. Both mineral exploration and development involve a high degree of risk, and few properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral reserve in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral reserve. If we cannot exploit any mineral reserve that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Regarding our future ground disturbing activity on federal land, we will be required to obtain a permit from the US Forest Service or the Bureau of Land Management prior to commencing exploration.   There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  In past years we have been engaged in exploration in northern Idaho, which is currently the site of a Federal Superfund cleanup project. Although the Company is no longer involved in this or other areas at present, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this prospectus, the Company is not aware of any environmental issues or litigation relating to any of its current or former properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

Regulations and pending legislation involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners, and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

If we establish the existence of a mineral reserve on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long-term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents and re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Mining exploration and development is inherently hazardous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

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environmental hazards;

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power outages;

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metallurgical and other processing problems;

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unusual or unexpected geological formations;

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personal injury, flooding, fire, explosions, cave-ins, landslides, and rock-bursts;

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inability to obtain suitable or adequate machinery, equipment, or labor; metals losses;

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fluctuations in exploration, development, and production costs; labor disputes;

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unanticipated variations in grade;

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mechanical equipment failure; and

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periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities, or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses, and possible legal liability.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development and production involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy, and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and, therefore, limit or increase the cost of production.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, from the eventual extraction and sale of precious and base metals such as gold and silver. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of precious metals, and, therefore, the economic viability of any of our exploration projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease exploration activity and/or operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral resource properties and the resources that can be produced from them. While we compete with other exploration companies in the effort to locate and license mineral resource properties, we do not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of gold and other mineral products. Therefore, we will likely be able to sell any gold or mineral products that we identify and produce.

There are hundreds of public and private companies that are actively engaged in mineral exploration. A representative sample of exploration companies that are similar to us in size, financial resources, and primary objective include such publicly traded mineral exploration companies as Corvus Gold Inc. (KOR.TO), Pilot Gold Inc. (PLG.TO), Gold Standard Ventures Corp. (GSV), Rye Patch Gold Corp. (RPM.V), Canamex Resources Corp. (CSQ.V), and Solitario Exploration and Royalty Corp. (XPL).

Many of our competitors have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership.   Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse effect on our financial position or results of operations.  There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions. Any acquisition that we make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial, and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our own. Any acquisitions would be accompanied by risks. For example, there may be significant decreases in commodity prices after we have committed to complete the transaction and have established the purchase price or exchange ratio; a potential mineralized property may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers, and contractors; and the acquired business or assets may have unknown liabilities which may be significant. If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We are currently involved in, and may enter into in the future, joint ventures or other partnership arrangements with other parties in relation to the exploration, development, and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, therefore, could have a material adverse effect on our results of operations, financial performance, cash flows, and the price of our common stock.

Risks Associated With Our Common Stock

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our common stock is quoted on the OTCQB Market (“OTCQB”) and traded on the TSX Venture Exchange (“TSX-V”). The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations, and general economic conditions in the United States and Canada.

We do not intend to pay any dividends on shares of our common stock in the near future.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future, and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, and such other factors as our board of directors deems relevant. It is our current intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of our business.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share, if we issue additional employee/director/consultant options or if we sell additional shares and/or warrants to finance our operations.

We have not generated revenue from exploration since the commencement of our exploration stage in January 2004. In order to further expand our company and meet our objectives, any additional growth and/or expanded exploration activity may need to be financed through sale and issuance of additional shares, including, but not limited to, raising finances to explore our properties. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we may also need to issue additional shares to finance future acquisitions, growth and/or additional exploration programs at any or all of our projects or to acquire additional properties. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares and stock unit awards as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors' interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. As of the date of the filing of this Registration Statement, there are also outstanding options and warrants granted that are exercisable into 20,109,591 common shares. If all of these options and warrants were exercised, the underlying shares would represent approximately 38% of our issued and outstanding shares. If all of these options and warrants are exercised and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the market price of our shares.

We are subject to the continued listing criteria of the TSX-V and our failure to satisfy these criteria may result in delisting of our shares of common stock.

Our shares of common stock are currently listed on the TSX-V. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the TSX-V may delist our securities if, in their discretionary opinion: (i) our financial condition and/or operating results appear unsatisfactory; (ii) it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on TSX-V inadvisable; (iii) we sell or dispose of principal operating assets or cease to be an operating company; (iv) we fail to comply with the listing requirements of the TSX-V; (v) our shares of common stock sell at what the TSX-V considers a “low selling price” and if we fail to correct this via a reverse split of shares after notification by the TSX-V; or (vi) any other event occurs or any condition exists which makes continued listing on the TSX-V, in their opinion, inadvisable.

If the TSX-V delists our shares of common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Broker-dealers may be discouraged from effecting transactions in shares of common stock because they are considered a penny stock and are subject to the penny stock rules.

Our shares of common stock are currently considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of common stock are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares of common stock. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the shares of common stock.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our shares by the selling shareholders listed under “Selling Shareholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 16,000,000 shares by selling shareholders - this includes shares acquirable upon exercise of our outstanding warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants and options. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the shares identified in the column “Number of Shares Offered Hereby.”

The selling shareholders may from time to time offer and sell the shares pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the shares they hold or acquire, but only shares that are currently outstanding or are acquired upon the exercise of certain warrants, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The shares issued to the selling shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. To the extent that any of the selling shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by the Company from the selling shareholders, none of the selling shareholders are brokers or dealers or affiliated with brokers or dealers.

The following table sets forth the name of persons who are offering the resale of shares by this prospectus, the number of shares beneficially owned by each person, the number of shares that may be sold in this offering and the number of shares each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. We will not receive any proceeds from the resale of the shares by the selling shareholders.

Name	Number of Common Shares Beneficially Owned Prior to this Offering (1)	Number of Common Shares Offered Hereby (2)	Number of Common Shares after Offering	Beneficial Ownership After This Offering (%)(1)
Michael Sanders(2)	200,000	200,000	0	**
Gross Family Trust dtd 6-15-12(3)	300,000	300,000	0	**
Steven Carlitz(4)	1,520,000	1,320,000	200,000	**
Kent Lupberger(5)	244,000	230,000	14,000	**
Marc Scott McMannis(6)	533,334	200,000	333,334	**
Myrmikan Gold Fund(7)	780,000	480,000	300,000	**
682685 N. B. Inc.(8)	220,000	220,000	0	**
Josh Morita(9)	280,000	280,000	0	**
Gundyco ITF Charles Weingarten (10)	180,000	180,000	0	**
Gundyco ITF Paul Whelan(11)	120,000	120,000	0	**
Gundyco ITF Brahm Satov(12)	120,000	120,000	0	**
Gundyco ITF Craig and Susan McConnell(13)	120,000	120,000	0	**
Gundyco ITF Scott and Marla McKerracher(14)	120,000	120,000	0	**
Aaron Matthew Miller(15)	1,320,000	520,000	800,000	**
Julie P. Lahmani(16)	600,000	600,000	0	**
Canaccord Genuity Corp ITF 2379388 Ontario LTD(17)	80,000	80,000	0	**
Nicholas Stuart Bryant(18)	2,400,000	1,400,000	1,000,000	2.97
Phenom Ventures LLC(19)	1,000,000	1,000,000	0	**
Bruce Daigle(20)	245,000	200,000	45,000	**
Alex Lubin(21)	100,000	100,000	0	**
Robert Edward Malitz(22)	200,000	200,000	0	**
Robert E & Saralee A. Jacobson JTWROS(23)	105,000	100,000	5,000	**
Donald R Shea(24)	724,400	240,000	484,400	**
Richard C Rappa Living Trust 6/12/85(25)	200,000	200,000	0	**

Patricia K Brickner Living Trust Dtd 7/13/00(26)	200,000	200,000	0	**
David L. Huddleston(27)	340,000	200,000	140,000	**
Neil Shea(28)	300,000	200,000	100,000	**
Jess Harris(29)	125,000	120,000	5,000	**
William Matlack(30)	1,041,430	400,000	641,430	1.90
Martin Tremblay(31)	330,000	180,000	150,000	**
Eliott & Beverly Blackman JT TEN(32)	213,334	80,000	133,334	**
Gundyco ITF Charlene Warrington(33)	260,000	60,000	200,000	**
Gundyco ITF Donald Lay(34)	260,000	60,000	200,000	**
John Morita(35)	120,000	120,000	0	**
Capital Event Management LTD(36)	120,000	120,000	0	**
Kings Road Capital Global Macro Fund LTD(37)	400,000	400,000	0	**
Medwyn Blazer(38)	300,000	300,000	0	**
0718512 BC Ltd(39)	200,000	200,000	0	**
Barringer Ltd(40)	200,000	200,000	0	**
Belmont Capital Corp(41)	2,443,333	800,000	1,643,333	4.83
Brady Rak(42)	566,666	400,000	166,666	**
Douglas Varley Alter Ego Trust(43)	400,000	400,000	0	**
Judith G Rak(44)	200,000	200,000	0	**
Maureen MacNeill(45)	200,000	200,000	0	**
The Belmont Foundation(46)	400,000	400,000	0	**
Leede Jones Gable Inc. ITF William Stanimir(47)	320,000	320,000	0	**
Kim Obermair(48)	480,000	80,000	400,000	**
Kerry D. Landis(49)	130,000	80,000	50,000	**
Irwin L. Zalcberg(50)	120,000	120,000	0	**
Randal L. Hardy(51)	470,601	80,000	390,601	1.17
Steven A. Osterberg(52)	955,827	130,000	825,827	2.45
Craig Hancey(53)	80,000	80,000	0	**
Kenneth C. Reese(54)	40,000	40,000	0	**
Saif Ahmad Siddiqui(55)	250,000	100,000	150,000	**
George Kardouche(56)	120,000	120,000	0	**
Mediatrix Capital Inc.(57)	200,000	200,000	0	**
Philippe Verstraete(58)	100,000	100,000	0	**
Gary Freeman(59)	200,000	200,000	0	**
Dave Parker Personal Real Estate Corporation(60)	80,000	80,000	0	**
David Winkelhorst(61)	400,000	200,000	200,000	**
Abdul and Samiha Versi(62)	200,000	200,000	0	**
Paul Wilson(63)	128,712	100,000	28,712	**
TOTAL	24,606,637	16,000,000	8,606,637	--

*Less than 1%

(1)

This table is based upon information supplied by the selling stockholders. While the Company believes the information is accurate as of the date hereof, changes in beneficial ownership may have occurred that were not reported to the Company and therefore some of the information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 33,146,952 shares of common stock outstanding on May 26, 2017, adjusted as required by rules promulgated by the SEC.

(2)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(3)

The jurisdiction of the selling shareholder is the United States. Sheldon Gross exercises voting and dispositive power over the shares. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 150,000 shares and 150,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(4)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 660,000 shares and 860,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 660,000 shares and 660,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(5)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 129,000 shares and 115,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 115,000 shares and 115,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(6)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 266,667 shares and 266,667 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(7)

The jurisdiction of the selling shareholder is the United States. Dan Oliver exercises voting and dispositive power over the shares Beneficial ownership includes 390,000 shares and 390,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 240,000 shares and 240,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(8)

The jurisdiction of the selling shareholder is the Canada. Alan Dunn exercises voting and dispositive power over the shares Beneficial ownership includes 110,000 shares and 110,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 110,000 shares and 110,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(9)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 140,000 shares and 140,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 140,000 shares and 140,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(10)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 90,000 shares and 90,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 90,000 shares and 90,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(11)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(12)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(13)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(14)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(15)

The jurisdiction of the selling shareholder is the Mexico. Beneficial ownership includes 660,000 shares and 660,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 260,000 shares and 260,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(16)

The jurisdiction of the selling shareholder is the Switzerland. Beneficial ownership includes 300,000 shares and 300,000 shares acquirable upon exercise of warrants, including 200,000 shares and 200,000 shares acquirable upon exercise of warrants held by Haywood Securities Inc. ITF Julie Lahmani.  The selling shareholder is offering pursuant to this prospectus, 300,000 shares and 300,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(17)

The jurisdiction of the selling shareholder is the United Kingdom. Dr. M. Kalairajah exercises voting and dispositive power over the shares. Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(18)

The jurisdiction of the selling shareholder is the United Kingdom. Beneficial ownership includes 1,200,000 shares and 1,200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 700,000 shares and 700,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(19)

The jurisdiction of the selling shareholder is the United States. Eric Muschinski exercises voting and dispositive power over the shares. Beneficial ownership includes 500,000 shares and 500,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 500,000 shares and 500,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(20)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 145,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(21)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 50,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(22)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(23)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 55,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(24)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 404,400 shares and 320,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 120,000 shares and 120,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(25)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(26)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(27)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 140,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(28)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(29)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 65,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(30)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 241,430 shares and 800,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Matlack is a registered representative of Scarsdale Equities a registered broker-dealer and may be considered an underwriter for purposes of this prospectus offering.

(31)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 165,000 shares and 165,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 90,000 shares and 90,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(32)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 106,667 shares and 106,667 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(33)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 130,000 shares and 130,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 30,000 shares and 30,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(34)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 130,000 shares and 130,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 30,000 shares and 30,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(35)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(36)

The jurisdiction of the selling shareholder is the Canada. Neil Currie, Howard Fitch and Matthew Fleming exercise joint voting and dispositive power over the shares. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(37)

The jurisdiction of the selling shareholder is the British Virgin Islands. Loni Saul exercises voting and dispositive power over the shares Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(38)

The jurisdiction of the selling shareholder is the Nicaragua. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 150,000 shares and 150,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(39)

The jurisdiction of the selling shareholder is the Canada. Maureen MacNeill exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(40)

The jurisdiction of the selling shareholder is the Ecuador. Charles Carlton exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(41)

The jurisdiction of the selling shareholder is the Canada. Jerome J. Rak exercises voting and dispositive power over the shares Beneficial ownership includes 1,210,000 shares and 1,233,333 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 400,000 shares and 400,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(42)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 366,666 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(43)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(44)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(45)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(46)

The jurisdiction of the selling shareholder is the United States. Maureen MacNeill exercises voting and dispositive power over the shares. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(47)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 160,000 shares and 160,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 160,000 shares and 160,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(48)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 240,000 shares and 240,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(49)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 90,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(50)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(51)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 330,601 shares and 140,000 shares acquirable upon exercise of warrants and options.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Hardy is the Chief Financial Officer of the Company.

(52)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 334,160 shares and 621,667 shares acquirable upon exercise of warrants and options.  The selling shareholder is offering pursuant to this prospectus, 65,000 shares and 65,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Osterberg is the Chief Executive Officer and a director to the Company.

(53)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(54)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 20,000 shares and 20,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 20,000 shares and 20,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(55)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 125,000 shares and 125,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(56)

The jurisdiction of the selling shareholder is the United Kingdom. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(57)

The jurisdiction of the selling shareholder is the Bahamas. Michael Stewart exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(58)

The jurisdiction of the selling shareholder is the Belgium. Beneficial ownership includes 50,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(59)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(60)

The jurisdiction of the selling shareholder is the Canada. Dave Parker exercises voting and dispositive power over the shares Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(61)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(62)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(63)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 78,712 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

Transactions with Selling Shareholders

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8 million Units for total gross consideration of $2,000,000, less offering costs.

The Units were offered and sold solely to persons who qualify as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 506(c) under the Securities Act based on documentation and representations provided by the investors to the Company reasonably confirming their status as accredited investors.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those shares from time to time after the date of this prospectus at the discretion of the holders of such shares. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.

The selling shareholders may, at their discretion, sell all, none, or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales;

•

sales pursuant to Rule 144;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

 We will pay all expenses of the registration of the shares, estimated to be approximately $120,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The Company is authorized to issue 200,000,000 (Two-Hundred Million) shares of common stock.  The common stock has a par value of $0.001.  As of May 26, 2017, there were 33,146,952 shares of common issued and outstanding, respectively. Each record holder of  common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Company’s Articles of Incorporation.

Holders of outstanding shares of  common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds. Furthermore, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders of common stock are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of  common stock have no preemptive, conversion or redemptive rights.   All of the issued and outstanding shares of  common stock are, and all un-issued shares when offered and sold will be duly authorized, validly issued, fully paid, and non-assessable.  To the extent that additional shares of  the Company’s common stock are issued, the relative interests of the existing stockholders may be diluted.

Preferred Stock

The total number of shares of preferred stock that the Company has authority to issue is 10,000,000 (Ten Million). The preferred stock has a par value of $0.01. As of May 26, 2017, there were no outstanding preferred shares.  The preferred stock shall be entitled to preference over the common stock with respect to the distributions of assets of the Company in the event of liquidation, dissolution, or winding up of the Company, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs. Shares of preferred stock of the Company may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the board of directors prior to the issuance of any shares thereof.

Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The board of directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Warrants

At December 31, 2016, there were 10,000,006 warrants outstanding with an exercise price of $0.25 per share that expire on May 31, 2019.  Subsequently, as part of our 2017 Offering of Units, we issued 8,000,000 warrants with an exercise price of $0.40 per shares that expire on January 31, 2020.

BUSINESS

General

We were incorporated in the State of Idaho in August 1968 under the name Silver Crystal Mines, Inc., to engage in the business of exploring for precious metal deposits and advancing them toward production.  We ceased exploration activities during the 1990s and became virtually inactive.  In December 2003, a group of investors purchased 80-percent of the issued and outstanding common stock from the then-controlling management team.  In January 2004, we affected a one-for-four reverse split of our issued and outstanding shares of common stock and increased the number of our authorized shares of common stock to 100,000,000 with a par value of $0.001.

In February 2004, our name was changed to Timberline Resources Corporation.  Since the reorganization, we have been in an exploration stage evaluating, acquiring, and exploring mineral prospects with potential for economic deposits of precious and base metals.  A prospect is defined as a mining property, the value of which has not been determined by exploration. In August 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders.

In March 2006, we acquired Timberline Drilling, Inc. (“TDI”), formerly known as Kettle Drilling, as a wholly owned subsidiary.  TDI was formed in 1996 and provides mineral core drilling services to the mining and mineral exploration industries primarily in the western United States.  In September 2011, we announced that we had entered into a non-binding letter of intent to sell TDI to a private company formed by a group of investors, including certain members of the senior management team of TDI.  In November 2011, the sale of TDI was completed for a total value of approximately $15 million.

In July 2007, we closed our purchase of the Butte Highlands Gold Project.  In October 2008, we announced that we had agreed to form a 50/50 joint venture at the Butte Highlands project. In July 2009, we finalized the joint venture agreement with Highland Mining, LLC (“Highland”) to create Butte Highlands JV, LLC (“BHJV”).  Under terms of the joint venture agreement, development began in the summer of 2009, with Highland funding all mine development costs through development. Both Timberline’s and Highland’s 50-percent share of costs were to be paid out of net proceeds from future mine production.  On January 29, 2016, we executed a Member Interest Purchase Agreement (the “Purchase Agreement”) with New Jersey Mining Company pursuant to which we sold all of our 50% interest in BHJV.

In June 2010, we closed our acquisition of Staccato Gold Resources Ltd., a Canadian-based resource company (“Staccato Gold”) that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada.  As a result of this acquisition, we obtained Staccato’s flagship gold exploration project (“Lookout Mountain”), and several other projects at various stages of exploration in the Battle Mountain/Eureka gold trend in north-central Nevada, along with Staccato Gold’s wholly owned U.S. subsidiary, BH Minerals USA, Inc. (“BH Minerals”).

In August 2014, our stockholders approved an increase in the number of authorized shares of common stock from 100,000,000 shares, par value $0.001, to 200,000,000 shares of common stock, par value $0.001.

In August 2014, our stockholders approved a one-for-twelve reverse stock split of the company’s common stock. The one-for-twelve reverse stock split was effective October 31, 2014.  As a result of the reverse stock split, the number of issued and outstanding shares was adjusted and the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted.  Following the effective date of the reverse stock split, the par value of the common stock remained at $0.001 per share. Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.

In August 2014, we closed our acquisition of Wolfpack Gold (Nevada) Corp. (“Wolfpack US”), a U.S. company and a wholly-owned subsidiary of Wolfpack Gold Corp. a Canadian-based resource company (“Wolfpack Gold”), that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada.  As a result of this acquisition, we obtained cash and several projects at various stages of exploration in the gold trends in Nevada.

On March 12, 2015 (the “Effective Date”), we entered into a property option agreement (“Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which closed on March 31, 2015.  Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Agreement, we had the right to exercise the Option at any time through September 12, 2017, unless sooner terminated (“Option Period”).  In October 2016, the Agreement was amended in order to extend the option exercise period until March 31, 2019.  Amended terms include interim payments due in March 2017 and March 2018, a commitment to undertake cumulative project expenditures of a minimum of $7.5 million by December 31, 2018, and the elimination of Timberline’s purchase option of the royalty retained by Gunpoint.

On September 13, 2015, we signed a non-binding Letter Agreement ("Letter Agreement") with Waterton Precious Metals Fund II Cayman, LP (together with its subsidiaries and affiliated and associated entities, "Waterton").  Waterton offered to acquire all of the issued and outstanding shares of our common stock for cash consideration of US$0.58 per share (the "Transaction").  In connection with the Transaction, Waterton subscribed for 1,331,861 common shares of Timberline on a private placement basis at a price of $0.375 per share for total proceeds of $499,448.  The private placement was not contingent on completion of the Transaction, and Waterton reserved the right to maintain its pro rata ownership position in us in the event the Transaction was not completed.

On December 3, 2015, we announced that the exclusivity period granted to Waterton under the Letter Agreement had expired, and while Waterton was continuing certain due diligence activities, the Transaction as previously proposed had been withdrawn by Waterton.  We continued to review strategic alternatives, and discussions between us and various parties, including Waterton, continued, but no strategic alternatives are the subject of material discussions as of the date of this Annual Report on Form 10-K.

On December 21, 2015, the Board of Directors of the Company received a letter of resignation from Mr. Kiran Patankar, pursuant to which Mr. Patankar resigned as Chief Executive Officer and President of the Company effective January 20, 2016. Mr. Patankar claimed in his letter to the Board that his resignation was for “good reason” as set forth in Mr. Patankar’s employment agreement dated August 28, 2015.  As such, Mr. Patankar would be owed severance payments by the Company as set forth in the agreement.  The Company’s Board disagrees with Mr. Patankar’s characterization of the resignation.  On January 19, 2016, the Board dismissed effective immediately Mr. Kiran Patankar as President and Chief Executive Officer of the Company.

Effective January 19, 2016, the Board of Directors of the Company accepted the resignation of Mr. Randal Hardy as Chief Financial Officer of the Company. Effective January 19, 2016, the Board of Directors of the Company appointed Mr. Steven A. Osterberg to serve as the Company’s President and Chief Executive Officer and a director of the Company.

On May 26, 2016, the Company entered into three loan and securities purchase agreements (collectively, the “Loan Agreements”) whereby the Company agreed to issue certain unsecured promissory notes (collectively, the “Notes”) in the aggregate amount of $57,200. One Note was issued in favor of Steven Osterberg (the “Osterberg Note”), the Company’s President & Chief Executive Officer, one Note in favor of  Robert Martinez (the “Martinez Note”), a member of the Company’s Board of Directors, and one Note in favor of Randal Hardy (the “Hardy Note”), an advisor to the Company.  The Osterberg Note had an original principal amount of $22,000, the Martinez Note had an original principal amount of $13,200 and the Hardy Note had an original principal amount of $22,000.  Each Note did not bear interest but was subject to an original issue discount equal to 9.1% of the principal amount of such Note.  Each Note was unsecured, and matured on May 31, 2016.  A total amount of $57,200 was re-paid to the note holders, including financing fees of $5,200 as consideration for providing the loans.  The issuance of the Notes was approved by a majority of the disinterested members of the Company’s Board of Directors on May 20, 2016.

On April 26, 2016, Mr. William M. Sheriff resigned from the Company’s Board of Directors effective immediately.  Mr. Sheriff indicated that his resignation was due to the significant demands on his time from his other obligations.  He expressed confidence in Timberline’s leadership and projects, and he further indicated that he intends to remain a large shareholder of Timberline.   Mr. Leigh Freeman was appointed to succeed Mr. Sheriff as the Chairman of Timberline’s Board of Directors.

On July 6, 2016, the Company’s Board of Directors appointed Giulio T. Bonifacio and Paul H. Zink as directors of the Company, effective July 6, 2016.

On September 8, 2016, the Company’s Board of Directors appointed Mr. Randal L. Hardy as the Company’s Chief Financial Officer and Corporate Secretary.

On October 19, 2016, we amended our property option agreement (the “Amended Agreement”) in which Gunpoint Exploration Ltd. (“Gunpoint”) had granted us an exclusive and irrevocable option (the “Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Amended Agreement, we have the right to exercise the Option to purchase the Project through March 31, 2019, subject to certain interim payments and cumulative project expenditures.  On March 31, 2017, we paid a $1 million cash payment to American Gold Capital US Inc. (“AGC”), a wholly owned subsidiary of Gunpoint, in satisfaction of the cash option payment due on March 31, 2017 pursuant to the Amended Agreement.  On April 13, 2017, upon approval by the TSX Venture Exchange, we issued one million shares of our common stock to AGC in satisfaction of the share payment due on March 31, 2017, pursuant to the Amended Agreement.

On January 6, 2017, we entered into an employment offer letter with our Chief Financial Officer, Randal Hardy.  Pursuant to the terms of the offer letter, Mr. Hardy became an employee of the Company on December 16, 2016 with a deemed employment start date of August 27, 2007, due to Mr. Hardy’s continual role with the Company as a former employee and consultant. Mr. Hardy will continue to serve as Chief Financial Officer and Corporate Secretary of the Company.

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8 million Units for total gross consideration of $2,000,000, less offering costs

Overview of Our Mineral Exploration Business

We are a mineral exploration business and, if and when we establish mineral reserves, a development company.  Mineral exploration is essentially a research activity that does not produce a product.  Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies.  We acquire properties which we believe have potential to host economic concentrations of minerals, particularly gold and silver.  These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims or private property owned by others.  An unpatented mining claim is an interest that can be acquired to the mineral rights on open lands of the federally owned public domain.  Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management (the Federal agency that administers America’s public lands), and grant the holder of the claim a possessory interest in the mineral rights, subject to the paramount title of the United States.

We will perform basic geological work to identify specific drill targets on the properties, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation).  We may enter into joint venture agreements with other companies to fund further exploration and/or development work.  It is our plan to focus on assembling a high quality group of gold and silver exploration prospects using the experience and contacts of the management group.  By such prospects, we mean properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization.  Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results.  Accordingly, such acquired projects will either have some prior exploration history or will have strong similarity to a recognized geologic ore deposit model.  We will place geographic emphasis on the western United States and Nevada in particular.

The focus of our activity has been to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential.  Properties have been acquired through the location of unpatented mining claims (which allow the claimholder the right to mine the minerals without holding title to the property), or by negotiating lease/option agreements.  Our President and CEO, Steven Osterberg, and our CFO, Randal Hardy, as well as our Directors, have experience in evaluating, staking and filing unpatented mining claims, and in negotiating and preparing mineral lease agreements in connection with those mining claims.

The geologic potential and ore deposit models have been defined and specific drill targets identified on the majority of our properties.  Our property evaluation process involves using basic geologic fieldwork to perform an initial evaluation of a property.  If the evaluation is positive, we seek to acquire it, either by staking unpatented mining claims on open public domain, or by leasing the property from the owner of private property or the owner of unpatented claims.  Once acquired, we then typically make a more detailed evaluation of the property.  This detailed evaluation involves expenditures for exploration work which may include rock and soil sampling, geologic mapping, geophysics, trenching, drilling, or other means to determine if economic mineralization is present on the property.

Portions of our mineral properties at September 30, 2016 are owned by third parties and leased to us, as outlined in the following table.

Property Name	Third Party	Number of Claims	Area	Agreements/ Royalties

Talapoosa (Gunpoint Option Agreement)	Sierra Denali Minerals Inc.	26	~ 520 acres	5% NSR; Minimum Annual Payment of $35,000 and $40,000 deferred annually to be paid from proceeds from production
Talapoosa (Gunpoint Option Agreement)	Sario Livestock Company	Section 27, 29, & 33	1,920 acres	4.5% NSR; $30,000 annual Advance Minimum Royalty Payment; Option to acquire 100% of the property for $1 million per Section
Talapoosa (Gunpoint Option Agreement)	Sario Livestock Company	Section 35	640 acres	4.5% NSR; $9,600 annual Advance Minimum Royalty Payment; Option to acquire 100% of the property for $1 million
Talapoosa (Gunpoint Option Agreement)	Nevada Bighorns Unlimited Foundation	Fee Land	1,280 acres

2% NSR if gold price is $1,000/oz. or less, or 3% NSR if gold price is greater than $1,000/oz.;  Minimum Annual Payment of $12,800 increasing every 5 years; Option to acquire 100% of the property for $1 million

New York Canyon (Eureka)	Smith Family	2	17 acres	3% to 5% NSR; Advance royalty payments of $15,000 annually.
Hoosac (Eureka)	Silver International	10	207 acres	1% NSR; Advance royalty payments, $10,000 annually; Option to purchase property during lease term for $2,000,000.
Lookout Mountain (Eureka)	Rocky Canyon Mining Company	373	6,368 acres	3.5% NSR + 1.5% NSR capped at $1.5 million (excludes Trevor and Dave claims); 20-year lease term commencing June 1, 2008; annual advanced royalty payment of $72,000.

All of the leases are contracts with varied terms which provide for us to earn an interest in the property.  For additional information see “Item 2 - Description of Property” below.

Our strategy with properties deemed to be of higher risk or those that would require very large exploration expenditures is to present them to larger companies for joint venture.  Our joint venture strategy is intended to maximize the abilities and skills of the management group, conserve capital, and provide superior leverage for investors.  If we present a property to a major company and they are not interested, we will continue to seek an interested partner.

For our prospects where drilling costs are reasonable and the likelihood of success seems favorable, we will undertake our own drilling. The target depths, the tenor of mineralization on the surface, and the general geology of the area are all factors that determine the risk as calculated by us in conducting a drilling operation.  Mineral exploration is a research and development activity and is, by definition, a high risk business that relies on numerous untested assumptions and variables.  Accordingly, we make our decisions on a project-by-project basis.   We do not have any steadfast formula that we apply in determining the reasonableness of drilling costs in comparison to the likelihood of success, i.e., in determining whether the probability of success seems “favorable.”

Our Competition

The mineral exploration industry is intensely competitive in all phases.  In our mineral exploration activities, we will compete with many companies possessing greater financial resources and technical facilities than we do for the acquisition of mineral concessions, claims, leases, and other mineral interests as well as for the recruitment and retention of qualified employees, including mining engineers, geologists, and other skilled mining professionals.  We use consultants and compete with other mining companies for the man hours of consulting time required to complete our studies. We also compete with other mining companies for exploration and development equipment and services. We must overcome significant barriers to enter into the business of mineral exploration as a result of our limited operating history.

We cannot assure you that we will be able to compete in any of our business areas effectively with current or future competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition, and operating results.

Our Offices and Other Facilities

We currently maintain our administrative office at 101 East Lakeside Ave., Coeur d’Alene, ID 83814.  The telephone number is (866) 513-4859 (toll free) or (208) 664-4859.  We also maintain field offices and warehouse space at 55 Freeport Blvd, Sparks, NV  89431 and 901 S. Main Street, Eureka, NV  89316.

Our Employees

We are an exploration company and currently have 1 full-time employee and 1 full-time consultant.  Management expects to hire staff and additional management as necessary for implementation of our business plan.

Regulation

The exploration and mining industries operate in a legal environment that requires permits to conduct virtually all operations. These permits are required by local, state, and federal government agencies.  Federal agencies that may be involved include: The U.S. Forest Service (USFS), Bureau of Land Management (BLM), Environmental Protection Agency (EPA), National Institute for Occupational Safety and Health (NIOSH), the Mine Safety and Health Administration (MSHA), and the Fish and Wildlife Service (FWS). Individual states also have various environmental regulatory bodies, such as Departments of Ecology.  Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, a mine operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration, or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically re-evaluated at that time.  For a more detailed discussion of governmental and environmental regulatory requirements applicable to our mineral exploration business see the section titled “Description of Properties - Overview of Regulatory, Economic and Environmental Issues” below.

Reclamation

We generally are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

The Commodities Market

The prices of gold and silver have fluctuated during the last several years, with the prices of gold and silver falling to their lowest levels in the past several years in 2015 before rebounding in 2016.  In 2014, gold traded between approximately $1,142 and $1,385; and in 2015, gold traded between approximately $1,050 and $1,296. In 2016, gold traded between approximately $1,060 and $1,366.  The price of gold was $1,159 on December 13, 2016.  All of these gold prices are based on the London PM Fix Price per troy ounce of gold in U.S. dollars.

In 2014, the price of silver ranged from approximately $15.28 to $22.05 per ounce; and in 2015, silver traded between approximately $13.71 and $18.23.  The price of silver was $17.01 on December 13, 2016.  All of these silver prices are based on the London Fix Price per troy ounce of silver in U.S. dollars.

Seasonality

Seasonality in Nevada is not a material factor to our operations. Certain surface exploration work may need to be conducted when there is no snow on the ground, but it is not a material issue.

DESCRIPTION OF PROPERTY

Summary of Timberline’s Mineral Exploration Prospects

We have acquired mineral prospects for exploration in Nevada mainly for target commodities of gold and silver. The prospects are held by both patented and unpatented mining claims owned directly by us or through legal agreements conveying exploration and development rights to us. Most of our prospects have had a prior exploration history, and this is typical in the mineral exploration industry. Most mineral prospects go through several rounds of exploration before an economic ore body is discovered, and prior work often eliminates targets or points to new ones. Also, prior operators may have explored under a completely different commodity price structure or technological regime. Mineralization which was uneconomic in the past may be ore grade at current market prices when extracted and processed with modern technology.

Nevada Gold Properties

Talapoosa Project

In March, 2015, Timberline completed a Definitive Agreement (“Agreement”) with Gunpoint Exploration Ltd., Gunpoint Exploration US Ltd., and American Gold Capital US Inc. (collectively “Gunpoint”) to acquire an option to purchase Gunpoint’s 100% owned Talapoosa property (the “Property”) for a period of thirty months from the effective date of the Agreement. During the option period, the Agreement granted Timberline the exclusive and irrevocable option to purchase all of Gunpoint’s interest in the Property. In consideration thereof, Timberline agreed to pay Gunpoint $300,000 in cash and to issue 2,000,000 shares of Timberline’s common stock, to be vested in 500,000 share increments at 6 months, 12 months, 18 months, and 24 months from the effective date of the closing of the option acquisition transaction. In addition, during the thirty-month option period, Timberline assumed responsibility for the payment of all property holding costs.

The Agreement included a provision that within 90 days of exercise of the option granted in the Agreement, Timberline agreed to pay Gunpoint $10,000,000 in cash as consideration for purchase of the Property. In addition, Gunpoint’s parent company will retain a 1% NSR on the mineral production from the Property, subject to a purchase option by Timberline which purchase option was later eliminated pursuant to an Amendment Agreement as described below.

Pursuant to the Agreement, Timberline also agreed to provide contingent consideration to Gunpoint’s parent company based on the future price of gold. For a period of five (5) years following the exercise of the option, should the daily price of gold (as determined by the London PM Fix) be fixed at U.S. $1,600 per ounce or greater for a period of ninety (90) consecutive trading days (“Trigger Event”), Timberline would pay Gunpoint’s parent company an additional payment of $10,000,000, comprised of cash and potentially, at Timberline’s discretion, shares of Timberline’s common stock within 90 days of the date that the Trigger Event is deemed to have occurred.

On October 19, 2016, we amended the terms of the Agreement (the “Amended Agreement”) with Gunpoint. The Amended Agreement still grants us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in the Property in western Nevada. Pursuant to the Amended Agreement, we have the right to exercise the Option through March 31, 2019 (“Amended Option Period”), subject to certain interim payments and cumulative project expenditures.

Pursuant to the Amended Agreement, during the Amended Option Period we are required to make the following expenditures and stock issuances:

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Payment of $1 million and issuance of one million common shares of the Company by March 31, 2017 (completed);

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Payment of $2 million and issuance of one million common shares of the Company by March 31, 2018;

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Cumulative project expenditures of a minimum of $7.5 million by December 31, 2018;

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Final payment of $8 million and issuance of one and a half million common shares of the Company by March 31, 2019.

Upon the date that Gunpoint receives the required payments and stock issuances (the “Closing Date”), we will have acquired a 100% interest in the Project. The Amended Agreement also included the elimination of Timberline’s $3 million purchase option of the 1% net smelter return royalty to be retained by Gunpoint upon Timberline’s acquisition of Talapoosa.

Pursuant to the Amended Agreement, for a period of five years following the Closing Date (“Contingent Payment Period”), should the daily price of gold (as determined by the London PM Fix) average greater than or equal to $1,600 per ounce over any 90-day period (“Amended Trigger Event”), we will pay Gunpoint an additional payment of $10 million (the “Contingent Payment”), of which a minimum of $5 million will be payable within six months of the Amended Trigger Event and the remaining $5 million payable within twelve months of the Amended Trigger Event. The Contingent Payment is payable with 50% in cash and 50% in common shares of the Company, at our sole discretion.

The Talapoosa property has no known reserves, as defined under Guide 7, and the proposed program for the property is exploratory in nature.

Property Description

The Property is located in the Talapoosa mining district in northwestern Nevada. The district lies in Lyon County about 28 miles in a straight line east of Reno, Nevada, straddling the boundary between T18N and T19N, R24E, Mount Diablo Base and Meridian. Talapoosa lies on the eastern and southeastern flanks of the Virginia Range, one of the ranges of the Basin and Range Province.

The area containing mineralized material at Talapoosa is centered immediately south of a cluster of old mine workings in the SE/4 Section 3, T18N, R24E.

Claims and Leases

American Gold Capital US Inc. (“American Gold”) is a corporation incorporated under the laws of Nevada, is a wholly owned subsidiary of Gunpoint Exploration Ltd, and is the registered claim holder. All mining claims and mineral leases are in good standing, and all taxes haves been paid in full. The option agreement covers approximately 14,870 acres of land comprising a combination of US Bureau of Land Management (“BLM”) claims, fee lands, and water rights.

American Gold is the underlying owner of 509 unpatented mining claims at Talapoosa. In addition, through a lease with Sierra Denali Minerals Inc. (Sierra Denali Minerals), American Gold leases 26 unpatented lode claims. American Gold also owns fee land located in the project area. American Gold also leases property from the Sario Livestock Company and from Nevada Bighorn Unlimited. The claims, leased fee land, and fee land owned by American Gold are contiguous.

American Gold is the registered, legal and beneficial owner or lessee of the Talapoosa Claims free and clear of any encumbrances, agreements, adverse claims, royalties, profit interests or other payments in the nature of a royalty, recorded or unrecorded. However, the unpatented mining claims are located on land controlled by the US Department of the Interior Bureau of Land Management (BLM), which required annual mining claim maintenance fees to be timely paid by August 31, 2016 and a notice to hold mining claims to be timely recorded in the Official Records of the Lyons County Recorder’s Office by October 31, 2016.

American Gold owns 509 unpatented mining claims at Talapoosa located in Sections 2, 3, 4, 5, 8, 9, 10, 11, and 14 of T18N, R24E and Section 6 of T18N, R25E and Sections 20, 22, 26, 28, 32, 34, and 36, T19N, R24E, Mount Diablo Base and Meridian of which two are located on the resource area. In addition, through a lease with Sierra Denali Minerals Inc. (Sierra Denali Minerals) described below, American Gold leases 26 unpatented lode claims in Sections 2, 3, and 11, T18N, R24E and Section 34, T19N, R24E, of which nine are located on the resource area.

American Gold also owns fee land consisting of the N/2 Section 3 and the N/2 S/2 Section 3, T18N, R24E, excluding certain public lands within this section, which is located on the resource area. The annual property taxes haves been timely paid to Lyon County Treasurers Office and are considered current.

American Gold leases Sections 27 (excepting a 50 ft.-wide road easement), 29, 33, and 35, T19N, R24E from the Sario Livestock Company. The lease entitles the lessor to a 4.5% net smelter return (“NSR”) royalty that may be eliminated by payment of $1 million per section. American Gold also leases Sections 21 and 23, T19N, R24E from Nevada Bighorn Unlimited. These leases carry a 2% NSR if the gold price is less than $1,000/oz. and a 3% NSR if the gold price is greater than $1,000/oz. The NSR may be eliminated by a payment of $500,000 per section to the lessor. American Gold’s leases are not located on the resource area.

The claims, leased fee land, and fee land owned by American Gold are contiguous.

Talapoosa Mining, Inc. leased 26 unpatented mining claims from the estates of Alexander von Hafften and Sebelle Harden von Hafften in a lease originally dated July 14, 1990, and amended on August 25, 1998. These claims are now owned by Sierra Denali Minerals and leased by American Gold. Based on the 1998 amendment, the annual minimum payment was $75,000; however, until payment of a production royalty begins, the minimum annual payment due was $25,000 with the difference to be considered a deferred payment until commencement of production royalty payments. As described by Devenyns (2007), “beginning in the first lease year following the commencement of production royalty payments from the Project, the deferred payments would be paid at the rate of $75,000 per year from proceeds of products mined from the entirety of the Project until the total of the deferred amounts was paid. Payments of the deferred amounts were in addition to the minimum payments.” As of July 14, 2016, including the deferral of $40,000 of that year’s minimum annual payment, the current total deferral amount is $840,000. Annual mining lease payments have been timely made, and the mining lease is considered to be in good standing.

The owners will receive a 5% NSR production royalty with credit for one-half of the annual payment. The original term of the lease was for 10 years with the opportunity to extend it for two additional five-year periods. A second amendment of mining lease was entered into effect July 13, 2010 which contained the following terms:

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The parties to the lease are now Sierra Denali Minerals and American Gold.

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The lease term is extended by 10 years from July 14, 2010 and may be extended for two additional five year periods, provided the Project has commenced production and continues to pay production royalty and deferred payments.

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The owner was paid $10,000 for signing the extension of the lease and $25,000 for the payment due July 14, 2010 with $50,000 being credited to the deferred payment balance.

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Beginning with the payment due July 14, 2011 and thereafter, the minimum payment of $35,000 per year with $40,000 per year being considered a deferred payment.

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Acknowledgement that through July 14, 2010, the deferred payment balance is $635,000, which has since been re-calculated to be $840,000 through July 14, 2016.

Accessibility, Physiography, Climate, Infrastructure

Year-round access to the Talapoosa district from Reno is via Interstate 80, east approximately 30 miles to Fernley, then south on US Alternate 95 for 13 miles to Silver Springs. The property sits immediately northwest of Silver Springs and may be accessed by traveling county and local gravel roads along two route options for approximately 4 miles to the approximate center of the district and the area of the Talapoosa mineralized material. Access to the Property is available year round.

Talapoosa lies on the eastern and southeastern flanks of the Virginia Range with elevations ranging from 4,400 ft. at the valley floor to 6,500 ft. on the higher surrounding hills, with an elevation of approximately 5,300 to 5,500 ft. at the Talapoosa project site.

The region of the Talapoosa project is characterized as a high-desert environment with sparse vegetation, situated in the rain shadow of the Sierra Nevada to the west. The climate at Talapoosa is moderate and conducive to 12-month exploration or mining operations. Summers are hot and dry with temperatures commonly reaching or exceeding 90°F with the average around 78°F. Winter weather is moderate with highs of 45ºF and lows around 20°F with an average of 32°F. Annual precipitation is estimated to be approximately 13.4 in., of which snowfall accounts for about one-third and rarely remains on the ground longer than a few days. Annual evaporation rates are estimated to be about 50 in. per year.

The Talapoosa project is located approximately 45 miles in road distance from Reno, whose metropolitan area has a population of approximately 225,000, and 30 miles in road distance from Nevada’s capital, Carson City, with a population of approximately 55,000. The Reno / Sparks area is the closest major metropolitan area. Other population centers that are in the vicinity of the project are as follows:

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Silver Springs – Located approximately 4 miles southeast of the Project with a population of approximately 5,000.

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Fernley – Located approximately 18 miles northeast of the Project with a population of approximately 19,000.

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Yerington – Located approximately 30 miles south of the Project with a population of approximately 3,000.

All centers provide excellent sources of skilled and unskilled labor, professionals, and most services needed for a mining operation.

Reno has an international airport with numerous regional flight schedules daily. Silver Springs has a regional airport with a single 7,200 ft. military grade landing strip. A light-duty commercial power line passes through the Project running from the southern end of the Talapoosa property. Upgrades to the electric infrastructure will be required to advance the Project. It is anticipated that a new power line will be constructed along the same alignment as the existing power line and will be extended approximately 2.5 miles to the plant area. A natural gas pipeline passes approximately 2 miles nearby the property and crosses one of the two access routes and offers an alternative power supply opportunity for the project.

Water supply for the project is expected to be leased from groundwater owners in the Silver Springs valley. Previous engineering studies have identified suitable areas for plant and ancillary facilities and also heap-leach pad and waste disposal.

Geology

The Talapoosa project lies in the western Basin and Range Province, a structural province of generally north-trending mountain ranges and intervening valleys formed by regional extension during Tertiary time. The Sierra Nevada on the California-Nevada border forms the western margin of the province. The eastern slope of the Sierra Nevada is cut by major north-trending normal faults that form north-trending mountain ranges (Moore 1969). The Virginia Range, on whose east flank the Talapoosa project is located, along with the Pine Nut Mountains, Wellington Hills, and Sweetwater Range to the south, forms one of four master fault-block ranges of this type that can be considered north-trending spurs of the Sierra Nevada.

The rocks of the Sierra Nevada in this region are predominantly granitic intrusions of the Mesozoic Sierra Nevada batholith. Older Mesozoic metavolcanic and metasedimentary rocks, thought to be predominantly Late Triassic and Early Jurassic based on fossil evidence (Moore 1969), are preserved as roof pendants and septa within the batholithic intrusions.

Miocene and younger volcanic rocks overlie the Mesozoic intrusions in this part of western Nevada. Late Miocene rhyolitic tuffs with some interbedded rhyolitic lava and vesicular basalt form the base of the volcanic sequence, overlain by Miocene-Pliocene, predominantly dacitic and andesitic volcanic and related intrusive rocks with interbedded sedimentary rocks. Interbedded with and overlying the intermediate volcanic rocks throughout this region are Pliocene sedimentary rocks that were deposited by lakes and streams in isolated basins adjacent to topographic highs. Late Pliocene to Pleistocene sedimentary rocks that were deposited by lakes and streams in isolated basins adjacent to topographic highs. Late Pliocene to Pleistocene basaltic rocks, primarily lava flows, are widespread throughout the region, and represent the youngest episode of volcanism and are post-mineralization.

Cenozoic faulting, tilting and warping associated with regional extension that resulted in the Basin and Range Province are the most recent and conspicuous structural features of the region. While the extension is manifested by a predominantly north-trending structural grain with normal faulting, in this part of western Nevada there is also the northwest-trending Walker Lane trend with oblique and strike-slip faulting and Cenozoic mineralization.

The Talapoosa project, situated within the Virginia Range, is composed of a thick sequence of Miocene-Pliocene volcanic and sedimentary rocks that overlie Mesozoic metamorphic and granite found throughout the Sierra Nevada.

The Pyramid Sequence is the base of the geological package on the Talapoosa project. It is a sequence of vesicular basalt, felsic ash-flow tuffs and hydrothermal eruption breccias associated with epithermal mineralization along the Appaloosa structure.

The Kate Peak Formation hosts all of the known mineralization in the district and overlays the Pyramid Sequence. The Kate Peak Formation consists of dacitic tuff, tuff breccia, flows, lava dome carapace debris, and post-volcanic dacite porphyry sills or dykes. The base of the formation is marked by a group of clastic sedimentary rocks that include basal volcanic conglomerate, overlain by thinly bedded shale and sandstone. The unit is estimated to be approximately 1,000 ft. thick at the Talapoosa project. The formation is divided into an andesite lower member and a dacite upper member. The presence of a porous tuffaceous unit, which was silicified and then repeatedly cracked and mineralized, is referred to as the Crystal-Poor Welded Tuff. The Kate Peak Formation is described as being separated from the underlying Pyramid Sequence by the Talapoosa Fault.

The Pliocene-aged Coal Creek (Canyon) Formation unconformably overlays the Kate Peak formation. It is described as a mixture of sand, silt, and clay derived from pyroclastic volcanic rocks. It is no more than a few tens of feet thick at the Talapoosa project. The Lousetown Formation, a basaltic unit ranging from a few feet thick to as much as 300 ft. in thickness, unconformably overlays the Coal Creek Formation. The unit is a vesicular olivine basalt or pyroxene andesite with flows capping the hills surrounding the Talapoosa project.

Mineralization

The mineralization was divided into the following domains, separated by north-northwest fault, for the purpose of resource modeling.

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Bear Creek Hanging-Wall Vein System/Domain, bounded by Ripper Fault to south and Cabin Fault to north. The Hanging-Wall vein is comprised predominantly of massive white sulphide-poor silica with typical low-sulfidation epithermal textures, including recrystallization, coliform and crustiform banding, adularia bands, amethyst, etc.

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Bear Creek Footwall Vein System/Domain, bounded by Cabin Fault to south and Talapoosa (South) Fault to the north. The Footwall vein is more sulphiderich, associated with a number of gangue phases including red hematitic silica, chlorite and minor white to clear silica.

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Main Zone Vein System/Domain bounded by Talapoosa (South) Fault to the south and Opal/Dyke Fault to the north.

The mineralization at both Dyke Adit and East Hill shows similarities in appearance and texture to that of the Hanging-Wall Zone at Bear Creek.

The modeling of veins and their bounding faults indicates that the general trend of all mineralization is around 115°, with two prominent dip angles:

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Steeply-dipping veins at approximately 70° south, for the Hanging-Wall and Footwall Zones at Bear Creek and for the eastern-most portion of the Main Zone.

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Shallowly-dipping veins, at approximately 20 to 40° south for the Dyke Adit, northwest part of the Main Zone (north) and the East Hill Vein. At least in the Main Zone, the flattening of vein dip could be the result of dilatational zones developed between the Talapoosa and Dyke Faults. In the case of the Dyke Adit and East Hill veins the attitude of the veining appears to parallel that of the contact between the hornblende andesite porphyry and the adjacent unit.

Historic Exploration

Exploration of the Talapoosa project dates back to 1863 with the discovery of silver mineralization on the Talapoosa project by prospectors working outwards from the Comstock Lode area. Modern era exploration began in the 1950’s with Great Basin Exploration and extended periodically through the 1990’s by several companies including: Duval Corporation, Homestake Mining Company, Superior Oil Company, Bear Creek Mining, Athena Gold, Placer Dome, Pegasus Gold, and Miramar Mining.

A total of 586 drill holes were completed between 1977 and 1999 along with multiple estimations of mineralized material and geologic and engineering studies. Historic estimates of mineralized material at Talapoosa consist of 42.5 million tons of in-place bulk tonnage with an average grade of 0.03 ounces of gold per ton and 0.37 ounces of silver per ton. The Talapoosa project was fully permitted by Miramar Mining Corporation with the BLM and the State of Nevada in 1996, but remained undeveloped due to low prevailing metal prices.

In the 2000’s, Cascade Metal US, Inc. purchased the property and, under the new name of American Gold, was acquired by Chesapeake Gold Corp. in 2007. In 2010, Christopher James Gold Corporation acquired the Talapoosa project from American Gold and operated exploration under the name of Gunpoint, from whom Timberline optioned the property in March, 2015.

Recent Exploration

Since acquisition in 2010 until the option agreement with Timberline in March, 2015, Gunpoint completed geologic studies, mapping, drilling of 15,226 feet of diamond drill core in 2011, and follow-up metallurgical studies. In addition, in 2012, Gunpoint commissioned Tetra Tech, Inc. (“Tetra Tech”) to complete a National Instrument (“NI”) 43-101 resource study which was entitled Technical Report and Resource Estimate on the Talapoosa Project, Nevada. The Technical Report was prepared by Tetra Tech of Toronto, Ontario under the supervision of Todd McCracken, who is a qualified person under NI 43-101.

The deposit is open on strike, and we believe potential exists to expand the quantity of mineralized material with additional exploration. The acquisition includes the 4 mile-long Appaloosa zone located one mile to the north of and parallel to the Talapoosa mineralized area. The Appaloosa zone crops out as epithermal-type sinter and breccia with vein fragments and is untested but for six historic, shallow drill holes.

Upon completion of the Option to Purchase Agreement for the property from Gunpoint, in March, 2015, we completed an NI 43-101 compliant Technical Report entitled “Technical Report and Resource Estimate on the Talapoosa Project, Nevada,” dated March 24, 2015 (the “Talapoosa Technical Report”) substantiating the mineralization for the Talapoosa project. Upon completion of the Talapoosa Technical Report, we initiated an NI 43-101 Preliminary Economic Assessment (“PEA”) on the property. Results of the PEA were released on April 27, 2015 and reported positive results on a potential open pit mine with heap-leach processing and Merrill Crowe recovery of gold and silver. To support the PEA, we completed due diligence reviews on the gold and silver mineralization; historic studies including metallurgy, geotechnical pit wall stability, hydrology, geochemistry, mining methods, and facility siting for the previously proposed operation.

During the difficult commodities environment of fiscal 2016, no drilling activities were completed on the Talapoosa Project. However, in July 2016, Timberline did initiate a review of metallurgical data and a follow-up test program. The program included re-sampling of four metallurgical composite samples originally tested by Gunpoint Exploration in 2015. The samples have been crushed using High Pressure Grinding Roll (HPGR) technology, tested for enhanced permeability and geotechnical strength of agglomerates, and will selectively be subjected to column leach testing. As of the date of this Annual Report, test results have not been finalized.

Subject to available capital, work plans include drilling to provide additional composite core samples for advanced metallurgical testing to optimize gold and silver recovery and drill testing to expand the resource into high priority areas that have had limited drilling. These areas include Dyke Adit North and East Hill. This work has a prospective budget of approximately $4 million, subject to the availability of capital. This work is expected to increase our level of confidence for certain parts of the mineralized zone, support initiation of studies to update historic permits to current standards, and lay the foundation for future completion of a Feasibility Study (“FS”) on the Talapoosa project. For further details on the exploration budget for the Talapoosa Property, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Mineral Exploration – Exploration Plans and Budget.”

Cautionary Note to U.S. Investors: The Talapoosa Technical Report and PEA use the terms "mineral resource", "measured mineral resource", "indicated mineral resource", and "inferred mineral resource." We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. See “Cautionary Note to U.S.

Investors Regarding Mineral Reserve and Resource Estimates” above.

There are no proven and probable reserves as defined under Guide 7 at Talapoosa, and our activities there remain exploratory in nature.

Eureka (Battle Mountain/Eureka Trend)

We acquired the Eureka property as part of our acquisition of Staccato Gold Resources Ltd. (“Staccato Gold”) and its wholly owned subsidiary, BH Minerals USA, Inc. (“BH Minerals”), in June 2010. Eureka comprises an area of approximately 16,000 acres. The property’s northern boundary is located approximately 1 mile south of the town of Eureka, Nevada, in the Eureka Mining district within the Battle Mountain – Eureka Mineral Trend, also referred to as the Cortez Trend.

The Eureka property has no known reserves, as defined under Guide 7, and the proposed program for the property is exploratory in nature.

Property Description

The Eureka property is located in the southern part of the Eureka mining district of Eureka County, Nevada, within T19N, R53E and unsurveyed T17N and T18N, and R53E at the southern end of the Cortez Trend (Battle Mountain/Eureka Trend). The Eureka property is also within the bounds of the United States Geological Survey (“USGS”) 1:24,000 scale 7.5 minute topographic series maps of the Pinto Summit and Spring Valley Summit quadrangles.

Explanation
Cities and Towns
Eureka
Active Exploration
High Priority
Secondary
Existing Open Pits
Claim block
Township Boundaries
Archimedes (Ruby Hill)
Town of Eureka
New York Canyon
Claim Block
Windfall
Secret Canyon/Oswego
Hamburg Ridge
Lookout Mtn.
N
Feet
10,000
0
10,000
Winnemucca
Elko
Reno
Eureka
Ely
Las Vegas
Explanation
Major Deposits
Major Cities
Mineral Trends
Major Freeways
Miles
0
100
200
300
BH MINERALS US INC.
A wholly owned subsidiary of Timberline Resources Company
South Eureka Project Location
Date: September 30, 2011
Scale: 1:150,000

All unpatented mining claims on the Eureka property have been located under the General Mining Laws of the United States on US Bureau of Land Management (“BLM”) managed lands.

We pay federal and county claim maintenance fees on the Eureka property. The federal claim fees are due to the BLM by September 1 of each year, and the remainder is due to Eureka County by November 1 of each year. The following table summarizes the claims and royalties for the Eureka property:

Eureka Property Claim and Royalty Summary

Property Name & Agreements/Royalties	Type of Claim	Number of Claims	Area
Lookout Mountain Mining lease and agreement dated August 22, 2003, and amended on June 1, 2008, between Timberline and Rocky Canyon Mining Company; 3.5% Net Smelter Return (NSR) royalty + 1.5% NSR royalty capped at $1.5 million (excludes Trevor and Dave claims); 20 year lease term commencing June 1, 2008; annual advanced royalty payment of $72,000.	Unpatented	373	6,368 acres
Trail Timberline holds title	Unpatented	30	620 acres
South Ratto Timberline holds title; 4% NSR	Unpatented	108	1,850 acres
Hoosac 4% NSR	Unpatented	124	1,250 acres
Little Rosa (Hoosac royalty applies)	Patented	1
North Amselco 4% NSR	Unpatented	94	1,850 acres
Rambler (North Amselco royalty applies)	Patented	1
South Rustler/W-Claims Claims owned by DFH Co., a subsidiary of Royal Gold, Inc.	Unpatented	16	298 acres
Silverado/TL 12 1%-3% NSR	Unpatented	47	947 acres
Secret Canyon/Oswego Timberline holds title. (Includes 2 mill sites on Syracuse 1 & 2) 0 – 3% NSR	Unpatented	111	1,488 acres
1% NSR	Patented	6
Windfall Timberline holds title; 4% NSR	Patented	21	165 acres
New York Canyon Timberline holds title; 4% NSR	Unpatented	45	862 acres
3-5% NSR	Patented	2
Total Unpatented Lode Claims		948	15,698 acres
Total Patented Lode Claims		31

We have the right to explore and develop the Lookout Mountain project subject to a mining lease and agreement dated August 22, 2003 with Rocky Canyon Mining Company, and amended on June 1, 2008. The lease term was extended to 20 years on June 1, 2008, and thereafter for as long as minerals are mined on the project. Advance royalty payments are $6,000 per month, or $72,000 per year. The work commitment on the project has been fulfilled. A 3.5% NSR royalty, plus a 1.5% NSR royalty capped at $1.5 million (excludes Trevor and Dave claims) exists on the project.

During the year ended September 30, 2012, we acquired the Windfall patented claims. The claims were acquired in exchange for $400,000 cash and 76,662 shares of our common stock with a value of $500,000, based upon the weighted-average closing price of our common stock on the NYSE MKT during the 15 days prior to the acquisition. A 4% NSR royalty exists on these claims.

The Secret Canyon/Oswego, South Ratto, and New York Canyon projects are owned by us, subject to royalty agreements. NSR royalties of 2% exist on the projects for claims located within one mile of the Windfall Patented claims. A small portion of the Heiro-Syracuse claim group is subject to an additional 1% NSR.

The Hamburg Ridge project is composed of the Hoosac, North Amselco, and South Rustler/W claim groups. The Hoosac and North Amselco claims are owned by us and are currently under lease to DFH Co., a subsidiary of Royal Gold, Inc. No payments are due under the lease agreement. The South Rustler/W-Claims are owned by DFH Co. We currently pay all of the claim maintenance fees for all of these claims.

Accessibility, Physiography, Climate and Infrastructure

The Eureka property is located approximately one mile south and southwest of the town of Eureka, within the southern part of the Eureka Mining district of Eureka County, Nevada. The Eureka property is located at the southeastern end of the Battle Mountain/Eureka Trend (Cortez Trend) of gold and base-metal deposits in north-central Nevada.

The Eureka property is situated in north-central Nevada in an area with established mining infrastructure. Transmission power lines serve Eureka from the north. All essential services such as food and lodging are available in Eureka, including the dockage for shipments of heavy equipment. A small airport at Eureka is available for private air transport. Railroad access is also available in the area. The gold mines of north-central Nevada continue to produce a significant portion of the world’s gold, and skilled miners and mining professionals are available in Eureka, and 100 miles to the north in Carlin, Elko, and Spring Creek. Permitting a mining operation in Nevada has been a process with which local, state, and federal regulators are very familiar and generally cooperative.

Terrain on the Eureka property is rugged, with high ridges, steep canyons, and narrow valleys. Elevations range from 7,000 to 9,000 feet. Ridges show abundant bedrock exposures, slopes and valleys are typically covered by soil and alluvium. Sagebrush abounds in lower-elevation areas while juniper and pinion cover the higher elevations. Grasses and shrubs grow on the highest ridge tops. The climate of the project area is semi-arid with the area receiving moderate winter snows and occasional summer thunderstorms, with heavy rain from time to time during otherwise hot and dry summers. In winter, access is not maintained off the paved roads and November snow commonly lingers until April.

U.S. Highway 50 passes to the east of the Eureka property and access is gained by heading south out of Eureka on U.S. Highway 50 and connecting with unpaved local roads, some of which are periodically maintained by Eureka County. The turnoff for the New York Canyon claim group is about a half mile south of Eureka on U.S. Highway 50 and is an unpaved road running up New York Canyon to the east side of the claim group.

The Windfall group and the northern parts of the Hoosac and Lookout Mountain groups are accessed by the Windfall Canyon Road and its westward extension (the former haul road for the Lookout Mountain Mine), which turns southwest off U.S. Highway 50 approximately 2 miles south of Eureka.

The southern parts of the Eureka property are accessed by traveling approximately 8 miles south of Eureka on U.S. Highway 50 to South Gate, then 1 mile south-southwest on the Fish Creek Valley road to the unimproved Secret Canyon Road, then northwest to the southern part of the Hoosac claims. Approximately 2 miles from South Gate on the Fish Creek Valley Road, a turnoff to the west and northwest on the Ratto Canyon Road accesses the southern portion of the Lookout

Mountain group. Many dirt tracks within the Eureka property allow additional access.

Summer temperatures usually consist of many consecutive days over 90º F (32.2º C), and temperatures can reach as high as 100º F (40.6° C) or more. Winter temperatures generally range from as cold as below 0º F (-17.8º C) to usually in the 20º to 35º F (-6.67º to 1.7 º C) range. Precipitation amounts vary from year to year, averaging about 10.0 inches (25.4 cm) for the area. Several feet of snow usually accumulate on the property during the winter months.

Eureka Property Ownership

Staccato amended the Lookout Mountain project lease agreement in June 2008. The lease term was extended to 20 years, and thereafter for as long as minerals are mined on the project. Advance royalty payments are $72,000 per year. Pursuant to the amended lease, annual minimum exploration expenditures of $250,000 are required for five years commencing on June 1, 2008, and an additional expenditure of $250,000 is required before June 1, 2016, for a total minimum work commitment of $1,500,000. Exploration expenditures in excess of $250,000 in any year can be accumulated and carried forward and credited to expenditures required in succeeding years. We have fulfilled the work commitment on the Lookout Mountain project.

Other projects that comprise the extensive Eureka property, including the Secret Canyon/Oswego, South Ratto, and New York Canyon projects, and a large portion of the Hamburg Ridge project, are owned by us subject to underlying royalty agreements.

Historic Exploration: 1970’s to 1990’s

The most significant exploration on the Eureka property has been the drilling programs mounted over recent years. Drilling on the Hoosac and Windfall claims date from Norse-Windfall (63 holes, 1970s-1980s), Amselco (8 holes, mid-1980’s), Tenneco (18 holes, 1989-1991), Pathfinder (18 holes, 1993), and Pathfinder/Cambior (36 holes, 1995-1997). On the Lookout Mountain claim group, drilling programs began with Amselco (296 holes, 1978-1985) followed by the Windfall group (20 holes, 1986), EFL Gold Company (10 holes, 1990), Barrick (40 holes, 1992-93), and Echo Bay (70 holes, 1994-95). The drilling programs were conducted concurrent with and guided by extensive geologic mapping, geochemical rock and soil sampling programs, and air and ground geophysics. Geological mapping and geochemical programs were very successful in discovering target areas characterized by permissive structures and traces of gold with arsenic, antimony, and mercury anomalies in soil and rock.

The methods of collection and analyses of some historical soil and rock samples were not always available in the data, but it is likely that the samples were collected, documented, prepared, and analyzed to the standards of professional diligence and analytical techniques applicable at the time. The importance of a geochemical-geological exploration approach is evidenced by the fact that the drilling of many such anomalies has resulted in significant indications of disseminated gold mineralization. The Windfall, Rustler, and Paroni deposits on the Windfall claims and the Lookout Mountain deposit were discovered by drilling soil and rock anomalies in permissive structural and stratigraphic settings. Drill testing of several geochemical anomalies in permissive geological settings has also resulted in the discovery of several additional promising zones of gold mineralization on the Hamburg Ridge, Windfall, and Lookout Mountain claim groups. As yet, these zones have not been fully tested.

Amselco Exploration began exploring the Lookout Mountain project in 1978, conducting extensive geologic mapping, soil and rock sampling and an initial 15-hole reverse circulation drilling program which tested gold mineralization along the Ratto Ridge Fault and associated geochemical anomalies and jasperoids developed along the N-S trending Ratto Ridge. This drilling discovered significant sediment-hosted disseminated gold mineralization at depth. Amselco drilled 296 holes between 1978 and 1985, also discovering five areas of gold mineralization along Ratto Ridge which contain partially developed gold resources. These areas are located at South Lookout Mountain, Pinnacle Peak, Triple Junction, South Ratto Ridge, and South Adit. In 1986, while Amselco was in process of becoming BP Minerals, Amselco management decided that the Lookout Mountain deposit was not of further interest, even though their geologists reportedly believed the deposit had significant potential. The property was optioned to a joint venture of three companies which then owned Norse-Windfall Mines.

In 1990, EFL Gold Mines took bulk samples from the floor of the Lookout Mountain pit. These samples returned assays values ranging from 0.10 to 0.135 oz. of gold/ton. EFL also drilled nine holes, two of which, drilled 500 feet (152 meters) into the floor of the pit, showed both oxide and sulfide gold mineralization.

During the period 1992-1993, Barrick completed geologic mapping, took more than 500 soil samples to expand and fill in Amselco’s soil grid, and drilled 42 widely spaced holes, primarily along Ratto Ridge. Drilling targeted favorable stratigraphy at depth near fault intersections. Barrick discovered that geochemical anomalies are apparently controlled by E-NE and N-NW to NW trending cross structures which intersect the N-S trending Ratto Ridge Fault. Much of the Barrick work focused on the potential in Cambrian Dunderberg Shale and Hamburg Dolomite east of the Ratto Ridge Fault, and potential in the Devonian Nevada Group, especially the Bartine Limestone west of the fault. Outcrops of Bartine Limestone in the area show weak gold mineralization, strong alteration, and anomalous pathfinder element geochemistry. Barrick drilled 42 holes to a maximum depth of approximately 1,300 feet and encountered several gold intercepts.

Work by Barrick also included air and ground geophysics and a stratigraphic and geochemical study in conjunction with geologic mapping to develop and prioritize several target areas. Approximately 800 rock samples were collected and had high-quality multi-element ICP, graphite furnace analyses at MB Associates in California, and ICP and neutron activation analysis at Activation Laboratories in Canada. However, geological and geochemical targets, or additional drilling in areas of known mineralization previously discovered by Amselco found insufficient mineralization to meet Barrick’s objectives. It should be noted that the potential for mineralization west of the Ratto Ridge crest has not been explored adequately.

Echo Bay (1993-95) not only worked Ratto Ridge but also acquired additional ground to the north, south, and southwest. They conducted mapping, sampling, and scattered drilling in the area, exploring deep high-grade potential in the Cambrian Dunderberg Shale and Hamburg Dolomite, and testing Devonian Nevada Group targets west of the Ratto Ridge Fault. Echo Bay drilled several promising holes, including drill hole EBR 27 which intersected 110 feet grading 0.043 oz. of gold/ton in the Dunderberg, and drill hole EBR-9 which intersected 115 feet grading 0.043 oz. of gold/ton in the Nevada

Group. Offsets of EBR-9 found 90 feet grading 0.028 oz. of gold/ton, and another hole which was lost before reaching planned depth found 45 feet of 0.024 oz. of gold/ton. Further offsets of EBR-9 and several widely spaced holes averaging 1,000 feet deep (EBR 15, 16, 17, 18, and 20) found some anomalous gold along Ratto Ridge but no major intercepts. Eventually, the Echo Bay project totaled 104 RC holes. Faced with depletion of budgets with no significant exploration success, the decline in gold prices and large land payments, Echo Bay decided to drop the property.

On the Windfall, Hamburg Ridge, and New York Canyon claim groups, Bill Wilson of the Idaho Mining Corp, then Windfall Venture, later Norse-Windfall, initiated reconnaissance mapping, soil and rock chip sampling, trenching, and drilling in the early 1970’s. He noted that the original underground Windfall Mine, which was discovered in 1908 and produced approximately 65,000 tons of “invisible gold” mineralized rock grading 0.368 oz./ton, was a Carlin-type sediment-hosted disseminated gold occurrence. Wilson’s work emphasized the east side of Hamburg Ridge, the Windfall Trend, where he drilled, with conventional air rotary, holes F1 through F20, and Z-1 through Z-31, Z42, and ZA-1 on the current Windfall group. He drilled holes Z32-41 on the Hoosac group. The drill holes were generally from 50 to 250 feet deep. Six of Wilson’s original forty-three Z-holes intersected gold mineralization exceeding 0.02 oz. of gold/ton. This success led to infill drilling and the development of the Windfall open pit mine in 1975, and soon thereafter, the Rustler and Paroni open pit mines. Gold was extracted in a heap-leach operation from sanded and silicified dolomite and silicified shale.

No geologic maps exist from this period other than a few maps compiled from USGS work. Although many drill hole location maps are archived in Century Gold files, the coordinates for many drill hole collars are not available, very few collars are visible in the field, and assay data from infill drilling is poorly documented.

Exploration: 2005 to 2010 (Staccato Gold)

Staccato Gold advanced exploration of the Eureka property and completed drilling between 2005 and 2007, and in follow-up initiated a comprehensive work program in June 2008 which included geologic modeling of all drilling results. This modeling included structural and stratigraphic controls to mineralization, additional density determinations, and new drilling and metallurgical test data. Results of this work were incorporated into subsequent exploration work completed since 2008.

From 2005-2007 core drilling programs at Lookout Mountain completed by Staccato Gold provided data to better define stratigraphy in the higher-grade breccia-hosted gold zones at the Lookout Mountain pit, and discovered new areas of mineralization. The core drilling and a drill hole re-logging program demonstrated the stratabound nature of gold mineralization in thick zones of collapse breccia within carbonate rock flanking the Ratto Ridge structural zone. Metallurgical and other technical characteristics of known mineralization were subsequently investigated at Lookout Mountain.

In October 2009, Staccato Gold also initiated work at the Windfall Project including detailed mapping and sampling programs and completed a ten-hole drill program totaling 8,030 feet. The drilling program focused on testing the extent of gold mineralization below the Windfall and Rustler open pits, located approximately 3 miles northeast of the main Lookout Mountain project mineralized area. The Windfall project is one of several prospective gold projects on our extensive Eureka property in Nevada.

Results from the surface mapping program, review of historic production and geologic maps, and drilling indicate that high-grade gold is locally controlled within cross structures cutting the main Windfall fault zone, at the contact between the Hamburg Dolomite and Dunderburg Shale. The 2009 drill program tested approximately 3,600 feet of strike length of the Windfall fault zone with wide spaced drilling. The Windfall fault zone is part of an extensive mineralized structural trend which extends for over 17,000 feet based on historic data.

All holes in the 2009 exploration program encountered thick intercepts of low-grade gold (holes 5–12) or anomalous gold mineralization (holes 13 and 14) within the Windfall fault zone. The offset and exploration holes drilled define the Windfall fault zone as a 150 to 200-foot thick zone striking roughly north-south and dipping approximately 60 degrees to the east, containing two or more significant zones of mineralization.

Five of the ten holes were drilled as offsets to follow up on the high-grade gold intercept drilled in hole 4 (75 feet at 0.153 ounces of gold/ton), and five were drilled as exploratory holes to test the strike and dip extent of the Windfall fault zone. Several thick intercepts of gold mineralization were returned, including 135 feet at 0.011 ounces of gold/ton in hole 7, 135 feet at 0.016 ounces of gold/ton in hole 8, 115 feet at 0.010 ounces of gold/ton in hole 9, and 100 feet at 0.018 ounces of gold/ton in hole 11.

A secondary hanging wall structure identified by the mapping program was also encountered in drill holes 7, 8, 11, and 13 and is characterized by strong silicification and decalcification of Windfall Formation and Dunderberg shale in the hanging wall side of the fault, and Dunderberg shale and Hamburg Dolomite on the footwall side. Drilling indicates a down to the east offset of the Dunderberg – Hamburg contact. This secondary structure represents an attractive and untested target at depth.

Eureka Exploration: 2010 to present (Timberline)

We believe that the Eureka property has excellent potential for continued exploration success both at the deposit scale and on the regional scale. The current Lookout Mountain mineralization is defined over a relatively small area near the middle of a mineralized structural corridor that extends up to 6 to 7 kilometers (3.7 to 4.3 miles) in strike length. This structure hosts several areas of drill-indicated mineralization, and the exploration potential in this corridor is strong, as evidenced by historic drilling, and soil and rock geochemical analyses. The Lookout Mountain mineralization itself is open for expansion at depth and along strike, especially to the south. Regionally, several other target areas also exist where historic production and exploration have occurred, but only limited systematic exploration has been conducted.

The Lookout Mountain project and Windfall project areas have now been mapped and sampled including a detailed program conducted over the main mineralized areas. The principal objectives of the mapping and sampling program were to characterize offsets along the main mineralized fault zones at Windfall and Lookout Mountain, identify orientations of mineralized cross structures intersecting the main structural zones, and follow up on soil anomalies. The mapping program, combined with surface sampling and acquisition of historic data, has provided a clearer understanding of the structures along the Ratto Ridge and Windfall areas, as well as identified several significant new exploration target areas.

Over 400 drill holes have been re-logged along Ratto Ridge at Lookout Mountain to ensure geologic consistency with surface mapping. Based on this work, new geologic cross sections and plans were constructed for the entire Lookout Mountain deposit. Geologic grade shells have also been built, and construction of a 3-D model of the geology based on the results of historic drill re-logging and mapping efforts was completed. This new work led to an updated mineral estimate that resolved past technical issues and provides a basis for potentially advancing the property into the scoping/pre-feasibility study phase following additional drilling.

An exploration Plan of Operations has been approved by the BLM and the State of Nevada Department of Environmental Protection (“NDEP”) for the Lookout Mountain project. The Plan of Operations calls for approximately 266 acres of disturbance that can be accessed for use in a phased approach, and covers the entire Ratto Ridge structural zone. The Plan of Operations will allow us to complete additional infill, metallurgical, and exploration drilling necessary to advance the development of the Lookout Mountain project.

From 2010 through 2013, the exploration work programs totaled approximately $9,000,000 on the Eureka property. Program objectives were to obtain sufficient data to prepare an NI 43-101 compliant technical report at Lookout Mountain, conduct initial gold recovery studies, initiate environmental baseline investigations, better understand the controls of mineralization, and to outline additional exploration drill targets. In summary, these objectives were met in the 2010-2013 exploration by completion of the following:

•

16,675 feet of core drilling focused primarily for metallurgical and geotechnical scoping studies;

•

46,965 feet of reverse circulation (RC) drilling directed primarily at resource in-fill and definition drilling;

•

Drill testing of high-grade sulfide lenses within the oxide mineralization to better understand the geologic controls and geometry;

•

Initial metallurgical testing on core samples to define heap leach characteristics and process parameters;

•

Channel sampling and bulk sampling within the historic Lookout Mountain pit for bench-scale metallurgical testing;

•

Identification of additional exploration targets on the Eureka Property outside of the main Lookout Mountain Project area through detailed geologic mapping and sampling;

•

Drilling and construction of additional groundwater monitoring wells for hydrological characterization;

•

Initiation of geotechnical pit-wall stability and heap leach pad alternative studies; and

•

Initiation of additional baseline hydrology and environmental geochemistry studies directed at state and BLM permitting.

An initial technical report entitled, Technical Report on the Lookout Mountain Project, Eureka County, Nevada, USA, compliant with NI 43-101 (“2011 Technical Report”), was completed on May 2, 2011. The Technical Report was prepared by Mine Development Associates (“MDA”) of Reno, Nevada under the supervision of Michael M. Gustin, Senior Geologist, who is a qualified person under NI 43-101. The Technical Report details mineralization at the Lookout Mountain Project. In addition, significant exploration potential is noted.

The Technical Report was modeled and estimated by MDA by statistical evaluation of available drill data utilizing geologic interpretations provided by Timberline. The geologic interpretations were used to constrain gold mineral domains on vertical cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization. The cross sections were rectified to the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.

The final drill results of the 2011 exploration program were successfully incorporated into the NI 43-101 compliant “Updated Technical Report on the Lookout Mountain Project, Eureka County, Nevada, USA” issued by MDA on May 31, 2012 (“2012 Technical Report”). As a result of the 2011 exploration program, we successfully extended the mineralized zone at Lookout Mountain 600 feet to the south of the existing mineral deposit, and expanded mineralization along the west margin of the deposit. Results from Lookout Mountain, and from the South Adit area, significantly increased the reported mineralization at the Lookout Mountain Project.

Regional exploration was also advanced in the district during 2012. Complementing previous work, geologic mapping and ground magnetic surveys undertaken during the year complete district-wide coverage. Key successes of the 2012 drill program include demonstration of strong continuity in mineralization at the Lookout Mountain Project, and initial identification of high-grade gold mineralization down-dip of the current mineralization.

During the year ended September 30, 2013, we completed our exploration program initiated in 2012 at Lookout Mountain. This program focused on providing data for on-going metallurgical studies directed at characterization of gold mineralization recovery, and for initial assessment of pit-slope stabilities. Permitting-related activities were advanced through completion of quarterly water monitoring, and installation of three monitoring wells. Scoping-level investigations for location of site facilities (heap leach pads, mine rock storage, access roads) have also been prepared in advance of a potential Preliminary Economic Assessment (“PEA”) of the project. Assay results from drilling during the 2012 exploration program were incorporated into an NI 43-101 compliant “Updated Technical Report on the Lookout Mountain Project, Eureka County, Nevada, USA” issued by MDA on April 11, 2013 (“2013 Technical Report”).

Exploration activities at Eureka were curtailed during 2014, as a result of the limited availability of capital. To reduce ongoing expenses, we consolidated our Elko field office into our Eureka facility and limited the exploration program. The limited program did include geochemical waste rock environmental characterization, independent metallurgical testing, and continued monitoring of water quality, and definition of hydrologic work plans. In addition, geologic mapping, and stratigraphic and structural analyses have been completed along with rock and soil sampling in selected detailed areas. This activity has resulted in identification of new targets characterized by anomalous mineralogy and trace element geochemistry as indicators of possible gold mineralization.

In fiscal 2015, the company completed a ten-hole drill program on priority targets. Four holes were drilled at Lookout Mountain to confirm a previously recognized partial drill intercept of higher grade gold mineralization at depth. This higher grade mineralization is associated with the previously defined zone along Ratto Ridge of near-surface, low-grade gold mineralization. The four drill holes were offset approximately 140 feet from a single previous partial intercept. The geology in the holes is stratigraphically well correlated with gold intercepts occurring in mineralized collapse breccias similar to previous gold intercepts in the pyritic Dunderberg Shale-Hamburg Dolomite contact zone. The four intercepts are thought by Timberline geologists to be related to a higher grade feeder system as recognized in many Carlin-type systems. Highlights of 2015 Lookout Mountain drilling include 65 feet @ 0.09 ounces of gold per ton (opt) (19.8 meters (m) @ 3.22 grams of gold per tonne (g/t)), including 25 feet @ 0.14 opt (7.6 m @ 4.93 g/t), in BHSE-171. Three of four recently drilled Lookout holes intercepted >3 g/t gold over lengths of approximately 4.5 to 7.6 meters (15 to 25 feet).

At Windfall, six holes were drilled in 2015 to test on-strike, offset, and down-dip extensions of gold mineralization along approximately 3,000 feet of strike length within which historic mining occurred. All six drill holes encountered gold mineralization. Highlights include 80 feet @ 0.09 opt of gold (24.4 m @ 3.04 g/t gold), including 20 feet @ 0.26 opt (6.1 m @ 8.79 g/t) in hole number BHWF-40 at Windfall. Four of six near surface Windfall drill holes intercepted >1 g/t gold over lengths of 12.2 to 27.4 meters (40 to 90 feet).

There are no proven and probable reserves as defined under Guide 7 at the Eureka property, and our activities there remain exploratory in nature.

During the difficult commodities environment of fiscal year 2016, we did not complete any drilling or field exploration activities on the Eureka Project. However, we secured 19 historic mine-related workings including shafts, adits, and trenches to ensure public safety in compliance with State of Nevada Abandoned Mine Lands regulations. In addition, we initiated efforts, including field reviews, to reconcile BLM and Nevada state bond calculations with actual disturbed acreage. This process was subsequently completed in early fiscal year 2017.

If the commodities environment improves in fiscal year 2017, work plans include limited drilling to test existing high priority targets. We also expect to complete geologic modeling at Windfall to assess the grade and continuity of known gold mineralization. Our total exploration budget for the project for fiscal year 2017 is approximately $500,000. The expenditures for this work program are discretionary and may be scaled back or not conducted at all depending upon the availability of capital. For further details on the exploration budget for the Eureka Property, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Mineral Exploration – Exploration Plans and Budget.”

Cautionary Note to U.S. Investors: The 2011 – 2013 Technical Reports use the terms "mineral resource", "measured mineral resource", "indicated mineral resource", and "inferred mineral resource." We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. See “Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates,” above.

ICBM Project

The ICBM Joint Venture Project (Timberline/Barrick) is located in the Battle Mountain Mining District, Lander County, Nevada. The land position consists of 526 hectares (1,300 acres) on BLM-administered lands. The drilling to date has demonstrated that mineralization is present and is localized along the contacts of Cambrian sediments and altered granodiorite. This style of mineralization is being mined at Newmont’s Fortitude/Phoenix complex to the south. We acted as operator of the joint venture through November 2013 maintaining a 72% interest in the project, with Barrick Gold holding the remaining interest. In December of 2013, ICBM Joint Venture and Americas Gold Exploration, Inc. (“AGE”) entered into an agreement to continue exploration at the project. Under the terms of the agreement, AGE may earn up to 76.6% ownership in the property by making certain exploration expenditures over a four-year period. AGE also assumed the role as operator of the joint venture.

We do not currently consider the ICBM prospect to be a material property. No material future expenditures are planned on the prospect at this time.

Seven Troughs District

During the year ended September 30, 2012, we announced the acquisition from CIT Microprobe Holdings, LLC (California Institute of Technology) (“CIT”) of 3,900 acres of patented and unpatented mining claims comprising essentially the entire Seven Troughs gold mining district near Lovelock, Nevada. Terms of the purchase agreement included a cash payment of $50,000 and a 2-percent NSR production royalty reserved to CIT. We have the option to purchase one-half of the NSR production royalty for $1 million.

Seven Troughs is an epithermal gold district recognized as yielding some of the highest gold production grades in Nevada history through small-scale operations in the early 20th century. We believe the district has the potential to host a large precious metals system similar to the high-grade gold and silver veins of Japan's world-renowned Hishikari epithermal gold mine.

We are under no obligation to make exploration expenditures at Seven Troughs. Since acquiring the property, we have initiated the compilation of historic mine workings data and completed limited geologic mapping, geochemical sampling, and spectrophotometry survey within the district. During 2014, the historic mine workings have been compiled into an electronic 3-D model. Exploration activity during 2015 was restricted to target development based on geologic data collected and compiled in 2014. Drilling is on hold until adequate available capital exists to fund a program.

We do not currently consider Seven Troughs to be a material property, and no material expenditures are planned at this time.

Wolfpack Gold Properties

With the acquisition of Wolfpack Gold, we acquired nine mineral properties in Nevada and one in California. We conducted a due diligence review on each property, including organization of the historic data and review of exploration work completed to-date. Claims on five of the properties were subsequently dropped or returned to the underlying owners.

One property remains under lease to a third party who pays all holding costs, and ownership on three other properties has been transferred to other parties with royalty rights retained by Timberline. Claims on one property have been retained as they are contiguous with our Eureka project.

We do not currently consider any of the Wolfpack Properties to be a material property, and no material expenditures are planned at this time.

Montana Gold Properties

Butte Highlands Gold Project

In July 2007, we acquired the Butte Highlands Gold Project, located approximately 15 miles south of Butte, Montana in Silver Bow County. The property covers 1,142 acres consisting of a combination of patented and unpatented mining claims. The project is within a favorable geologic domain that has hosted several multimillion ounce gold deposits. A feasibility study was not completed on the project, and there are no proven and probable reserves at the property under Guide 7. Our activities there were exploratory in nature.

On January 29, 2016, we executed a Member Interest Purchase Agreement (the “Purchase Agreement”) with New Jersey Mining Company (“NJMC”) pursuant to which we sold all of our 50% interest in the Butte Highlands, JV, LLC (the “JV Interest”). Pursuant to the Purchase Agreement, the parties agreed that consideration for the JV Interest consisted of (i) two hundred and twenty-five thousand dollars ($225,000) and (ii) three million (3,000,000) restricted shares of New Jersey (“New Jersey Shares”). $50,000 of the cash consideration (the “Down Payment”) was paid on January 25, 2016 with the remaining $175,000 of the cash consideration and the New Jersey Shares paid at closing, which occurred on January 29, 2016. The total value of the consideration at the closing date was $447,900.

Overview of Regulatory, Economic and Environmental Issues

Hard rock mining and drilling in the United States is a closely regulated industrial activity. Mining and drilling operations are subject to review and approval by a wide variety of agencies at the federal, state, and local level. Each level of government requires applications for permits to conduct operations. The approval process always involves consideration of many issues including but not limited to air pollution, water use and discharge, noise issues, and wildlife impacts. Mining operations involve preparation of environmental impact studies that examine the probable effect of the proposed site development. Federal agencies that may be involved include: The USFS, BLM, EPA, NIOSH, MSHA, and FWS. Individual states also have various environmental regulatory bodies, such as Departments of Ecology and Departments of Environmental Quality. Local authorities, usually counties, also have control over mining activity.

Gold, silver, and copper are mined in a wide variety of ways, both in open pit and underground mines. Open-pit mines require the gold deposit to be relatively close to the surface. These deposits tend to be low grade (such as 0.01-0.03 ounces per ton gold) and are mined using large, costly earth moving equipment, usually at very high tonnages per day.

Open pit operations for gold usually involve heap leaching as a metallurgical method to remove the gold.  Heap leaching involves stacking the ore on pads which are lined with an impenetrable surface, then sprinkling the gold with a weak cyanide solution to extract the gold.  The gold impregnated solution is collected and the gold is recovered through further processing.

Underground metal mines generally involve higher grade ore bodies.  Less tonnage is mined underground, and generally the higher grade ore is processed in a mill or other refining facility.  This process results in the accumulation of waste by-products from the washing of the ground ore. Mills require associated tailings ponds to capture waste by-products and treat water used in the milling process.

Capital costs for mine, mill, and tailings pond construction can, depending upon the size of the operation, run into the hundreds of millions of dollars. These costs are factored into the profitability of a mining operation. Metal mining is sensitive to both cost considerations and to the value of the metal produced. Metals prices are set on a world-wide market and are not controlled by the operators of the mine. Changes in currency values or exchange rates can also impact metals prices. Changes in metals prices or operating costs can have a huge impact on the economic viability of a mining operation.

Environmental protection and remediation is an increasingly important part of mineral economics.  In some cases, particularly in Montana, with its concern for its grizzly bear population, mining companies have been required to acquire and donate additional land to serve as a substitute habitat for this threatened species.

Estimated future costs of reclamation or restoration of mined land are based principally on legal and regulatory requirements. Reclamation of affected areas after mining operations may cost millions of dollars.  Often, governmental permitting agencies are requiring multi-million dollar bonds from mining companies prior to granting permits, to insure that reclamation takes place.  All environmental mitigation tends to decrease profitability of the mining operation, but these expenses are recognized as a cost of doing business by modern mining and exploration companies.

Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. We conduct our operations so as to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Every mining activity has an environmental impact. In order for a proposed mining project to be granted the required governmental permits, mining companies are required to present proposed plans for mitigating this impact. In the United States, where our properties are located, no mine can operate without obtaining a number of permits. These permits address the social, economic, and environmental impacts of the operation and include numerous opportunities for public involvement and comment.

We intend to focus on exploration and discovery of mineral resources, not their production.  If we are successful, the ore bodies discovered will be attractive to production companies, or we will potentially bring the ore bodies to production ourselves.  The mining industry, like agriculture, is a fundamental component of modern industrial society, and minerals of all sorts are needed to maintain our way of life.  If we are successful in finding an attractive ore body, be it gold, silver or copper, sufficient value is expected to be created to reward our shareholders and allow for all production and reclamation expenses to be paid ourselves or by the actual producer to whom we convey, assign, or joint venture the project.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings, and no such proceedings are known to be contemplated.

No director, officer or affiliate of Timberline and no owner of record or beneficial owner of more than 5.0% of our securities or any associate of any such director, officer or security holder is a party adverse to Timberline or has a material interest adverse to Timberline in reference to pending litigation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the trading symbol “TLRS”. Our common stock also trades on the TSX Venture Exchange (“TSX-V”) in Canada under the trading symbol “TBR”. Our common stock was listed and traded on the NYSE MKT exchange under the trading symbol “TLR” until February 15, 2016 when we voluntarily de-listed from the NYSE MKT and began trading on the OTCQB market on February 16, 2016. The high and low sale prices for our common stock as quoted on the NYSE MKT and the TSX-V, and the high and low bid prices on the OTCQB for the following calendar quarters were as follows:

	NYSE MKT / OTCQB(US$)(3)		TSX-V (C$)(3)
Period(1)	High	Low	High	Low

2017
First Quarter	$0.22	$0.08	$0.27	$0.16
Second Quarter(2)	$0.51	$0.36	$0.69	$0.50

2016
First Quarter	$0.22	$0.08	$0.27	$0.16
Second Quarter	$0.45	$0.12	$0.58	$0.18
Third Quarter	$0.45	$0.25	$0.61	$0.35
Fourth Quarter	$0.53	$0.20	$0.73	$0.38

2015
First Quarter	$0.76	$0.49	$0.90	$0.61
Second Quarter	$0.74	$0.51	$0.90	$0.56
Third Quarter	$0.61	$0.27	$0.75	$0.36
Fourth Quarter	$0.55	$0.20	$0.72	$0.32

(1) Quarters indicate calendar year quarters. (2) Through May 25, 2017 (3) All prices are disclosed on a one-for-twelve reverse stock split adjusted basis that was effective November 3, 2014.

The quotations on the OTCQB reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not reflect actual transactions.

On October 31, 2014 we completed a one-for-twelve reverse stock split, and our stock began trading on a reverse-split adjusted basis on November 3, 2014. On May 25, 2017, the closing sale price for our common stock was $0.41 on the OTCQB and C$0.58 on the TSX-V. As of May 26, 2017, we had 33,146,952 shares of common stock issued and outstanding and approximately 750 registered shareholders. In many cases, shares are registered through intermediaries, making the precise number of shareholders difficult to obtain.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements, and other factors that our board deems relevant. We have never declared a dividend.

Purchases of Equity Securities by the Small Business Issuer and Affiliates

None.

Stock Incentive Plans

In February 2005, our Board adopted the 2005 Stock Incentive Plan, which was approved by a vote of shareholders at our Annual Meeting of Shareholders on September 23, 2005. This plan authorized the granting of up to 62,500 non-qualified stock options to our officers, directors, and consultants.

On August 31, 2006, our Board of Directors approved an amendment to the Timberline Resources Corporation 2005 Equity Incentive Plan (the “Amended 2005 Plan”) for the purposes of increasing the total number of shares of common stock that may be issued pursuant to Awards granted under the original 2005 plan from 62,500 shares to 229,167 shares and allowing “Ten Percent Shareholders” (as defined in the Amended 2005 Plan) to participate in the plan on the same basis of any other participant. The Amended 2005 Plan was approved by a vote of shareholders at our Annual Meeting of Shareholders on September 22, 2006.

On August 22, 2008, our shareholders approved a proposal for the increase in the total number of shares of common stock that may be issued pursuant to awards granted under the original 2005 plan as previously amended. Following the increase, the plan provided for 583,334 shares of common stock for awards under the plan.

On May 28, 2010, our shareholders approved a proposal for the increase in the total number of shares of common stock that may be issued pursuant to awards granted under the original 2005 plan as previously amended. Following the increase, the plan provides for 833,334 shares of common stock for awards under the plan.

All share amounts included in this section have been revised to reflect a one-for-twelve reverse stock split that was approved by our stockholders and implemented on October 31, 2014.

On August 24, 2015, our Board of Directors approved the 2015 Stock and Incentive Plan, subject to our Stockholders’ approval. The purpose of the 2015 Stock and Incentive Plan is to promote our interests and our Stockholders’ interests by aiding us in attracting and retaining employees, officers, consultants, advisors and nonemployee directors capable of ensuring the future success of our Company. On September 24, 2015, our stockholders approved the adoption of the Company’s 2015 Stock and Incentive Plan in which the Company’s executive officers and directors are participants. This plan replaces our 2005 Equity Incentive Plan, as amended. The aggregate number of shares that may be issued under all stock-based awards made under the 2015 Stock and Incentive Plan will be 4 million shares of our common stock.

Equity Compensation Plans

The following summary information is presented as of September 30, 2016

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,055,419(1)	$0.56	1,169,581
Equity compensation plans not approved by security holders	Not Applicable	Not Applicable	Not Applicable
TOTAL	2,055,419(1)	$0.56	1,169,581

(1)   See “Stock Incentive Plans” above.

On October 31, 2014 we completed a one-for-twelve reverse stock split, and proportional adjustments were made to the number of securities to be issued upon exercise of outstanding options, and prices of our outstanding options.

As to the options granted to date, there were no options exercised during the years ended September 30, 2016 and September 30, 2015.

Sale of Unregistered Securities

All sales of unregistered securities were previously reported in the Company’s quarterly and current reports filed with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors and Uncertainties” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

See “Business – General” and “Business - Overview of Our Mineral Exploration Business” for description of our business and plan of operations, which sections are incorporated in this section by reference.

Mineral Exploration

Talapoosa, Nevada

Talapoosa is a 14,870 acre district-scale property comprising U.S. Bureau of Land Management (“BLM”) claims, fee lands, and water rights.  Mineralized material at Talapoosa consists of 42.5 million tons of in-place bulk tonnage with an average grade of 0.03 ounces of gold per ton and 0.37 ounces of silver per ton.  The project was fully permitted by Miramar Mining Corporation with the BLM and the State of Nevada in 1996, but remained undeveloped due to low prevailing metals prices.  The deposit is open on strike, and we believe potential exists to expand the quantity of mineralized material with additional exploration.  The Talapoosa project includes the 4 mile-long Appaloosa zone located one mile to the north of, and parallel to, the Talapoosa mineralized area.  The Appaloosa zone outcrops as epithermal-type sinter and breccia with vein fragments and is untested but for six historic, shallow drill holes.

In March, 2015, we completed a National Instrument 43-101 (“NI 43-101”) compliant Technical Report entitled “Technical Report and Resource Estimate on the Talapoosa Project, Nevada,” dated March 24, 2015 (the “Talapoosa Technical Report”) substantiating the mineralization for the Talapoosa project.  Upon completion of the Talapoosa Technical Report, we initiated an NI 43-101 Preliminary Economic Assessment (“PEA”) on the property.  Results of the

PEA were released on April 27, 2015 and reported positive results on a potential open pit mine with heap leach processing and Merrill Crowe recovery of gold and silver.  To support the PEA, we completed due diligence reviews on the gold and silver mineralization; historic studies including metallurgy, geotechnical pit wall stability, hydrology, geochemistry, mining methods, facility siting for the previously proposed operation, and mine permitting.  A metallurgical and geotechnical test program is currently in progress and is designed to assess the potential to improve heap permeability and enhance gold and silver leach efficiency for the processing of the mineralized material at the Talapoosa gold and silver deposit. The program has been designed to increase the already-substantial metallurgical test results incorporated into the Company’s PEA issued in May 2015.  We anticipate that the program will be completed by May 2017.

In 2016, we completed surface rock sampling in the Appaloosa Zone which identified 0.16 ounces per ton (“opt”) (5.5 grams per tonne (“g/t”)) of gold and 1.24 opt (42.40 g/t) of silver over a 21.5 feet (6.55 meter (“m”)) channel sample across exposed hydrothermal breccia.  Four grab samples of vein material from existing waste dumps and altered outcrops assayed from 0.005 - 0.51 opt (0.168 - 17.4 g/t) gold and 0.70 - 3.07 opt (2.3 - 105.3 g/t) silver.  A nearby historic (1995) drill hole (CON-45) completed by Miramar intercepted 0.05 opt (1.66 g/t) gold over 80 feet (24.4 m) (“Technical Report of the Talapoosa Project, Lyon County, Nevada, U.S.A.” effective September 17, 2010).

We also completed a positive review of assay data from historic drill holes in areas northwest and southeast of, and contiguous to, the Talapoosa resource area as defined in the PEA.  Results from historic drilling identify these areas as high priority drill targets for resource expansion as first noted in the NI 43-101 “Technical Report of the Talapoosa Project, Lyon County, Nevada, U.S.A.” effective September 17, 2010 and filed on SEDAR on  October 12, 2010.  Northwest of the PEA pit area, a resource expansion target is defined where eight of nine historic drill holes spaced over a strike extent of approximately 2,000 feet (600 m) intercepted gold mineralization.  Historic drilling in this area intercepted mineralization in eight of the nine holes ranging from 75 feet (22.9 m) of 0.022 opt (0.75 g/t) gold and  0.439 opt (14.70 g/t) silver, to 205 feet (62.5 m) of  0.159 opt (5.43 g/t) gold and 0.80 opt (27.57 g/t) silver.

To the southeast of the Talapoosa resource area as defined in the PEA, eight of nine historic drill holes also intercepted mineralization also over approximately 2,000 feet (600 m) of strike extension.  Historic drilling in this area intercepted mineralization in eight of the nine holes ranging from 21 feet (6.4 m) of 0.017 opt (0.57 g/t) gold and  nil silver to 191 feet (58.2 m) of  0.032 opt (1.09 g/t) gold and 0.172 opt (5.88 g/t) silver.

The Company also initiated a metallurgical and geotechnical test program designed to optimize crushing and gold and silver recoveries from the Talapoosa mineralized material.  Four composite samples from two zones representing the majority of the Talapoosa deposit were crushed using High Pressure Grinding Roll (“HPGR”) technology.  Crushed materials were screened by size fraction and are currently being leach tested for gold and silver recovery.

Follow-up work is planned in 2017, including additional Reverse Circulation (“RC”) drilling to test the mineralization expansion targets and core drilling to provide sufficient mineralized material to advance the metallurgical studies to a sufficient level to support detailed engineering design.  We also intend to initiate studies to update historic permits for the project to current standards.  These activities are expected to be completed as soon as possible, subject to availability of sufficient financing, which we estimate to be $2.5 million to complete the additional RC and core drilling and $0.75 million to undertake the updating of historic permits to current standards.  Pending availability of such financing, we expect to complete these activities and incorporate the results into a NI 43-101 compliant Preliminary Feasibility Study (“PFS”).  Subject to additional capital availability, the PFS could be completed by the end of 2018 at an additional cost of approximately $5 million.

There are no proven and probable reserves as defined under United States Securities and Exchange Commission’s Industry Guide 7 (“Guide 7”) at Talapoosa, and our activities there remain exploratory in nature.

Cautionary Note to U.S. Investors: The Talapoosa Technical Report and the PEA use the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by Canadian regulations (NI 43-101); however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101. We reference the Talapoosa Technical Report and the PEA in this prospectus for informational purposes only and the Technical Report and PEA are not incorporated herein by reference.  Investors are cautioned not to assume that all or any part of a mineral deposit in the above categories will ever be converted into Guide 7 compliant reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

Eureka Project, Nevada

The Eureka Project, which includes Lookout Mountain, comprises an area of approximately 15,000 acres, or more than 23 square miles.  The Eureka Project is located within the southern portion of Nevada’s Battle Mountain-Eureka gold trend and includes three structurally controlled zones of gold mineralization, each approximately 3- 4 miles in strike length, all zones of which are open and will require additional in-fill and step-out drilling. The project has an extensive exploration, drilling, and gold production history by a number of companies since 1975, including Idaho Mining Corp., Norse-Windfall Mining, Amselco, Echo Bay Mines, Newmont and Barrick Gold. A total of 533 holes, totaling 267,000 feet, were drilled on the property prior to its acquisition by Timberline in 2010. Gold mineralization tested to date is typical sediment-hosted “Carlin-type” gold mineralization, most of which may be amenable to low-cost, heap-leach processing.

In 2010-2011, we completed an exploration program that culminated in the release of an NI 43-101 compliant technical report, entitled, Technical Report on the Lookout Mountain Project, Eureka County, Nevada, USA, dated May 2, 2011 (the “Lookout Mountain Technical Report”).  The Lookout Mountain Technical Report was prepared by Mine Development Associates (“MDA”) of Reno, Nevada under the supervision of Michael M. Gustin, Senior Geologist, who is a qualified person under NI 43-101.  The Lookout Mountain Technical Report details mineralization at Lookout Mountain.

Cautionary Note to U.S. Investors: The Lookout Mountain Technical Report uses the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by Canadian regulations (NI 43-101); however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101. We reference the Lookout Mountain Technical Report in this prospectus for informational purposes only and the Lookout Mountain Technical Report is not incorporated herein by reference.  Investors are cautioned not to assume that all or any part of a mineral deposit in the above categories will ever be converted into Guide 7 compliant reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

The Lookout Mountain Technical Report describes gold mineralization which was modeled and estimated by MDA.  MDA statistically evaluated available drill data utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extent of the Lookout Mountain mineralization.  The cross sections were rectified with mineral-domain interpretations on level plans spaced at 10-foot intervals.  The modeled mineralization was analyzed using geostatistics to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.

In 2012, we released updated exploration data for Lookout Mountain and filed an updated Lookout Mountain Technical Report.   As a result of the most recently completed exploration program, we have successfully extended the mineralized zone at Lookout Mountain 600 feet to the south of the mineralized zone boundary defined in the 2011 Lookout Mountain Technical Report, and have expanded mineralization along the west margin of the deposit. Results from Lookout Mountain, and from the South Adit area, significantly increased the currently reported mineralization at Lookout Mountain.  In early 2013, we completed our 2012 exploration program at Lookout Mountain, including 26,140 feet total of infill-drilling.  This program focused on expansion of mineralization, metallurgical, geotechnical, and permitting studies.

Assay results from drilling were incorporated into an updated Lookout Mountain Technical Report which was completed in early 2013.  Drilling also provided data for on-going metallurgical studies directed at characterization of gold mineralization recovery, and for initial assessment of pit-slope stabilities.  Permitting-related activities were advanced through completion of quarterly monitoring, and installation of three monitoring wells. Conceptual designs for site facilities (heap leach pads, mine rock storage, access roads) have also been prepared.

In 2013, we continued geochemical waste rock environmental characterization, completed independent metallurgical leach testing, continued water quality monitoring and defined hydrologic work plans.  We also continued the baseline environmental data collection and analysis at Lookout Mountain.  In addition, we reduced costs by consolidating our Elko field office into our Eureka facility.

During most of 2014, the Company limited exploration related activities to low cost field surveys including soil and rock sampling, drill site reclamation, site archeological surveys, and geologic mapping.  The mapping led to identification of new targets on each of the three structural zones of gold mineralization.  In December, 2014 drilling resumed at Eureka with an initial test of one new target completed before year-end.  RC drill hole BHSE-171 identified a new zone of gold mineralization and intersected 25 feet of 0.144 ounces of gold per ton (“opt”) (7.62 meters (m) of 4.93 grams of gold per tonne (“g/t”)) within a longer 65 foot interval assaying 0.094 opt (19.82 m of 3.22 g/t) in the Lookout Mountain area.  This hole was offset 140 feet from BHSE-152 (drilled in 2012) which first encountered the new zone in 2012 but was not completed due to drilling difficulties.

In follow-up to the successful results in RC drill hole BHSE-171, two diamond drill core holes were completed in January, 2015.  BHSE-172 intersected 25.2 feet of 0.15 opt (7.7 m of 5.02 g/t) within an interval of 46.6 feet of 0.10 opt (14.2 m of 5.02 g/t).  BHSE-173 intercepted 57.4 feet of 0.06 opt (17.5 m @ 1.92 g/t).  The two core hole intercepts of the mineralized zone were offset approximately 140 feet from BHSE-171.  The intercepts are well-correlated, as the gold occurs in mineralized collapse breccia within the pyritic Dunderberg Shale-Hamburg Dolomite contact zone.  The intercepts are thought by Timberline geologists to be related to stratigraphic traps associated spacially with a higher grade feeder system as recognized in many Carlin-type systems.

Two additional RC holes were completed as infill drilling within the existing resource area at Lookout Mountain.  Results were highlighted by hole BHSE-174 which intercepted 75.0 feet of 0.02 opt (22.9 m of 0.57 g/t) which is very consistent with surrounding intercepts.

We also completed a six-hole RC drill program on the Windfall target within the Eureka project.  The drilling successfully tested on-strike, offset, and down-dip extensions of gold mineralization that was previously mined at Windfall.  Six drill holes completed over a strike length of approximately 3,000 feet intersected gold mineralization consistent with results from over 600 historic drill holes, highlighted by BHWF-40 which intersected 80 feet at 0.09 opt of gold (6.1 m @ 8.79 g/t).    The data for Windfall will support potential development of a resource estimate of the gold mineralization at the project.

In order to prioritize our resources toward the development of Talapoosa, no material exploration expenditures were incurred at the Eureka Project in 2016.  Unless financial resources become available, minimal expenditures are anticipated for 2017, with work expected to be directed at reclamation of drill sites.

There are no proven and probable reserves as defined under Guide 7 at the Eureka Project, and our activities there remain exploratory in nature.

Summary

We believe the global economic environment and monetary climate continue to favor a relatively steady gold price for the foreseeable future.  While volatility is to be expected, our expectation is that we can identify and pursue opportunities to advance our projects, despite the current gold price and market volatility.

As a company, we are considering financing and strategic corporate opportunities with our focus on providing for the advancement of our Talapoosa project.  In May 2015, we finalized a positive PEA at Talapoosa, the results of which were announced on April 27, 2015.  The test programs currently in progress are designed to increase the level of confidence in the metallurgical conclusions that were incorporated into the Talapoosa PEA.

We believe that with appropriate funding, the Talapoosa project can advance toward the preparation of a pre-feasibility study for an anticipated open-pit mining operation.  Subject to available capital, exploration programs at the Lookout Mountain and Windfall areas within our Eureka project and at Seven Troughs may also continue.  We believe that management and our board of directors have the knowledge and experience to evaluate financing and strategic opportunities and to provide for the advancement of our Talapoosa project toward a production decision.

Exploration Plans and Budgets

At Talapoosa, our budget for fiscal year 2017 is approximately $4 million. The work, which is subject to available capital, will include metallurgical and resource expansion drilling - both of which are expected to support advancing the project toward a feasibility study.  The feasibility study is expected to include trade-off studies, further metallurgical tests, analysis of various processing scenarios to optimize gold and silver recovery, update of the resource estimate, and initiation of updates to historic permits to current standards.

Assuming the availability of funding to undertake our exploration programs, we also expect to undertake drill programs at various targets on the Eureka Property as follow up to previous positive intercepts.  Our total exploration budget for fiscal year 2017 is approximately $500,000.  These expenditures are discretionary and may be scaled back depending upon the availability of capital to us.

No exploration activities are anticipated at our Seven Troughs property.  Our total exploration budget for the property for fiscal year 2017 is approximately $50,000 which is discretionary and may be scaled back pending availability of capital.

Results of Operations for Years Ended September 30, 2016 and 2015

Consolidated Results

Our overall consolidated net loss for the year decreased in comparison to the prior year primarily as a result of a decrease in mineral exploration expenses, reduced expenses related to the abandonment of properties, and lower general and administrative costs associated with a decreased level of activity, offset by increased non-cash costs related to stock option and stock issuance expenses. The Company expects to continue to reduce general and administrative expenses while focusing our resources on the advancement of our Talapoosa project in the fiscal year ending September 30, 2017.

(US$)	Year Ended September 30,
	2016	2015
Exploration expenses:
Butte Highlands	$ -	$ -
Eureka/Lookout Mountain	223,886	731,925
Talapoosa	259,559	472,011
Other exploration properties	107,817	323,702
Abandonment of mineral properties	-	556,000
Total exploration expenditures	591,262	2,083,638
Non-cash expenses:
Stock option and stock issuance expense	890,966	194,910
Depreciation, amortization, and accretion	8,916	14,523
Total non-cash expenses	899,882	209,433
Salaries and benefits	354,497	738,595
Professional fees expense	300,928	412,216
Other general and administrative expenses	720,287	946,126
Interest and other (income) expense, net	(40,629)	(17,560)
Income Tax provision (benefit)	(68,985)	-
Net loss	$ (2,757,242)	$ (4,372,448)

During the year ended September 30, 2016, no property abandonments or impairments were recorded at September 30, 2016.

During the year ended September 30, 2015, it was determined that impairments in the values of our Iron Butte and Toole Springs properties existed, and the entire carrying values of $426,000 and $130,000, respectively, were written off as abandonment of mineral properties during the year ended September 30, 2015.  No other abandonments or impairments were recorded at September 30, 2015.

The decrease in the net loss for our fiscal year ended September 30, 2016 as compared to the previous year’s net loss is primarily a result of reduced expenditures on mineral exploration at all of our projects and the no costs related to the abandonment of mineral properties.  Stock issuance and option expenses were higher in 2016 than 2015 primarily due to the issuance of stock and stock options to existing and newly appointed directors.  Salaries and benefits were lower in 2016 than 2015 due to reduced staffing levels.  Professional fees expenses were lower in 2016 than 2015 as a result of lower transaction-related costs.  Other general and administrative expenses were also lower in 2016 than 2015 primarily due to a reduced level of activity.  Other income was higher in 2016 than 2015 primarily due to a favorable foreign exchange rate with Canada in the current year.

Results of Operations for the three and six months ended March 31, 2017 and 2016

Consolidated Results

(US$)	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Exploration expenses:
Eureka	$ 4,138	$ 5,511	$ 15,840	$ 34,029
Talapoosa	31,969	15,309	26,137	61,408
Other exploration properties	285	(13,544)	40,143	50,526
Total exploration expenditures	36,392	7,276	82,120	145,963
Non-cash expenses:
Stock option and stock issuance expense	15,000	-	15,000	351,966
Income tax provision	11,632	-	32,632	-
Loss on sale of investment in JV	-	180,050	-	180,050
Gain on disposal of equipment	(2,500)	-	(2,500)	-
Gain on equipment exchanged for services	-	(25,644)	-	(25,644)
Equipment exchanged for services	-	-	-	29,603
Gain on sale of available-for-sale securities	(23,826)	-	(23,826)	-
Depreciation, amortization and accretion	1,843	1,755	3,598	5,406
Total non-cash expenses	2,149	156,161	24,904	541,381
Professional fees expenses	46,425	62,089	138,240	168,133
Salaries and benefits expenses	109,400	98,109	185,934	250,178
Interest and other income	(125)	(4,598)	793	(28,739)
Other general and administrative expenses	337,206	93,540	426,163	119,580
Net loss	$ (531,447)	$ (412,577)	$ (858,154)	$ (1,196,496)

Our consolidated net loss for the three months ended March 31, 2017 was $531,447, compared to a consolidated net loss of $412,577 for the three months ended March 31, 2016.  The year-over-year difference is primarily attributed to increased exploration activities at Talapoosa and marketing, finder’s fees, and listing-related fees primarily related to our financing in 2017.  Other general and administrative expenditures were higher in 2017 primarily related to increased costs related to marketing and financing activities.  We anticipate that the net loss and general and administrative expenditures will decrease in the upcoming quarter.  Exploration expenditures during the three months ended March 31, 2017 increased, as we continued our metallurgical testing at Talapoosa.  We anticipate that exploration expenditures will continue to be higher year-over-year in the next quarter, as we continue the metallurgical testing.

Our consolidated net loss for the six months ended March 31, 2017 was $858,154 compared to a consolidated net loss of $1,196,496 for the six months ended March 31, 2016.  The year-over-year cost reduction is primarily attributed to significantly decreased exploration activity in the six months ended March 31, 2017 which led to decreased manpower and lower overall costs, offset by higher stock option and stock issuance expense and the loss incurred related to the sale of our interest in Butte Highlands JV, LLC during the period ended March 31, 2016.  We anticipate that year-over-year exploration costs will stay lower throughout the fiscal year, unless additional capital is obtained to increase our exploration activities.  Exploration costs are expected to increase slightly for the nine months ended June 30, 2017, as we continue metallurgical testing at Talapoosa.  Other general and administrative expenditures were higher in 2017 primarily related to increased costs related to marketing and financing activities.  With reduced financing activity in the third quarter, we anticipate that general and administration expenditures will decrease and move closer to the 2016 year-over-year level of expenditures. Exploration expenditures during the six months ended March 31, 2017 decreased as we significantly reduced our exploration program expenditures due to our limited financial resources.  We anticipate that unless additional capital is obtained, exploration expenditures will remain lower for the nine months ending June 30, 2017 compared to 2016, but that the difference will narrow as we conduct metallurgical testing at Talapoosa.

Subject to adequate funding, in 2017, we expect to continue to incur exploration expenses for the advancement of Talapoosa and exploration at Eureka.

Financial Condition and Liquidity

At September 30, 2016, we had assets of $16,704,138, consisting of cash in the amount of $82,275; property, mineral rights and equipment, net of depreciation of $15,482,719, and other assets in the amount of $1,139,144.

At March 31, 2017, we had assets of $17,886,232, consisting of cash in the amount of $245,350; property, mineral rights and equipment, net of depreciation of $17,013,719, restricted cash held for exploration bonds of $314,982, common stock of NJMC valued at $272,376, and other assets in the amount of $39,805.

During the six months ended March 31, 2017, we received $379,175 as the result of partial reductions of the required reclamation bond amounts for our projects due to non-use of land and successful reclamation.  Pursuant to our request, the Bureau of Land Management (“BLM”) inspected the projects and authorized the return of the unobligated portion of our reclamation bonds, due to fewer acres being disturbed than the acreage for which the bond had been required.

The consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of our assets and the settlement of our liabilities in the normal course of our operations. Disruptions in the credit and financial markets over the past several years have had a material adverse impact on a number of financial institutions and investors and have limited access to capital and credit for many companies.  In addition, commodity prices and mining equities have seen significant volatility which increases the risk to precious metal investors.  Credit and market disruptions, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.  Our access to additional capital may not be available on terms acceptable to us or at all.  If we are unable to obtain financing through equity investments, we will seek multiple solutions including, but not limited to, asset sales, corporate transactions, credit facilities or debenture issuances in order to continue as a going concern.

At September 30, 2016, we had working capital of $143,097.  As of September 30, 2016, we have approximately $300,000 outstanding in current liabilities and a cash balance of approximately $150,000.  As of September 30, 2016,  we do not anticipate that we will be able to continue as a going concern for the next 12 months without receiving significant additional financing.  Therefore, we expect to engage in financial transactions to increase our cash balance or decrease our cash obligations in the near term, which may include equity financings, corporate transactions, joint venture agreements, sales of assets, credit facilities or debenture issuances, or other strategic transactions.

At March 31, 2017, we had working capital of $209,864.  As of the date of this report, we have approximately $280,000 outstanding in current liabilities and a cash balance of approximately $630,000.  As of the date of this Quarterly Report on Form 10-Q, we do not anticipate that we will be able to continue as a going concern, meet our Talapoosa option and property expenditure obligations and execute our business plan for the next 12 months without receiving significant additional capital.  We estimate that in order to meet our minimum obligations to maintain the Talapoosa option and continue as a going concern for the next twelve months, we need to raise at least $3 million during the next year, and to conduct our planned exploration program for the Talapoosa project for the next twelve months would require an estimated additional $5 million.  Therefore, we expect to engage in financial transactions to increase our cash balance and/or decrease our cash obligations in the near term, which may include equity financings, refunds of excess restricted cash held for exploration bonds, joint venture agreements, sales of non-core assets, credit facilities, debenture issuances, or other strategic transactions.

The audit opinion and notes that accompany our consolidated financial statements for the year ended September 30, 2016, disclose a ‘going concern’ qualification to our ability to continue in business. The accompanying consolidated financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company and we have incurred losses since our inception. We do not have sufficient cash to fund normal operations and meet all of our obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

We are working to increase our working capital by decreasing our expenditures and seeking additional capital.  We have implemented staff lay-offs and significant salary reductions; reduced our property holdings and curtailed discretionary exploration expenditures; and reduced professional fees and other discretionary expenditures.  We are also working to increase our working capital by continuing to seek additional refunds of certain exploration bond funds that are no longer required and by exploring multiple financing alternatives.

We recognize that we will not be able to execute our operating plans with our current cash balances.  With our current cash balance, refunds of certain bond funds, our anticipated ability to acquire additional capital by way of asset sales and/or financing transactions, and our ability to curtail discretionary exploration expenditures as needed, however, we believe that we will be able to generate sufficient working capital to meet our ongoing, non-discretionary operating expenses for the next 12 months and maintain our primary mineral properties.  We recognize that additional capital will be required shortly and may be obtained through the refund of certain bond funds, financing transactions such as asset sales, corporate transactions, equity investments, joint ventures, debt facilities, or other types of strategic arrangements.

We plan, as funding allows, to follow-up on our completed PEA of Talapoosa with a pre-feasibility study, which is expected to include trade-off studies, further metallurgical tests, and analysis of various processing scenarios.  Also subject to available capital, we may continue prudent exploration programs on our material exploration properties and/or fund some exploratory activities on early-stage properties.  We are currently revising our corporate and exploration budgets with a focus on the advancement of the Talapoosa pre-feasibility study, subject to available capital.  Our current working capital is not sufficient to meet our currently planned exploration costs and general corporate and administrative expenses for the next 12 months, and we will require additional funding and reductions in exploration and administrative expenditures.

Given current market conditions, we cannot provide assurance that necessary financing transactions will be available to us on acceptable terms or at all.  Without additional financing, we would have to further significantly curtail our exploration and other expenditures while we seek alternative funding arrangements to provide sufficient capital to meet our ongoing, non-discretionary expenditures for the next 12 months and maintain our primary mineral properties. If we cannot obtain sufficient additional financing, we may be unable to make required property payments on a timely basis and be forced to return some or all of our leased or optioned properties to the underlying owners.

Financing Activities

In September 2015, in connection with the Transaction with Waterton, we closed a private placement of our common stock.  We closed a transaction wherein we sold 1,331,861 shares of common stock to Waterton at a price of $0.375 per share for gross proceeds of $499,448.

In June 2016, we closed a non-brokered private placement of 10,000,006 units at a price of $0.15 per unit for gross proceeds of $1,500,000.  Each unit in the offering consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of US$0.25 per share until May 31, 2019.  The private placement offering was completed under Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) solely to persons who qualify as accredited investors.  Subscribers who were resident in Canada were required to qualify as accredited investors under Canadian National Instrument 45-106 Prospectus Exemptions.

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8,000,000 Units for total gross consideration of $2,000,000, less offering costs.

The Units were offered and sold solely to persons who qualify as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 506(c) under the Securities Act based on documentation and representations provided by the investors to the Company reasonably confirming their status as accredited investors.

Off-Balance Sheet Arrangements

We do not have any off-balance-sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Critical Accounting Policies and Estimates

See Note 2 to our consolidated financial statements contained in Item 8 of this Annual Report for a complete summary of the significant accounting policies used in the presentation of our financial statements. As described in Note 2, we are required to make estimates and assumptions that affect the reported amounts and related disclosures of assets, liabilities, revenue, and expenses.  We believe that our most critical accounting estimates are related to asset impairments and asset retirement obligations.

Our critical accounting policies and estimates are as follows:

Asset Impairments

Significant property acquisition payments for active exploration properties are capitalized.  The evaluation of our mineral properties for impairment is based on market conditions for minerals, underlying mineralized material associated with the properties, and future costs that may be required for ultimate realization through mining operations or by sale.  If no mineable ore body is discovered, or market conditions for minerals deteriorate, there is the potential for a material adjustment to the value assigned to mineral properties.

We review the carrying value of long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment or abandonment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the asset is used, and the effects of obsolescence, demand, competition, and other economic factors.

Asset Retirement Obligations

We have an obligation to reclaim our properties after the surface has been disturbed by exploration methods at the site. As a result we have recorded a liability for the fair value of the reclamation costs we expect to incur in association with our Eureka Property.  We estimate applicable inflation and credit-adjusted risk-free rates as well as expected reclamation time frames. To the extent that the estimated reclamation costs change, such changes will impact future reclamation expense recorded. A liability is recognized for the present value of estimated environmental remediation (asset retirement obligation) in the period in which the liability is incurred if a reasonable estimate of fair value can be made. The offsetting balance is charged to the related long-lived asset. Adjustments are made to the liability for changes resulting from passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation.

Recently Issued Accounting Standards

On January 25, 2016, the FASB issued Accounting Standards Update (ASU) 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial instruments with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments.  The new standard affects all entities that hold financial assets or owe financial liabilities.  ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  Management has not determined the effect, if any, this new standard will have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15—Presentation of Financial Statements—Going Concern. The guidance requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). If conditions or events exist that raise substantial doubt about an entity’s ability to continue as a going concern, the guidance requires disclosure in the financial statements. The guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company has concluded that adoption of the standard would have minimal impact on the Company’s financial statements as such disclosure is already included the financial statements.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following table sets forth certain information with respect to our current directors and nominees, executive officers and key employees.  The term for each director expires at our next Annual Meeting or until his or her successor is appointed and qualified.  The ages of the directors and officers are shown as of January 24, 2017.

Name	Current Office	Principal Occupation	Director/Officer Since	Age
Steven Osterberg(1)	President & Chief Executive Officer and Director	President & Chief Executive Officer and Director	February 1, 2012	56
Randal Hardy(2)	Chief Financial Officer, Principal Financial Officer	Chief Financial Officer, Principal Financial Officer	September 8, 2016	56
Leigh Freeman(3)	Director	Principal, Leigh Freeman Consultancy	January 18, 2013	67
Paul Dircksen	Director	Director	September 22, 2006	71
Robert Martinez(3)	Director	Management Consultant	January 22, 2010	70
Giulio Bonifacio(3)	Director	President and CEO, Nevada Copper Corp.	July 6, 2016	56
Paul Zink(3)	Director	Principal, Mining Financial Consulting LLC	July 6, 2016	62

(1)  Mr. Osterberg was appointed President and Chief Executive Officer on January 19, 2016.

(2)  Mr. Hardy was re-appointed Chief Financial Officer on September 8, 2016.

(3)  “Independent” in accordance with Rules 121 and 803A of the NYSE MKT Company Guide.

The following is a description of the business background of the Directors and executive officers of Timberline Resources Corporation.

Leigh Freeman – Chairman of the Board of Directors

Mr. Freeman was appointed to the Board of Directors (the “Board) in January 2013. He has over 40 years of experience in the mining industry.  At present, he is Principal with Leigh Freeman Consultancy.  Mr. Freeman has served in technical, managerial and executive positions with junior and senior mining and service companies.  He was a co-founder, President and Director of Orvana Minerals and also held several positions with Placer Dome.  Mr. Freeman also serves on the industry advisory board for the mining programs at the University of Arizona, Montana Tech and South Dakota School of Mines. In addition, he co-chaired the Education Sustainability Committee for the Society of Mining Engineers.

For the following reasons the Board concluded that Mr. Freeman should serve as a Director and Chairman of the Board of Directors of the Company, in light of its business and structure. Mr. Freeman’s technical and management experience in mining and mineral exploration enables him to provide operating and management insight to the Board.  Further, his training and experience as a geological engineer allow him to bring technical expertise to the Board as a director. These skills were determined by the Board to be valuable to the Board at the time the Board recommended Mr. Freeman to stand for re-election to the Board at the Company’s last annual meeting as the Company’s primary assets are exploration stage properties.

Paul Dircksen – Director

Mr. Dircksen has over 35 years of experience in the mining and exploration industry, serving in executive, managerial, and technical roles at several companies.  He has been a director since January 2005 and was our Vice President of Business Development and Technical Services from January 1, 2015 through December 2016.  Mr. Dircksen was our Vice President of Exploration from May 2006 to January 2012, our Executive Chairman from September 2009 to August 2014.  He was our President and Chief Executive Officer from March 2011 to December 2014.  Working in the United States and internationally, he has a strong technical background, serving as a team member on approximately nine gold discoveries, seven of which later became operating mines.  From January 2005 to May 2006 he was self-employed as a consulting geologist until joining Timberline Resources.  Mr. Dircksen was the president of Brett Resources from January 2004 to December 2004, and prior to that, from January 2003 to December 2003, he was President of Bravo Venture Group, a junior exploration company.  During 2002, he was self-employed as an independent mineral geologist.  Between 1987 and 2001, Mr. Dircksen was Senior Vice-President of Exploration for Orvana Minerals Corp.  He holds an M.S. in Geology from the Mackay School of Mines at the University of Nevada.  Mr. Dircksen currently serves as a director of Avrupa Minerals.

For the following reasons the Board concluded that Mr. Dircksen should serve as a Director of the Company, in light of its business and structure. Mr. Dircksen’s extensive management experience in mineral exploration companies and background in mineral projects enable him to provide operating and leadership insights to the Board as the Executive Chairman.  Further, his training and experience as a geologist allow him to bring technical expertise in regard to mineral exploration to the Company.   These skills were determined by the Board to be valuable to the Board at the time the Board recommended Mr. Dircksen to stand for re-election to the Board at the Company’s last annual meeting as the Company’s primary assets are exploration stage properties.

Robert Martinez – Director

Mr. Martinez was appointed to the Board of Directors in January 2010.  He is a metallurgical engineer with over 43 years of experience in the mining and exploration industry.  Since May 2005, Mr. Martinez has been an independent mine management and metallurgical consultant.  In addition, from May 2005 until September 2008, Mr. Martinez was a member of the Board of Directors of Metallica Resources Inc., and from August 2005 until May 2009, he was a member of the Board of Directors of Zacoro Metals.  From August 1988 until December 2004, Mr. Martinez held various management and executive positions at NYSE-listed Coeur d’Alene Mines Corporation including serving as Vice President and General Manager of the Rochester Mine, Vice President of Engineering and Operations,  Senior Vice President of Operations, and President and Chief Operating Officer.  Mr. Martinez holds a B.S. in Metallurgical Engineering from the University of Arizona and has completed graduate work in business at Western New Mexico University and Dartmouth College.

For the following reasons the Board concluded that Mr. Martinez should serve as a Director of the Company, in light of its business and structure. Mr. Martinez’s technical and management experience in mining and metallurgy enables him to provide operating insight to the Board.  Further, his training and experience as a metallurgical engineer allow him to bring technical expertise to the Board as a director. These skills were determined by the Board to be valuable to the Board at the time the Board recommended Mr. Martinez to stand for re-election to the Board at the Company’s last annual meeting as the Company’s primary assets are exploration stage properties.

Giulio Bonifacio – Director

Mr. Bonifacio has over 30 years in senior executive positions in the mining industry, including as the founder, President & CEO of Nevada Copper Corp. since August 2006.  Mr. Bonifacio is a Chartered Professional Accountant with extensive experience and knowledge in areas of capital markets, project finance, securities matters and mergers & acquisitions. Mr. Bonifacio has held senior executive roles primarily in the precious metal sector with Getty Resources Limited, TOTAL S.A., and Vengold Inc.  Mr. Bonifacio has been a senior or lead director of several publicly traded companies in the mining industry and most recently was with Goldrock Mines Corp. which was acquired in July 2016.

For the following reasons the Board concluded that Mr. Bonifacio should serve as a director of the Company, in light of its business and structure. Mr. Bonifacio’s technical, financial and management experience in mining and mineral exploration enables him to provide financial, market, and technical insight to the Board.  Further, his training and experience as an accountant and mining executive allow him to bring technical, financial, capital markets and managerial expertise to the Board as a director. These skills were determined by the Board to be valuable to the Board at this time the Board recommended Mr. Bonifacio to be appointed to the Board and to stand for election to the Board at the Company’s next annual meeting as the Company requires ongoing financing and the Company’s primary assets are exploration stage properties.

Paul Zink – Director

Mr. Zink has over 35 years as a natural resource professional.  At present, he is principal at Mining Financial Consulting LLC.  Previously, he was Sr. VP and CFO at Rare Element Resources, Ltd. from December 2013 through March 2016 where he managed the financial, investor relations and business development functions for the company. He previously served as Chief Executive Officer, Chief Investment Officer and Director for Americas Bullion Royalty Corp. from March 2013 to November 2013 and as President of Eurasian Capital from July 2010 to January 2013.  Mr. Zink also served as President and Director of International Royalty Corporation from 2008 until its sale to Royal Gold in 2010.  Over his career in mining, he has also held high-level positions with companies like Pegasus Gold, Inc. and Koch Industries. Early in his career, he spent more than 15 years with J.P. Morgan & Co. in commercial and investment banking roles covering the minerals and energy sectors. He holds a B.A. in Economics & International Relations from Lehigh University.

For the following reasons the Board concluded that Mr. Zink should serve as a director of the Company, in light of its business and structure. Mr. Zink’s financial and management experience in mining and mineral exploration enables him to provide financial, market, and management insight to the Board.  Further, his training and experience as a banker, analyst and mining executive allow him to bring financial, capital markets and managerial expertise to the Board as a director. These skills were determined by the Board to be valuable to the Board at the time the Board recommended Mr. Zink to be appointed to the Board and to stand for election to the Board at the Company’s next annual meeting, as the Company requires ongoing financing and the Company’s primary assets are exploration stage properties.

Steven Osterberg – President, Chief Executive Officer and Director

Dr. Osterberg was appointed as our President and Chief Executive Officer and a Director effective January 19, 2016 and prior to that was our Vice-President, Exploration since February 1, 2012.  Previously, since April 2009, Dr. Osterberg was a Senior Geologist with Tetra Tech, Inc., a mining-related consulting firm.  From November 2004 through March 2009, Dr. Osterberg was an independent consulting geologist.  During this period, Dr. Osterberg also co-founded Jack’s Fork Exploration, Inc., a privately held mineral exploration company.  From 2002 to 2004, Dr. Osterberg was a Senior Geologist at Tetra Tech-MFG, Inc.  Dr. Osterberg holds a Ph.D. in geology from the University of Minnesota and is a licensed professional geologist (P.G.) and qualified person (QP) with the Society of Mining and Metallurgy (SME). Mr. Osterberg is employed on a full-time basis with Timberline Resources.

For the following reasons the Board concluded that Mr. Osterberg should serve as a Director of the Company, in light of its business and structure. Mr. Osterberg has extensive knowledge of the Company’s properties having served and continuing to serve as the Company’s Vice-President, Exploration.  Further, Mr. Osterberg’s degree and qualifications in geology provided expertise to the Board regarding the Company’s exploration potential.  These skills were determined by the Board to be valuable to the Board at the time the Board appointed Mr. Osterberg to the Board as the Company’s primary assets are exploration stage properties.

Randal Hardy – Chief Financial Officer

Mr. Hardy was re-appointed as our Chief Financial Officer on September 8, 2016.  From January 2016 through September 8, 2016, Mr. Hardy served as a consultant to the Company performing accounting and other duties for the Company and assisting Mr. Osterberg who was serving as the Company’s principal financial officer.  Mr. Hardy served as Chief Financial Officer from March 2011 through January 2016 and previously served as the Company’s Chief Executive Officer, Chief Financial Officer and as a Director beginning in August 2007 through March 2011, when Paul Dircksen was appointed Chief Executive Officer, and Mr. Hardy continued as the Chief Financial Officer and a Director of the Company.  He was a Director until August 2014.  Prior to his appointment by us, since September 2006, Mr. Hardy was the President of HuntMountain Resources, a publicly held U.S.-based junior exploration company.  Prior to that, from August 2005, he was HuntMountain’s Chief Financial Officer.  Previously, from 1997 to 2005, he held positions as President and CEO of Sunshine Minting, Inc. a privately held, precious metal custom minting and manufacturing firm.  Prior to his tenure at Sunshine Minting, Inc., Mr. Hardy has served as Treasurer of the NYSE-listed Sunshine Mining and Refining Company.  Mr. Hardy has a Business Administration degree from Boise State University and has attained certifications as a Certified Management Accountant and a Certified Cash Manager.  Mr. Hardy currently serves as a director of Rae-Wallace Mining Company and is employed on a full-time basis with Timberline Resources.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including Directors, pursuant to which the officer was selected to serve as an officer.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees.

Other Directorships

None of the Directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

Other than as noted below, we are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

One of our directors, Paul Zink, was a director of Atna Resources Ltd. (“Atna”) from April 2011 until May 2016.  Atna and subsidiaries filed a petition for bankruptcy in the U.S. Bankruptcy Court in Colorado in October 2015 and filed an associate action in Canada.  Mr. Zink is no longer a director of Atna.

EXECUTIVE COMPENSATION

Executive Officers

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the year ended September 30, 2016 of those persons who were, at September 30, 2016 (i) the chief executive officer (Steven Osterberg) (ii) the chief financial officer (Randal Hardy) and (iii) any other highly compensated executive officers of the Company, whose annual base salary and bonus compensation was in excess of $100,000:

SUMMARY COMPENSATION TABLE

Name and principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Unit and Stock Option Awards(17) ($)	All Other Compensation ($)	Total ($)
Steven Osterberg, President, Chief Executive Officer(1)	2016	150,000	0	75,000(2)	17,308(3)	242,308
	2015	173,958	0	12,000(4)	0	185,958
Randal Hardy, Chief Financial Officer(5)	2016	59,680	0	191,500(6)	154,405(7)	405,585
	2015	214,771	0	15,000(8)	0	229,771
Paul Dircksen, Past Vice—President, Business Development and Technical Services(9)	2016	21,438	0	235,000(10)	0	256,438
	2015	116,375	0	13,500(11)	0	129,875
Kiran Patankar, Past President and Chief Executive Officer(12)	2016	76,731	0	14,466(13)	6,923(14)	98,120
	2015	159,375	50,000	16,411(15)	69,000(16)	294,786

(1) Mr. Osterberg was appointed President & Chief Executive Officer on January 19, 2016.

(2) 250,000 stock option awards, with an exercise price of $0.40 per share.  The option awards vested immediately.

(3) Payment for earned but unused vacation time.

(4) 40,000 stock option awards, with an exercise price of $0.48 per share.  The option awards vested immediately.

(5) Mr. Hardy was Chief Financial Officer until his resignation on January 20, 2016.  He continued to serve as a consultant to the Company and was re-appointed as Chief Financial Officer on September 8, 2016.

(6) 50,000 stock option awards, with an exercise price of $0.40 per share, 325,000 stock unit awards valued at $0.50 per share, and 100,000 stock unit awards valued at $0.14 per share.  The awards vested immediately.

(7) Payment for earned but unused vacation time, and consulting fees paid to Mr. Hardy while serving as a consultant to the Company.

(8) 50,000 stock option awards, with an exercise price of $0.48 per share.  The option awards vested immediately.

(9) Mr. Dircksen was President & Chief Executive Officer until his resignation from those offices effective on December 31, 2014 when he was appointed Vice-President of Business Development and Technical Services.  Mr. Dircksen retired effective December 31, 2015.

(10) 200,000 stock option awards, with an exercise price of $0.40 per share and 350,000 stock unit awards valued at $0.50 per share.  The awards vested immediately.

(11) 45,000 stock option awards, with an exercise price of $0.48 per share.  The option awards vested immediately.

(12) Mr. Patankar was President & Chief Executive Officer from January 1, 2015 until January 19, 2016.

(13) 43,837 stock option awards, with an exercise price of $0.50 per share.  The option awards vested immediately.

(14) Payment for earned but unused vacation time.

(15) 34,189 stock option awards, with an exercise price of $0.74 per share.  The option awards vested immediately.

(16) Stock grant 100,000 common stock shares valued at $0.69.

(17) Stock Option awards are valued using the Black-Scholes method in accordance with FASB ASC Topic 718 and stock unit awards are valued at the market price of the stock on the date of grant.  These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.  For additional information on the assumptions underlying the valuation of the Company’s stock-based awards, please refer to Note 14 of the Company’s consolidated financial statements included in its Annual Report on Form 10-K filed on December 20, 2016.

Executive Compensation Agreements

Osterberg Employment Agreement

On August 28, 2015, Steven Osterberg, our Vice President of Exploration, and subsequently on January 19, 2016, appointed as our President and Chief Executive Officer, entered into an employment agreement (“Osterberg Agreement”) setting forth the material terms of his employment with the Company.

Pursuant to the terms of the terms of the Osterberg Agreement, the Company employs Mr. Osterberg as a full-time executive employee for an indefinite period of time.  The Osterberg Agreement details Mr. Osterberg’s duties pursuant to his employment are to fulfill the obligations and duties of the Vice President of Exploration and report to the Chief Executive Officer of the Company. In consideration for rendering such services, Mr. Osterberg shall be compensated with an annual salary of not less than $150,000, less required and authorized deductions and withholdings, payable in semi-monthly payments consistent with the Company’s normal payroll practices. The Company will also pay for (or reimburse Mr. Osterberg the cost of) health, dental and vision insurance for Mr. Osterberg and his eligible family members. The Osterberg Agreement provides for the reimbursement of all reasonable business expenses of Mr. Osterberg.

The Osterberg Agreement also provides that Mr. Osterberg is eligible to participate in such profit-sharing, bonus, stock purchase, incentive and performance award programs which are made available to employees of the Company with comparable authority or duties. Mr. Osterberg is eligible to receive performance bonuses and other incentive compensation based upon the recommendations and approval, and subject to the sole discretion, of our Board of Directors. The Osterberg Agreement provides that Mr. Osterberg is entitled to take six (6) weeks of paid vacation in each 12 month period of employment and will be permitted to carry-over up to six (6) weeks of unused vacation into the next calendar year.

The Osterberg Agreement provides that Mr. Osterberg may be terminated (i) without “Cause” upon 90 days written notice or (ii) with “Cause” immediately upon written notice, and Mr. Osterberg may resign (i) for “Good Reason” immediately upon written notice and (ii) without “Good Reason” upon 30 days written notice. “Cause” is as defined in the Osterberg Agreement and includes: material breach of the Osterberg Agreement by Mr. Osterberg, conviction of a crime involving moral turpitude, fraud or misrepresentation, or the commission of such acts by Mr. Osterberg, and Mr. Osterberg’s inability to fulfill his duties under the Osterberg Agreement.  “Good Reason” is as defined in the Osterberg Agreement and includes assignment of duties inconsistent with Mr. Osterberg’s duties, a reduction without consent to Mr. Osterberg’s base salary, a requirement to relocate without Mr. Osterberg’s consent, the failure of the Company’s to obtain the assumption of obligations under the Osterberg Agreement by any successor or breach of the Osterberg Agreement by the Company. The Osterberg Agreement also terminates upon retirement, permanent disability or death.

Upon termination without Cause or resignation for Good Reason following a Change in Control of the Company (as defined in the Osterberg Agreement) or upon termination due to death or permanent disability, the Company shall: (a) pay Mr. Osterberg a severance benefit equal to the product of his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, multiplied by a “change in control multiplier” equal to one (1) plus one twelfth (1/12) of the number of full years (up to a maximum of twelve (12) years) that Mr. Osterberg was employed by the Company, (b) pay for health insurance benefits for Mr. Osterberg and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Osterberg was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Osterberg the value of his earned but unused vacation days.

Upon termination without Cause or resignation for Good Reason not following a Change in Control of the Company, the Company shall: (a) pay Mr. Osterberg a severance benefit equal his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, (b) pay for health insurance benefits for Mr. Osterberg and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Osterberg was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Osterberg the value of his earned but unused vacation days.

Receipt of any severance payments is conditioned upon the execution of a separation agreement and release of claims against the Company.

Upon termination with Cause or resignation without Good Reason, the Company shall on the date of termination pay Mr. Osterberg: (a) his earned salary, bonus or other compensation, (b) the value of Mr. Osterberg’s earned but unused vacation days and (c) unreimbursed business expenses.

Upon retirement, the Osterberg Agreement provides that the Company is not obligated to pay Mr. Osterberg a monthly retirement benefit but shall endeavor in good faith to devise and implement a retirement plan for Mr. Osterberg and the other employees of the Company.

The Osterberg Agreement provides for Mr. Osterberg to maintain the confidentiality of the Company’s confidential information and contains a non-competition provision pursuant to which Mr. Osterberg agrees for a one year period following termination to not directly or indirectly for himself or on behalf of others (a) solicit for employment or as a consultant or independent contractor or enter into an independent contract or relationship with any person employed by the Company at any time during such period or otherwise interfere with such employment relationship, (b) induce or attempt to induce any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or (c) disparage the Company.

The Osterberg Agreement also contains standard provisions regarding notices, amendments, governing law and jurisdiction.

Mr. Osterberg’s contract was not amended or in any way altered in relation to his appointment as President and Chief Executive Officer on January 19, 2016.

Hardy Employment Arrangements and Agreement

On January 6, 2017, Timberline Resources Corporation (the “Company”) entered into an employment offer letter (the “Offer Letter”) with Mr. Hardy, effective December 16, 2016, regarding the terms and compensation of Mr. Hardy’s employment as Chief Financial Officer of the Company.  Pursuant to the terms of the Offer Letter, Mr. Hardy became an employee of the Company on December 16, 2016 with a deemed employment start date of August 27, 2007, due to Mr. Hardy’s continual role with the Company as a former employee and consultant.  During the term of his employment, Mr. Hardy will serve as Chief Financial Officer and Corporate Secretary of the Company.  Mr. Hardy will receive an annual salary of $150,000, accrue six weeks of paid vacation annually, and, in accordance with normal practices of the Company, be eligible to participate in the Company’s health and group life insurance plans, retirement plans, stock option and incentive plans, incentive and performance award programs, performance bonuses, salary increases, etc. at the discretion of the Company’s management and Board of Directors.

Previously, on January 19, 2016, Mr. Hardy resigned as Chief Financial Officer. In connection with Mr. Hardy’s resignation, the Registrant agreed to the issuance to Mr. Hardy of 100,000 Stock Units (or equivalent equity securities) of the Company and continuation of his health benefits under the terms of his former employment agreement. Additionally, the Company agreed to hire Mr. Hardy as a consultant to the Company to assist in the transition to a new Chief Financial Officer at a rate of $85 per hour.

On September 8, 2016, the Company’s re-appointed Mr. Hardy as Chief Financial Officer of the Company without any amendment in his compensation under the consulting arrangement until January 6, 2017, as described above.

Previously, on September 2, 2015, Randal Hardy, our then Chief Financial Officer who subsequently resigned effective January 19, 2016, entered into a letter agreement regarding Mr. Hardy’s continued employment (the “Hardy Agreement”).

Pursuant to the terms of the terms of the Hardy Agreement, the Company employed Mr. Hardy as a full-time executive employee for an indefinite period of time.  The Hardy Agreement detailed Mr. Hardy’s duties pursuant to his employment were to fulfill the obligations and duties of the Chief Financial Officer of the Company and report to the Chief Executive Officer of the Company. In consideration for rendering such services, Mr. Hardy was to be compensated with an annual salary of not less than $175,000, less required and authorized deductions and withholdings, payable in semi-monthly payments consistent with the Company’s normal payroll practices. The Company would also pay for (or reimburse Mr. Hardy the cost of) health, dental and vision insurance for Mr. Hardy and his eligible family members. The Hardy Agreement provided for the reimbursement of all reasonable business expenses of Mr. Hardy.

The Hardy Agreement also provided that Mr. Hardy was eligible to participate in such profit-sharing, bonus, stock purchase, incentive and performance award programs which are made available to employees of the Company with comparable authority or duties. Mr. Hardy is eligible to receive performance bonuses and other incentive compensation based upon the recommendations and approval, and subject to the sole discretion, of the Board. The Hardy Agreement provided that Mr. Hardy was entitled to take six (6) weeks of paid vacation in each 12 month period of employment and would be permitted to carry-over up to six (6) weeks of unused vacation into the next calendar year.

The Hardy Agreement provided that Mr. Hardy could be terminated (i) without “Cause” upon 90 days written notice, (ii) with “Cause” immediately upon written notice, or Mr. Hardy may resign (i) for “Good Reason” immediately upon written notice and (ii) without “Good Reason” upon 30 days written notice. “Cause” was defined in the Hardy Agreement and included:

material breach of the Hardy Agreement by Mr. Hardy, conviction of a crime involving moral turpitude, fraud or misrepresentation, or the commission of such acts by Mr. Hardy, and Mr. Hardy’s inability to fulfill his duties under the Hardy Agreement.  “Good Reason” was defined in the Hardy Agreement and included assignment of duties inconsistent with Mr. Hardy’s duties, a reduction without consent to Mr. Hardy’s base salary, a requirement to relocate without Mr. Hardy’s consent, the failure of the Company to obtain the assumption of obligations under the Hardy Agreement by any successor or breach of the Hardy Agreement by the Company. The Hardy Agreement also terminated upon retirement, permanent disability or death.

Upon termination without Cause or resignation for Good Reason following a Change in Control of the Registrant (as defined in the Hardy Agreement) or upon termination due to death or permanent disability, the Registrant was required to: (a) pay Mr. Hardy a severance benefit equal to the product of his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, multiplied by a “change in control multiplier” equal to one (1) plus one twelfth (1/12) of the number of full years (up to a maximum of twelve (12) years) that Mr. Hardy was employed by the Company, (b) pay for health insurance benefits for Mr. Hardy and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Hardy was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Hardy the value of his earned but unused vacation days.

Upon termination without Cause or resignation for Good Reason not following a Change in Control of the Company, the Registrant was required to: (a) pay Mr. Hardy a severance benefit equal his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, (b) pay for health insurance benefits for Mr. Hardy and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Hardy was employed by the Registrant or until such benefits are paid for by another employer, and (c) pay Mr. Hardy the value of his earned but unused vacation days.

Receipt of any severance payments was conditioned upon the execution of a separation agreement and release of claims against the Company.

Upon termination with Cause or resignation without Good Reason, the Registrant was required on the date of termination to pay Mr. Hardy: (a) his earned salary, bonus or other compensation, (b) the value of Mr. Hardy’s earned but unused vacation days and (c) unreimbursed business expenses.

Upon retirement, the Hardy Agreement provided that the Registrant was not obligated to pay Mr. Hardy a monthly retirement benefit but shall endeavor in good faith to devise and implement a retirement plan for Mr. Hardy and the other employees of the Registrant.

The Hardy Agreement provided for Mr. Hardy to maintain the confidentiality of the Registrant’s confidential information and contained a non-competition provision pursuant to which Mr. Hardy agreed for a one year period following termination to not directly or indirectly for himself or on behalf of others (a) solicit for employment or as a consultant or independent contractor or enter into an independent contract or relationship with any person employed by the Company at any time during such period or otherwise interfere with such employment relationship, (b) induce or attempt to induce any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or (c) disparage the Company.

The Hardy Agreement also contained standard provisions regarding notices, amendments, governing law and jurisdiction.

Patankar Employment Agreement

On August 28, 2015, Kiran Patankar, who was our President and Chief Executive Officer until January 19, 2016, entered into an employment agreement (“Patankar Agreement”) setting forth the material terms of his employment with the Company.  On January 19, 2016, Mr. Patankar’s employment with Timberline Resources as its President and Chief Executive Officer ended.

Pursuant to the terms of the terms of the Patankar Agreement, Mr. Patankar was a full-time executive employee for an indefinite period of time.  The Patankar Agreement detailed Mr. Patankar’s duties pursuant to his employment are to fulfill the obligations and duties of the President and Chief Executive Officer and report to the Board of Directors. In consideration for rendering such services, Mr. Patankar was to be compensated with an annual salary of not less than $225,000, less required and authorized deductions and withholdings, payable in semi-monthly payments consistent with the Company’s normal payroll practices. The Company would also pay for (or reimburse Mr. Patankar the cost of) health, dental and vision insurance for Mr. Patankar and his eligible family members. The Patankar Agreement provided for the reimbursement of all reasonable business expenses of Mr. Patankar.

The Patankar Agreement also provided that Mr. Patankar was eligible to participate in such profit-sharing, bonus, stock purchase, incentive and performance award programs which were made available to our employees with comparable authority or duties. Mr. Patankar was eligible to receive performance bonuses and other incentive compensation based upon the recommendations and approval, and subject to the sole discretion, of our Board of Directors. The Patankar Agreement provided that Mr. Patankar was entitled to take six (6) weeks of paid vacation in each 12 month period of employment and was permitted to carry-over up to six (6) weeks of unused vacation into the next calendar year.

The Patankar Agreement provided that Mr. Patankar’s Agreement may be terminated (i) without “Cause” upon 90 days written notice or(ii) with “Cause” immediately upon written notice, and Mr. Patankar may resign (i) for “Good Reason” immediately upon written notice, and (ii) without “Good Reason” upon 30 days written notice. “Cause” was defined in the Patankar Agreement and included: material breach of the Patankar Agreement by Mr. Patankar, conviction of a crime involving moral turpitude, fraud or misrepresentation, or the commission of such acts by Mr. Patankar, and Mr. Patankar’s inability to fulfill his duties under the Patankar Agreement.  “Good Reason” was defined in the Patankar Agreement and included assignment of duties inconsistent with Mr. Patankar’s position, a reduction without written consent to Mr. Patankar’s base salary, a requirement to relocate without Mr. Patankar’s consent, the failure of the Company to obtain the assumption of obligations under the Patankar Agreement by any successor, a breach of the Patankar Agreement by the Company, or any other circumstances meeting the definitions of “involuntary separation” in Treasury Regulation Section 1.409A-1(n). The Patankar Agreement also terminated upon retirement, permanent disability or death.

Upon termination without Cause or resignation for Good Reason following a Change in Control of the Company (as defined in the Patankar Agreement) or upon termination due to death or permanent disability, the Company was required to: (a) pay Mr. Patankar a severance benefit equal to the product of his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, multiplied by a “change in control multiplier” equal to two (2) plus one twelfth (1/12) of the number of full years (up to a maximum of twelve (12) years) that Mr. Patankar was employed by the Registrant, (b) pay for health insurance benefits for Mr. Patankar and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Patankar was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Patankar the value of his earned but unused vacation days.

Upon termination without Cause or resignation for Good Reason not following a Change in Control of the Company, the Company was required to: (a) pay Mr. Patankar a severance benefit equal his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, (b) pay for health insurance benefits for Mr. Patankar and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Patankar was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Patankar the value of his earned but unused vacation days and unreimbursed business expenses.

Receipt of any severance payments was conditioned upon the execution of a separation agreement and release of claims against the Company.

Upon termination with Cause or resignation without Good Reason, the Company was required on the date of termination to pay Mr. Patankar: (a) his earned salary, bonus or other compensation, (b) the value of Mr. Patankar’s earned but unused vacation days and (c) unreimbursed business expenses.

Upon retirement, the Patankar Agreement provided that the Company was not obligated to pay Mr. Patankar a monthly retirement benefit but was to endeavor in good faith to devise and implement a retirement plan for Mr. Patankar and the other employees of the Company.

The Patankar Agreement provided for Mr. Patankar to maintain the confidentiality of the Company’s confidential information and contained a non-competition provision pursuant to which Mr. Patankar agreed for a one year period following termination to not directly or indirectly for himself or on behalf of others (a) solicit for employment or as a consultant or independent contractor or enter into an independent contract or relationship with any person employed by the Company at any time during such period or otherwise interfere with such employment relationship, (b) induce or attempt to induce any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or (c) disparage the Company.

The Patankar Agreement also contained standard provisions regarding notices, amendments, governing law and jurisdiction.

Dircksen Employment Agreement

On September 22, 2015, Mr. Paul Dircksen, current director of the Company and the former Vice President Business Development & Technical Services and President and Chief Executive Officer of the Company, entered into a letter agreement, effective September 21, 2015, regarding Mr. Dircksen’s ongoing relationship with the Company (the “Dircksen Agreement”). Upon execution of the Dircksen Agreement, by mutual agreement, Mr. Dircksen’s employment agreement with the Company, dated effective May 1, 2006, was terminated in its entirety and Mr. Dircksen waived any claims, rights or assertions related to any of the terms and conditions of the prior employment agreement, including any provisions relating to payment for any change of control.

Pursuant to the Dircksen Agreement, Mr. Dircksen will continue as a consultant to the Company at an annual compensation rate of $73,500 payable bi-monthly in accordance with the Company’s normal practices until a change of control occurs.  The Company will reimburse Mr. Dircksen and his spouse for health coverage benefits for 13 years through payment of medical and dental insurance coverage premiums up to $12,000 per year. The Company has also agreed to transfer title of the Company truck which Mr. Dircksen currently drives to Mr. Dircksen.

If a change of control occurs, the Company has agreed to consider in good faith continuing Mr. Dircksen’s consulting arrangement on mutually agreeable terms.

The Dircksen Agreement further provides that the Company will inform the Company’s compensation committee at the time it is considering issuing awards under the Company’s proposed 2015 Stock and Incentive Plan, which was approved by the shareholders on September 24, 2015, that Mr. Dircksen and the Company have agreed that the value of the surrender of Mr. Dircksen’s change of control rights contained in Mr. Dircksen’s prior employment agreement is approximately $160,000.  The Dircksen Agreement, however, does not bind the Company or the compensation committee to undertake any issuance of awards under the 2015 Stock and Incentive Plan and the issuance of any such awards to Mr. Dircksen in the future remains in the sole discretion of the compensation committee.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.  Specific executive employment agreements described above do, however, provide that if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, as such terms are defined in their respective employment agreements, the executive will be entitled to receive payments as set forth in the above discussions, which payments are greater in each case in the event that such termination or resignation is in relation to a change in control transaction.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the stock options granted to our named executive officers as of September 30, 2016. No stock appreciation rights were awarded.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date
Steven Osterberg	8,334 8,334 40,000 250,000	$6.48 $5.88 $0.48 $0.40	2/1/2017 4/11/2017 12/17/2019 7/6/2021
Randal Hardy	12,500 50,000 50,000	$5.88 $0.48 $0.40	4/11/2017 12/17/2019 7/6/2021

 (1)   Subsequent to September 30, 2014 our board of directors and stockholders approved a one-for-twelve reverse stock split of our common stock.  After the reverse stock split, effective October 31, 2014, each holder of record held one share of common stock for every 12 shares held immediately prior to the effective date.  As a result of the reverse stock split, the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted to reflect the change in the share price and outstanding shares on the date of the reverse stock split.  The effect of fractional shares was not material.  All share and per-share amounts and related disclosures have been retroactively adjusted for all periods to reflect the on-for-twelve reverse stock split.

Directors

The following table sets forth the stock options granted to our directors during the fiscal year ended September 30, 2016.  Compensation to directors that are also executive officers is detailed above and is not included on this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Leigh Freeman	0	0	75,000(1)	0	0	0	75,000
Robert Martinez	0	0	60,000(2)	0	0	0	60,000
Giulio Bonifacio	0	0	180,000(3)	0	0	0	180,000
Paul Zink	0	0	60,000(4)	0	0	0	60,000

(1)   250,000 stock option awards, with an exercise price of $0.40 per share.  The option awards vested immediately.

(2)   200,000 stock option awards, with an exercise price of $0.40 per share.  The option awards vested immediately.

(3)   600,000 stock option awards, with an exercise price of $0.40 per share.  The option awards vested immediately.

(4)   200,000 stock option awards, with an exercise price of $0.40 per share.  The option awards vested immediately.

Compensation of Directors

Directors that were also executive officers received no monetary compensation for serving as a Director.  Non-executive directors are granted non-qualified stock options as compensation.  Such stock option awards are determined at the sole discretion of the Company’s Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information as of May 26, 2017, regarding the ownership of our common stock by:

•

each named executive officer, each director and all of our directors and executive officers as a group; and

•

each person who is known by us to own more than 5% of our shares of common stock

Subsequent to September 30, 2014 our board of directors and stockholders approved a one-for-twelve reverse stock split of our common stock.  After the reverse stock split, effective October 31, 2014, each holder of record held one share of common stock for every 12 shares held immediately prior to the effective date.  As a result of the reverse stock split, the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted to reflect the change in the share price and outstanding shares on the date of the reverse stock split.  The effect of fractional shares was not material.  All share and per-share amounts and related disclosures have been retroactively adjusted for all periods to reflect the on-for-twelve reverse stock split.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 33,146,952 shares of common stock outstanding as of May 26, 2017. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following May 26, 2017 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

DIRECTORS AND EXECUTIVE OFFICERS

Title of Class	Name of Beneficial Owner	Number of Shares of Common Stock/Common Shares Underlying Derivative Securities Beneficially Owned	Percentage of Common Shares**
Common Stock	Leigh Freeman (a)(1) Chairman of the Board, Director	65,066 / 368,400	1.29%
Common Stock	Steve Osterberg (b)(2) President & Chief Executive Officer, Director	334,160 / 621,667	2.83%
Common Stock	Randal Hardy (b)(3) Chief Financial Officer	330,601 / 140,000	1.41%
Common Stock	Giulio Bonifacio (a)(4) Director	800,000 / 1,700,000	7.17%
Common Stock	Paul Dircksen(a)(5) Director	394,225 / 245,000	1.91%
Common Stock	Robert Martinez (a)(6) Director	- / 245,000	*
Common Stock	Paul Zink (a)(7) Director	- / 200,000	*

Common Stock	Total Directors and Executive Officers as a group (6 persons)	1,924,052 / 3,520,067	14.85%

5% STOCKHOLDERS

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock/Common Shares Underlying Derivative Securities Beneficially Owned	Percentage of Common Shares**
Common Stock	American Gold Capital US Inc. c/o Gunpoint Exploration Ltd. Suite 201, 1512 Yew Street Vancouver, BC V6K 3E4 Canada	3,000,000 / -	9.05%
Common Stock	Nicholas Stuart Bryant The Manor House South Warnborough Hook, Hampshire RG29 1RR United Kingdom	1,200,000 / 1,200,000 (8)	6.99%
Common Stock	Belmont Capital Corp #303-750 Pender Street Vancouver, BC V6C 1T7 Canada	1,200,000 / 1,233,333(9)	7.11%

* less than 1%.

** The percentages listed for each shareholder are based on 33,146,952 shares outstanding as of May 26, 2017 and assume the exercise by that shareholder only of his entire option or warrant, exercisable within 60 days of May 26, 2017.

(a)

Director only

(b)

Officer and Director

(1)

A vested option to purchase 8,334 shares was granted to this stockholder on January 18, 2013 with an exercise price of $2.64 per share and an expiration date of January 18, 2018.  A vested option to purchase 45,000 shares was granted to this stockholder on December 17, 2014 with an exercise price of $0.48 per share and an expiration date of December 17, 2019.  A vested option to purchase 250,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.  This stockholder acquired units on June 30, 2016 which included 65,066 shares of common stock and 65,066 warrants to acquire one share of common stock with an exercise price of $0.25 and an expiration date of May 31, 2019.

(2)

A vested option to purchase 40,000 shares was granted to this stockholder on December 17, 2014 with an exercise price of $0.48 per share and an expiration date of December 17, 2019.  A vested option to purchase 250,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.  This stockholder acquired units on June 30, 2016 which included 266,667 shares of common stock and 266,667 warrants to acquire one share of common stock with an exercise price of $0.25 and an expiration date of May 31, 2019.  This stockholder acquired units on April 12, 2017 which included 65,000 shares of common stock and 65,000 warrants to acquire one share of common stock with an exercise price of $0.40 and an expiration date of January 31, 2020.

(3)

A vested option to purchase 50,000 shares was granted to this stockholder on December 17, 2014 with an exercise price of $0.48 per share and an expiration date of December 17, 2019.  A vested option to purchase 50,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.  This stockholder acquired units on April 12, 2017 which included 40,000 shares of common stock and 40,000 warrants to acquire one share of common stock with an exercise price of $0.40 and an expiration date of January 31, 2020.

(4)

A vested option to purchase 600,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.  This stockholder acquired units on June 30, 2016 which included 1,100,000 shares of common stock and 1,100,000 warrants to acquire one share of common stock with an exercise price of $0.25 and an expiration date of May 31, 2019.

(5)

A vested option to purchase 45,000 shares was granted to this stockholder on December 17, 2014 with an exercise price of $0.48 per share and an expiration date of December 17, 2019.  A vested option to purchase 200,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.

(6)

A vested option to purchase 45,000 shares was granted to this stockholder on December 17, 2014 with an exercise price of $0.48 per share and an expiration date of December 17, 2019.  A vested option to purchase 200,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.

(7)

A vested option to purchase 200,000 shares was granted to this stockholder on July 6, 2016 with an exercise price of $0.40 per share and an expiration date of July 6, 2021.

(8)

Includes 500,000 shares acquirable upon exercise of warrants exercisable at a price of $0.25 per share that expire on May 31, 2019 and 700,000 shares acquirable upon exercise of warrants exercisable at a price of $0.40 per  share that expire on January 31, 2020.

(9)

Includes 833,333 shares acquirable upon exercise of warrants exercisable at a price of $0.25 per share that expire on May 31, 2019 and 400,000 shares acquirable upon exercise of warrants exercisable at a price of $0.40 per share that expire on January 31, 2020.

It is believed by us that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table and the footnotes thereto. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.

Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

Change in Control

The Company is not aware of any arrangement that might result in a change in control in the future. The Company has no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

There were no reportable transactions with related parties, including 5% or greater security holders, during the fiscal year ended September 30, 2015.

During the year ended September 30, 2016, an executive officer, Steven Osterberg, and two directors, Giulio Bonifacio and Leigh Freeman, participated in a private placement offering of units of the Company purchasing, in the aggregate, 1,431,733 units for proceeds of $214,760.  Mr. Osterberg purchase 266,667 units, Mr. Bonifacio purchased 1,100,000 units and Mr. Freeman purchased 65,066 units. We sold each unit at a price of $0.15 per unit, the same price as the units sold to other investors in the placement.  Each unit consisted of one share of common stock of the Company and one common share purchase warrant, with each warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.25 per share until May 31, 2019.  The Audit Committee of the Board of Directors approved the insiders’ participation in the private placement.

On May 26, 2016, the Company entered into three loan and securities purchase agreements (collectively, the “Loan Agreements”) whereby the Company agreed to issue certain unsecured promissory notes (collectively, the “Notes”) in the aggregate amount of $57,200. One Note was issued in favor of Steven Osterberg (the “Osterberg Note”), the Company’s President & Chief Executive Officer, one Note in favor of  Robert Martinez (the “Martinez Note”), a member of the Company’s Board of Directors, and one Note in favor of Randal Hardy (the “Hardy Note”), an advisor to the Company.  The Osterberg Note had an original principal amount of $22,000, the Martinez Note had an original principal amount of $13,200 and the Hardy Note had an original principal amount of $22,000.  Each Note did not bear interest but was subject to an original issue discount equal to 9.1% of the principal amount of such Note.  Each Note was unsecured, and matured on May 31, 2016.  A total amount of $57,200 was re-paid to the note holders, including financing fees of $5,200 as consideration for providing the loans.  The issuance of the Notes was approved by a majority of the disinterested members of the Company’s Board of Directors on May 20, 2016.

During the period subsequent to the year ended September 30, 2016 through May 26, 2017, two executive officers, Steven Osterberg, and Randal Hardy, participated in a private placement offering of units of the Company purchasing, in the aggregate, 105,000 units for proceeds of $26,250.  Mr. Osterberg purchased 65,000 units and Mr. Hardy purchased 40,000 units. We sold each unit at a price of $0.25 per unit, the same price as the units sold to other investors in the placement.  Each unit was consisted of one share of common stock of the Company and one common share purchase warrant, with each warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020.  The Audit Committee of the Board of Directors approved the insiders’ participation in the private placement.

Additionally, Belmont Capital, which owned 6.59% of the Company at the time of the placement, purchased 400,000 units in the offering at$0.25 per unit, the same price as the units sold to other investors in the placement.

Except as indicated herein, no officer, director, promoter, or affiliate of Timberline has or proposes to have any direct or indirect material interest in any asset acquired or proposed to be acquired by Timberline through security holdings, contracts, options, or otherwise.  In cases where we have entered into such related party transactions, we believe that we have negotiated consideration or compensation that would have been reasonable if the party or parties were not affiliated or related.

Policy for Review of Related Party Transactions

We have a policy for the review of transactions with related persons as set forth in our Audit Committee Charter and internal practices. The policy requires review, approval or ratification of all transactions in which we are a participant and in which any of our directors, executive officers, significant stockholders or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy - including employment of executive officers, director compensation (in general, where such transactions are required to be reported in our proxy statement pursuant to SEC compensation disclosure requirements), as well as certain transactions where the amounts involved do not exceed specified thresholds.  All related party transactions must be reported for review by the Audit Committee of the Board of Directors pursuant to the Audit Committee’s charter.

Following its review, the Audit Committee determines whether these transactions are in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether they are on terms no less favorable to the Company than those available with other parties and the related person's interest in the transaction. If a related party transaction is to be ongoing, the Audit Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the related person.

Our policy for review of transactions with related persons was followed in all of the transactions set forth above and all such transactions were reviewed and approved in accordance with our policy for review of transactions with related persons.

Director Independence

We have six directors as of May 26, 2017, including four independent directors, as follows:

•

Leigh Freeman

•

Giulio Bonifacio

•

Robert Martinez

•

Paul Zink

An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence under Section 803A of the NYSE MKT Company Guide.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

DeCoria, Maichel & Teague P.S. was the Independent Registered Public Accounting Firm for the Company in the fiscal year ended September 30, 2016.

Our financial statements have been audited by DeCoria, Maichel & Teague P.S., independent registered public accounting firm, for the years ended September 30, 2016 through September 30, 2006.

The following table sets forth information regarding the amount billed to us by our independent auditor, DeCoria, Maichel & Teague P.S. for our two fiscal years ended September 30, 2016 and 2015, respectively:

	Years Ended September 30,
	2016	2015
Audit Fees	$41,155	$50,720
Audit Related Fees	$0	$3,602
Tax Fees	$3,378	$12,019
All Other Fees	$0	$0
Total	$44,533	$66,341

Audit Fees

Consist of fees billed for professional services rendered for the audit of our financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by the principal accountants in connection with statutory and regulatory filings or engagements.

Audit Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.

Tax Fees

Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include preparation of federal and state income tax returns.

All Other Fees

Consist of fees for product and services other than the services reported above.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee has adopted procedures requiring the Audit Committee to review and approve in advance, all particular engagements for services provided by the Company’s independent auditor. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee, provided the Audit Committee is informed of each particular service. All of the engagements and fees for 2016 were pre-approved by the Audit Committee. The Audit Committee reviews with DeCoria, Maichel & Teague P.S. whether the non-audit services to be provided are compatible with maintaining the auditor's independence.

THE SEC’S POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our shares of common stock will be Corporate Stock Transfer, located at 3200 Cherry Creek Dr. South, Denver, Colorado 80209.

INTERESTS OF EXPERTS

The financial statements as of September 30, 2016 and 2015 and for the years ended September, 30, 2016 and 2015 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of DeCoria, Maichel & Teague, P.S., an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

None of the above experts has or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP.

Dorsey & Whitney LLP does not have and is not to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC.  We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC.  Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

GLOSSARY OF CERTAIN MINING TERMS

ADIT:  An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

ALTERATION:  Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

ASSAY:  A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

BASE METAL:  Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

BRECCIA:  A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

BULK MINING:  Any large-scale, mechanized method of mining involving many thousands of tons of ore being brought to surface per day.

BUREAU OF LAND MANAGEMENT:  Also known as BLM.  It is an agency within the United States Department of the Interior which administers America’s public lands.

COMMERCIALLY MINEABLE ORE BODY:  A mineral deposit that contains ore reserves that may be mined economically.

CORE:  The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

DECLINE:  An underground passageway connecting one or more levels in a mine, providing adequate traction for heavy, self-propelled equipment. Such underground openings are often driven in an upward or downward spiral, much the same as a spiral staircase.

DEVELOPMENT:  Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

DIAMOND DRILL:  A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

DILUTION:  Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

DIP:  The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.  A vein is a mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.  A strike is the direction or bearing from true north of a vein or rock formation measured on a horizontal surface.

DISSEMINATED ORE:  Ore carrying small particles of valuable minerals spread more or less uniformly through the host rock.

DRIFT:  A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

EPITHERMAL DEPOSIT:  A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

EXPLORATION:  Work involved in searching for ore, usually by drilling or driving a drift.

FOOTWALL:  The rock on the underside of a vein or ore structure.

FRACTURE:  A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

FREE MILLING:  Ores of gold or silver from which the precious metals can be recovered by concentrating methods without resort to pressure leaching or other chemical treatment.

GEOPHYSICAL SURVEY:  Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

GRADE:  The average assay of a ton of ore, reflecting metal content.

HOST ROCK:  The rock surrounding an ore deposit.

INTRUSIVE:  A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

LIMESTONE:  A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

LODE:  A mineral deposit in solid rock.

METAMORPHIC ROCKS:  Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

MILL:  A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal, recovery being the percentage of valuable metal in the ore that is recovered by metallurgical treatment.

MINE DEVELOPMENT:  The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible

MINERAL:  A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

MINERAL RESERVE:  The economically mineable part of a measured or indicated mineral resource. Appropriate assessments, often called feasibility studies, have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate, at the time of reporting, that extraction is reasonably justified. Mineral reserves are sub-divided, in order of increasing confidence, into probable and proven categories. A probable reserve is the economically mineable part of an indicated (and in certain circumstances, measured ) resource. A proven reserve is the economically mineable part of a measured resource.

MINERAL RESOURCE:  A deposit or concentration of natural, solid, inorganic or fossilized organic substance in such quantity and at such grade or quality that extraction of the material at a profit is currently or potentially possible. Mineral resources are sub-divided, in order of increasing geological confidence, into inferred , indicated and measured categories.  An inferred resource designation comes from limited sampling data insufficient for verification of deposit quantity and quality, but it is usually supported by limited geological, geochemical and geophysical data. An indicated resource designation comes from sampling data spaced closely enough to allow certain assumptions of deposit quantity and quality and to clearly establish its mineral content. Finally, a measured resource designation comes from sampling data spaced closely enough to allow confirmation of deposit quantity and quality and to allow a preliminary evaluation of the economic viability of the deposit.

MINERALIZED MATERIAL OR DEPOSIT:  A mineralized body, which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

MINERALIZATION:  The presence of economic minerals in a specific area or geological formation.

NET SMELTER RETURN:  A share of the net revenues generated from the sale of metal produced by a mine.

OPEN PIT:  A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

ORE:  Material that can be mined and processed at a positive cash flow.

PATENT:  The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

PROSPECT:  A mining property, the value of which has not been determined by exploration.

QUALIFIED PERSON:  A qualified person must make resource and reserve designations. A qualified person is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities, or project assessment, or any combination thereof, including experience relevant to the subject matter of the report and is a member in good standing of a self-regulatory organization.

RECLAMATION:  The restoration of a site after mining or exploration activity is completed.

RECOVERY:  The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

RESERVES:  That part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

RESOURCE:  The calculated amount of material in a mineral deposit, based on limited drill information.

SHEAR OR SHEARING:  The deformation of rocks by lateral movement along numerous parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

SKARN:  Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

STRIKE:  The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

SULFIDE:  A compound of sulfur and some other element.

TAILINGS:  Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

TREND:  The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

UNPATENTED MINING CLAIM:  A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode-mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

VEIN:  A mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.

INDEX TO FINANCIAL STATEMENTS

The following audited consolidated financial statements of the Company as at and for the years ended September 30, 2016 and 2015 are attached as pages F-2 through F-29 and are included herein:

The following unaudited consolidated interim financial statements of the Company as at and for the three and six months ended March 31, 2017 and 2016 are attached as pages F-20 through F-29 and are included herein:

Consolidated balance sheets	F-20

Consolidated statements of operations and comprehensive loss	F-21

Consolidated statements of cash flows	F-22

Notes to consolidated financial statements	F-23 – F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Timberline Resources Corporation

We have audited the accompanying consolidated balance sheets of Timberline Resources Corporation (“the Company”) as of September 30, 2016, and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Timberline Resources Corporation as of September 30, 2016, and 2015, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses since inception and has negative working capital. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DeCoria, Maichel & Teague P.S.

Spokane, Washington

December 19, 2016

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash	$82,275	$500,965
Prepaid expenses and other current assets	15,237	23,589
Available-for-sale equity securities	420,000	-
Joint venture receivable	-	5,761
TOTAL CURRENT ASSETS	517,512	530,315

PROPERTY, MINERAL RIGHTS, AND EQUIPMENT, net (NOTE 5)	15,482,719	15,277,257

OTHER ASSETS:
Investment in joint venture	-	642,450
Restricted cash	694,157	764,662
Deposits and other assets	9,750	9,750
TOTAL OTHER ASSETS	703,907	1,416,862

TOTAL ASSETS	$16,704,138	$17,224,434

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$53,665	$219,474
Accrued expenses (Note 10)	299,000	313,048
Accrued payroll, benefits and taxes	21,750	130,965
TOTAL CURRENT LIABILITIES	374,415	663,487

LONG-TERM LIABILITIES:
Asset retirement obligation	145,656	138,720
TOTAL LONG-TERM LIABILITIES	145,656	138,720

COMMITMENTS AND CONTINGENCIES (NOTES 4, 11 and 15)	-	-

STOCKHOLDERS' EQUITY: (NOTE 13)
Preferred stock, $0.01 par value; 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized,
24,106,952 and 13,331,946 shares issued and outstanding, respectively	24,107	13,332
Additional paid-in capital	67,924,709	65,544,517
Accumulated deficit	(51,892,864)	(49,135,622)
Accumulated other comprehensive income:
Unrealized gain on available-for-sale equity securities, net of tax	128,115	-
TOTAL STOCKHOLDERS' EQUITY	16,184,067	16,422,227

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,704,138	$17,224,434

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year ended
	September 30,
	2016	2015

OPERATING EXPENSES:
Mineral exploration	$591,262	$1,527,638
Salaries and benefits	781,463	933,505
Professional fees	300,928	388,167
Insurance	46,831	114,307
Abandonment of mineral rights	-	556,000
Gain on lease of mineral rights	(10,000)	(124,638)
Loss on sale of investment in joint venture	180,050	-
Gain on equipment transferred to related parties	(27,061)	-
General and administrative	1,003,383	596,342
TOTAL OPERATING EXPENSES	2,866,856	3,991,321

LOSS FROM OPERATIONS	(2,866,856)	(3,991,321)

OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	16,773	(17,938)
Miscellaneous other income	24,056	175
Gain on sale of securities	5,000	-
Related party financing fees	(5,200)	-
Financing transaction expense	-	(274,049)
Loss on settlement of prepaid drilling services	-	(89,315)
TOTAL OTHER INCOME (EXPENSE)	40,629	(381,127)

LOSS BEFORE INCOME TAXES	(2,826,227)	(4,372,448)

INCOME TAX PROVISION (BENEFIT)	(68,985)	-

NET LOSS	$(2,757,242)	$(4,372,448)

COMPREHENSIVE INCOME:
Unrealized gain on available-for-sale equity securities, net of tax of $68,985	128,115	-

COMPREHENSIVE LOSS	$(2,629,127)	$(4,372,448)

NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS,
BASIC AND DILUTED	$(0.16)	$(0.40)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	16,786,343	10,999,230

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income	Equity
Balance, September 30, 2014	9,816,751	$9,817	$63,573,675	$(44,763,174)	$-	$18,820,318

Common stock issued for property, mineral rights, and equipment purchase	83,334	83	79,917			80,000

Common stock issued for Talapoosa property option	2,000,000	2,000	1,198,000	-		1,200,000

Common stock compensation to employee	100,000	100	68,900	-		69,000

Common stock issued for cash at $0.375 per share	1,331,861	1,332	498,116	-		499,448

Stock based option compensation	-	-	125,909	-		125,909

Net loss	-	-	-	(4,372,448)		(4,372,448)

Balance, September 30, 2015	13,331,946	$13,332	$65,544,517	$(49,135,622)	$-	$16,422,227

Common stock compensation	775,000	775	350,725			351,500

Common stock and warrants issued for cash at $0.15 per unit	10,000,006	10,000	1,490,000	-		1,500,000

Stock based option compensation	-	-	539,467	-		539,467

Unrealized gain on available-for-sale equity securities, net of tax					128,115	128,115

Net loss	-	-	-	(2,757,242)		(2,757,242)

Balance, September 30, 2016	24,106,952	$24,107	$67,924,709	$(51,892,864)	$128,115	$16,184,067

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,757,242)	$(4,372,448)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,981	7,918
Income tax benefit	(68,985)	-
Accretion of asset retirement obligation	6,936	6,605
Abandonment of mineral rights	-	556,000
Loss on settlement of prepaid drilling services	-	89,315
Gain on lease of mineral rights	(10,000)	(124,638)
Gain on sale of securities	(5,000)	-
Equipment exchanged for services	29,603	-
Gain on equipment exchanged for services	(25,644)	-
Loss on sale of investment in joint venture	180,050	-
Stock-based compensation	890,966	194,910
Changes in assets and liabilities:
Prepaid drilling services	-	75,685
Prepaid expenses and other current assets	8,352	7,180
Deposits and other assets	-	(5,250)
Joint venture receivable	5,761	5,815
Accounts payable	(165,809)	78,777
Accrued expenses	(14,049)	164,629
Accrued payroll, benefits, and taxes	(109,215)	95,007
Net cash used by operating activities	(2,032,295)	(3,220,495)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, mineral rights, and equipment	(211,400)	(444,000)
Proceeds from sale of property, mineral rights, and equipment	10,000	358,500
Refund of reclamation and road use bonds	85,005	207,192
Proceeds from sale of securities	5,000	-
Proceeds from sale of investment in joint venture	225,000	-
Settlement of prepaid drilling services	-	275,000
Net cash provided by investing activities	113,605	396,692

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party notes	52,000	-
Payments on related party notes	(52,000)	-
Proceeds from issuance of common stock and warrants	1,500,000	499,448
Net cash provided by financing activities	1,500,000	499,448

Net increase (decrease) in cash	(418,690)	(2,324,355)

CASH AT BEGINNING OF YEAR	500,965	2,825,320

CASH AT END OF YEAR	$82,275	$500,965

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Common stock issued for mineral rights purchase	$-	$1,280,000
Available-for-sale equity securities received for investment in joint venture	222,900	-

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS:

Timberline Resources Corporation (“Timberline” or “the Company”, “we”, “us”, “our”) was incorporated in August of 1968 under the laws of the State of Idaho as Silver Crystal Mines, Inc., for the purpose of exploring for precious metal deposits and advancing them to production.  In 2008, we reincorporated into the State of Delaware, pursuant to a merger agreement approved by our shareholders.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.  Basis of Presentation and going concern – This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of our management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied in the preparation of the financial statements.

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration stage company and has incurred losses since its inception. The Company does not have sufficient cash to fund normal operations and meet all of its obligations for the next 12 months without raising additional funds.   The Company currently has no historical recurring source of revenue, and its ability to continue as a going concern is dependent on the Company’s ability to raise capital to fund its future exploration and working capital requirements or its ability to profitably execute its business plan. The Company’s plans for the long-term return to and continuation as a going concern include financing the Company’s future operations through sales of its common stock and/or debt and the eventual profitable exploitation of its mining properties. Additionally, the current capital markets and general economic conditions in the United States and Canada are significant obstacles to raising the required funds. While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

b.  New Accounting Pronouncement – In August 2014, the FASB issued ASU No. 2014-15—Presentation of Financial Statements—Going Concern. The guidance requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). If conditions or events exist that raise substantial doubt about an entity’s ability to continue as a going concern, the guidance requires disclosure in the financial statements. The guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.  Early application is permitted.  The Company has concluded that adoption of the standard would have minimal impact on the Company’s financial statements as such disclosure is already included the financial statements.

c.  Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Staccato Gold Resources, Ltd.; BH Minerals USA, Inc.; Wolfpack Gold (Nevada) Corp.; and Talapoosa Development Corp., after elimination of intercompany accounts and transactions.

d.  Exploration Expenditures – All exploration expenditures are expensed as incurred. Significant property acquisition payments for active exploration properties are capitalized.  If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.

e.  Fair Value of Financial Instruments – Our financial instruments include cash, restricted cash, and available-for-sale equity securities. The carrying value of restricted cash approximates fair value, based on the contractual terms of those instruments.

f.  Cash Equivalents – For the purposes of the statement of cash flows, we consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000 for accounts at each financial institution.

g.  Restricted Cash – Restricted cash represents bonds held for exploration permits.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued):

h.  Estimates and Assumptions – The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to asset impairments, asset retirement obligations, and stock based compensation.  Actual results could differ from these estimates and assumptions and could have a material effect on our reported financial position and results of operations.

i.

Investments – Investments with readily determinable fair value are initially recorded at cost and then carried at fair value, with unrealized gains or losses recorded as a component of equity, unless a decline in value of the security is considered other than temporary. Realized gains and losses and other than temporary impairments are recorded in the statement of operations.  Investments in private entities which do not have a readily determinable fair value, and in which we do not have significant influence, are carried at the lower of cost or fair value.  As of the year ended September 30, 2015, we had a 50% interest in a joint venture at the Butte Highlands Gold Project.  Given that our 50% interest in the joint venture was carried to production, we did not have management control over operating decisions of the joint venture until our joint venture partner’s investment in the project, less $2 million, was recovered by the joint venture partner out of future production.  We had no risk of loss from expenses incurred by the joint venture until production.  Our investment in the joint venture was accounted for on a cost basis. (See Note 6)

j.  Available-for-sale equity securities - Available-for-sale equity securities are recorded at fair value.  Unrealized gains and losses relating to equity securities classified as available-for-sale are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity unless an other-than-temporary impairment in value has occurred, in which case such accumulated loss would be charged to current period net income (loss).  Unrealized gain and losses originally included in accumulated other comprehensive income are reclassified to the current period net income (loss) when the sale or determination of other-than-temporary-impairment of securities occurs.  Realized gains and losses on the sale of securities are recognized on a specific identification basis.

k.  Property and Equipment – Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which ranges from two to seven years.  Maintenance and repairs are charged to operations as incurred. Significant improvements are capitalized and depreciated over the useful life of the assets. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses.

l.

Review of Carrying Value of Property, Mineral Rights and Equipment for Impairment – We review the carrying value of property, mineral rights, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, the effects of obsolescence, demand, competition, and other economic factors.

m.  Asset Retirement Obligations – The Company accounts for asset retirement obligations by following the methodology for accounting for estimated reclamation and abandonment costs as prescribed by GAAP.  This guidance provides that the fair value of a liability for an asset retirement obligation (“ARO”) will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and a contractual obligation exists. The ARO is capitalized as part of the carrying value of the assets to which it is associated, and depreciated over the useful life of the asset. Adjustments are made to the liability for changes resulting from passage of time and changes to either the timing or amount of the original estimate underlying the obligation. We have an asset retirement obligation associated with our exploration program at the Lookout Mountain exploration project on our Eureka property (see Note 11).

n.  Provision for Income Taxes – Income taxes are provided based upon the liability method of accounting.  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.   A valuation allowance is recorded against the deferred tax asset, if management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized (see Note 12).

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued):

o.  Translation of Foreign Currencies – All amounts in the financial statements are presented in US dollars, and the US dollar is our functional currency. We have a Canadian subsidiary, but this subsidiary has no operations, assets, or liabilities in Canada for the years ended September 30, 2016 and 2015, respectively.  We incur certain expenses in Canada, and the foreign translation and transaction gains and losses relating to such expenses incurred in Canada by Timberline – a gain of $16,773 and a loss of $17,938 for the years ended September 30, 2016 and 2015, respectively -  have been included in our net loss as a component of other income (expense).

p.  Stock-based Compensation – We estimate the fair value of our stock-based option compensation using the Black-Scholes model, which requires the input of some subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected life”), the estimated volatility of our common stock price over the expected term (“volatility”), employee forfeiture rate, the risk-free interest rate and the dividend yield. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation.  The value of common stock awards is determined based upon the closing price of our stock on the grant date of the award.  Compensation expense for grants that vest upon grant are recognized in the period of grant.  The fair value of stock unit or stock awards is determined by the closing price of the Company’s common stock on the date of the grant.

q.  Net Income (Loss) per Share – Basic earnings per share (“EPS”) is computed as net income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities.

The dilutive effect of convertible and outstanding securities as of September 30, 2016 and 2015 is as follows:

	2016	2015
Stock options	2,055,419	533,778
Warrants	10,000,006	25,000
Total potential dilution	12,055,425	558,778

At September 30, 2016 and 2015, the effect of the Company’s outstanding stock options and common stock equivalents would have been anti-dilutive. Accordingly, only basic EPS is presented.

NOTE 3 – FAIR VALUE MEASUREMENTS:

The table below sets forth our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2016 and 2015, respectively, and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category.

	2016	2015	Input Hierarchy Level
Assets:
Cash	$82,275	$500,965	Level 1
Restricted cash	694,157	764,662	Level 1
Available-for-sale equity securities	420,000	-	Level 1

NOTE 4 – PROPERTY OPTION AGREEMENT:

On March 12, 2015 (the “Effective Date”), we entered into a property option agreement (“Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which closed on March 31, 2015 and was amended subsequent to the year ended September 30, 2016 on October 19, 2016 (“Amended Agreement”).  Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Agreement, we had the right to exercise the Option at any time beginning on March 31, 2015 and ending within thirty (30) months of March 12, 2015, unless sooner terminated (“Option Period”).  Pursuant to the Amended Agreement, we have the right to exercise the Option through March 31, 2019 (“Amended Option Period”), subject to certain interim payments and cumulative project expenditures.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 4 – PROPERTY OPTION AGREEMENT, (continued):

As consideration for the Option, we agreed to issue two million (2,000,000) shares of common stock and pay $300,000 in cash.  A $100,000 cash payment was made on March 31, 2015, and the balance of $200,000 was paid on September 23, 2015.  The common stock was valued at fair value on the Effective Date and combined with the cash payments of $300,000 for a total of $1,500,000.  The common stock was issued on March 31, 2015 into escrow with periodic releases to Gunpoint.  The shares are irrevocable and are to be released to Gunpoint as follows:  25% on September 12, 2015 (released); 25% on March 12, 2016 (released); 25% on September 12, 2016 (released); and 25% on March 12, 2017.  Gunpoint will receive the total of 2,000,000 shares even if the Company does not exercise the Option.

Pursuant to the Amended Agreement, during the Amended Option Period, we are required to make the following expenditures and stock issuances:

•

Payment of $1 million and issuance of one million common shares of the Company by March 31, 2017;

•

Payment of $2 million and issuance of one million common shares of the Company by March 31, 2018;

•

Cumulative project expenditures of a minimum of $7.5 million by December 31, 2018;

•

Final payment of $8 million and issuance of 1.5 million common shares of the Company by March 31, 2019.

Upon the date that Gunpoint receives the required payments and stock issuances (the “Closing Date”), we will have earned a 100% interest in the Project.

For a period of five years following the Closing Date (“Contingent Payment Period”), should the daily price of gold (as determined by the London PM Fix) average greater than or equal to $1,600 per ounce over any 90-day period (“Trigger Event”), we will pay Gunpoint an additional payment of $10 million (the “Contingent Payment”), of which a minimum of $5 million will be payable within six months of the Trigger Event and the remaining $5 million payable within twelve months of the Trigger Event.  The Contingent Payment is payable with 50% in cash and 50% in common shares of the Company, at our sole discretion,

Following our exercise of the Option, effective as of the Closing Date, Gunpoint reserves a net smelter returns royalty in all minerals mined and removed from the Project, in the amount of one percent (1%) (the “Royalty”).  The Company’s option to purchase the Royalty from Gunpoint at any time for a cash payment of $3 million was eliminated in the Amended Agreement.

NOTE 5 – PROPERTY, MINERAL RIGHTS, AND EQUIPMENT:

The following is a summary of property, mineral rights, and equipment and accumulated depreciation at September 30, 2016 and 2015:

	Expected Useful Lives (years)	2016	2015

Mineral rights – Talapoosa	-	$1,668,400	$1,551,000
Mineral rights – Eureka	-	13,712,842	13,618,842
Mineral rights – Other	-	50,000	50,000
Total mineral rights		15,431,242	15,219,842

Equipment and vehicles	2-5	63,591	144,853
Office equipment and furniture	3-7	70,150	70,150
Land	-	51,477	51,477
Total property and equipment		185,218	266,480
Less accumulated depreciation		(133,741)	(209,065)
Property, mineral rights, and equipment, net		$15,482,719	$15,277,257

No impairments were recorded at September 30, 2016.  During the year ended September 30, 2015, it was determined that impairments in the values of our Iron Butte and Toole Springs properties existed.  The carrying value of our Iron Butte property was $426,000 and was written off as abandonment of mineral properties during the year ended September 30, 2015.  The carrying value of our Toole Springs property was $130,000 and was written off as abandonment of mineral properties during the year ended September 30, 2015.  No other impairments were recorded at September 30, 2015.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 5 – PROPERTY, MINERAL RIGHTS, AND EQUIPMENT, (continued):

During the year ended September 30, 2016, we received a $10,000 lease payment from a property leased to a third party.  Given that the carrying value of the property was nil, the lease income was recorded on the consolidated statements of operations and comprehensive income (loss) as a gain on lease of mineral rights.

During the year ended September 30, 2015, we received a $350,000 lease payment from a property leased to a third party.  The carrying value of the property was reduced to zero resulting in a reduction of $225,362 in property, mineral rights, and equipment, net.  The excess of $124,638 was recorded on the consolidated statements of operations and comprehensive income (loss) as a gain on lease of mineral rights.

Depreciation expense for the years ended September 30, 2016 and 2015 was $1,981 and $7,918, respectively.

NOTE 6 – INVESTMENT IN JOINT VENTURE AND OTHER INVESTMENTS:

In July 2009, we entered into a joint venture operating agreement (the “Agreement”) with Highland Mining, LLC (“Highland”).   The joint venture entity, Butte Highlands JV, LLC (“BHJV”) was created for the purpose of developing and mining the Butte Highlands Gold Project.  As a result of our contribution of our 100% interest in the Butte Highlands Gold Project, carried on our balance sheet at cost, we held a 50% interest in BHJV.  Under terms of the agreement, our interest in BHJV was to be carried to production by Highland, which would fund all future project exploration and mine development costs.

Under the Agreement, Highland contributed property and agreed to fund all future mine development costs at Butte Highlands.  Both the Company’s and Highland’s share of development costs were to be paid from proceeds of future mine production.  The Agreement stipulated that Highland would appoint a manager of BHJV and that Highland would manage BHJV until such time as all mine development costs, less $2 million (the deemed value of our contribution of property to BHJV), were distributed to Highland out of the proceeds from mine production.

During the year ended September 30, 2016, we executed a Member Interest Purchase Agreement (the “Purchase Agreement”) with New Jersey Mining Company (“NJMC”) pursuant to which we sold all of our 50% interest in BHJV (the “JV Interest”).  We received $225,000 in cash and 3 million restricted shares of common stock of NJMC (the “NJMC Shares”) as consideration for the sale of the JV Interest.  The NJMC Shares were valued at $222,900 based on the closing price of the NJMC Shares ($0.0743) on the OTCQB market on January 29, 2016, the closing date of the transaction.  The total value of the consideration at the closing date was $447,900.  A loss of $180,050 was incurred on the sale of the JV Interest after reducing our investment by the amount received from an expired road use bond ($14,500).  At September 30, 2016 and September 30, 2015, we have an investment in joint venture of nil and $642,450, respectively.

At September 30, 2016 and September 30, 2015, we have a receivable from BHJV for expenses incurred on behalf of BHJV in the amount of nil and $5,761, respectively.

During the year ended September 30, 2016, we sold 2,980,000 shares of Rae-Wallace Mining Company (“RWMC”), which had been previously written off, and recognized a gain of $5,000.  At September 30, 2016, we do not own any shares of RWMC.

NOTE 7 – AVAILABLE-FOR-SALE EQUITY SECURITIES:

Available-for-sale equity securities are comprised of 3,000,000 restricted shares of common stock in New Jersey Mining Company (“NJMC”) (See Note 6).  The following table summarizes the Company’s available-for-sale equity securities:

September 30,
2016
Cost	$ 222,900
Unrealized Gain	197,100
Fair Value	$ 420,000

Management has determined the best measure of the fair value of the NJMC shares of common stock to be the closing price of NJMC common stock on the OTCQB market as of September 30, 2016, which was $0.14 per share.  Associated with the unrealized gain on our available-for-sale equity securities, we recognized a tax benefit of $68,985.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 8 – PREPAID DRILLING SERVICES:

During the year ended September 30, 2012, we obtained $1,100,000 in prepaid drilling services as a portion of the consideration received from the sale of Timberline Drilling.  During the year ended September 30, 2015, we used $75,685 in drilling services, and we accepted $275,000 as a settlement of the remaining portion of prepaid drilling services that was due to be paid to the Company in November 2015 ($144,315) and November 2016 ($220,000), resulting in an $89,315 loss on settlement of prepaid drilling services.   As of September 30, 2016 and September 30, 2015, the balance of prepaid drilling services is nil.

NOTE 9 – RELATED-PARTY TRANSACTIONS:

During the year ended September 30, 2016, the Company entered into loan agreements with an officer, a director and a consultant in the aggregate amount of $52,000 in order to meet the Company’s short-term operating needs. During the year ended September 30, 2016, a total amount of $57,200 was re-paid to the note holders, including financing fees of $5,200 as consideration for providing the loans.

During the year ended September 30, 2016, certain vehicles were transferred to a director, our Chief Financial Officer, and a former employee of the Company in exchange for services.  The fair value of the transferred vehicles was $29,603, which was classified as an expense under other general and administrative expenses.  A gain of $25,644 was recognized on the transfers because the vehicles had a carrying value of $3,959 on the exchange date.    During the year ended September 30, 2016, a vehicle with a carrying value of nil was sold to our Chief Executive Officer for cash resulting in a gain of $1,417.  The total recognized gain on equipment transferred to related parties was $27,601.

During the year ended September 30, 2016, the Company issued 100,000 shares of common stock of the Company to a consultant pursuant to the terms of a January 2016 resignation and consulting agreement.  The shares were granted by our Board of Directors and were valued at $14,000 based upon the closing price of our shares of common stock on the date the Board of Directors approved the issuance of the shares.

During the year ended September 30, 2016, an executive officer and two directors participated in a private placement offering of Units of the Company purchasing, in the aggregate, 1,431,733 units for proceeds of $214,760.  We sold each Unit at a price of $0.15 per Unit.  Each Unit was priced at $0.15 and consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.25 per share until May 31, 2019.  The Audit Committee of the Board of Directors approved the insiders’ participation in the private placement.  (See Note 13).

NOTE 10 – ACCRUED EXPENSES:

The Company has accrued $299,000 in expenses, including $250,000 in costs recognized as financing transaction expense during the year ended September 30, 2015 as a result of a potential corporate transaction that was not completed.  The components of these accrued expenses are:

Description	Amount
Break fee for terminated transaction	$ 250,000
Other expenses	49,000
$ 299,000

NOTE 11 – ASSET RETIREMENT OBLIGATION:

We have established an asset retirement obligation (“ARO”) for our exploration program at the Lookout Mountain Project.  The ARO resulted from the reclamation and remediation requirements of the United States Bureau of Land Management as outlined in our permit to carry out the exploration program.  Estimated reclamation costs at the Lookout Mountain Project were discounted using a credit-adjusted, risk-free interest rate of 5% from the time we expect to pay the retirement obligation to the time we incurred the obligation, which is estimated at 10 years.

The following table summarizes activity in our ARO liability for the years ended September 30, 2016 and 2015:

	2016	2015
Beginning balance	$138,720	$132,115
Accretion expense	6,936	6,605
Ending balance	$145,656	$138,720

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 12 – INCOME TAXES:

We have not recognized a provision for income taxes for the years ended September 30, 2016 and 2015.

At September 30, 2016 and 2015, we had deferred tax assets arising principally from net operating loss carry-forwards for income tax purposes.  As our management cannot determine that it is more likely than not that we will realize the benefit of the net deferred tax asset, a valuation allowance equal to 100% of the net deferred tax asset has been recorded at September 30, 2016 and 2015.

The components of our deferred taxes at September 30, 2016 and 2015 are as follows:

	2016	2015
Net deferred tax asset:
Exploration costs	$847,000	$971,000
Property, mineral rights, and equipment	-	109,000
Long-term investments	213,000	180,000
Share-based compensation	2,224,000	2,127,000
Alternative minimum tax credit carryforward	2,000	2,000
Foreign income tax credit carryforwards	697,000	697,000
Federal and state net operating losses	14,442,000	13,568,000
Foreign net operating losses	1,736,000	1,736,000
Total deferred tax asset	20,161,000	19,390,000
Valuation allowance	(20,161,000)	(19,390,000)
Deferred tax asset	$-	$-

BH Minerals USA, Inc.
Net deferred tax asset:
Property, mineral rights, and equipment	$(3,809,000)	$(3,810,000)
Exploration costs	2,075,000	2,468,000
Federal and state net operating losses	4,655,000	4,192,000
Total deferred tax asset	2,921,000	2,850,000
Valuation allowance	(2,921,000)	(2,850,000)
Deferred tax asset	$-	$-

During the year ended September 30, 2016, the Company recognized an income tax benefit of $68,985 relating to unrealized gains on available-for-sale equity securities.  During the year ended September 30, 2015, no provision or benefit was recognized.

The federal income taxes of our wholly owned subsidiary, BH Minerals USA, Inc., are not consolidated with those of the rest of the Company since BH Minerals USA, Inc. is wholly owned by our Canadian subsidiary, Staccato Gold Resources Ltd.

At September 30, 2016, net deferred tax assets prior to the valuation allowance were $20,161,000 compared to $19,390,000 at September 30, 2015.  The change is primarily due to the increase in net operating loss.

The annual tax benefit is different from the amount that would be provided by applying the statutory federal income tax rate to our pretax loss for the following reasons:

	2016	2015

	(2,826,227)	(4,372,448)
Statutory Federal income tax rate	35%	35%

Expected income tax benefit based on statutory rate	$(989,179)	$(1,530,000)
Permanent differences	150,413	27,000
Effect of state taxes	(7,036)	(105,000)
Effect of tax rate changes	-	-
Non-recognition due to increase in valuation allowance	739,681	1,608,000
Other	37,136	-
Total income tax benefit	$(68,985)	$-

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 12 – INCOME TAXES, (continued):

It is not anticipated that there will be any significant changes to unrecognized tax benefits within the next twelve months.  If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to other operating expense.  Fiscal years 2013 through 2016 remain subject to examination by state and federal tax authorities.

At September 30, 2016, we had federal net operating loss carryforwards of approximately $29.6 million which will expire in fiscal years ending September 30, 2019 through September 30, 2036. Approximately $13.9 million of state net operating loss carryforwards will expire in fiscal years ending September 30, 2017 through September 30, 2036.

At September 30, 2016 we also have approximately $6.7 million in net operating loss carryforwards in Canada which will expire in fiscal years ending September 30, 2026 through September 30, 2033.

At September 30, 2016 we have $697,000 of foreign tax credit carryover that will expire September 30, 2019.

The Tax Reform Act of 1986 substantially changed the rules relative to the use of net operating loss and general business credit carryforwards in the event of an “ownership change” of a corporation.  Due to the change in ownership in 2004, we are restricted in the future use of net operating losses generated before the ownership change.  As of September 30, 2016, this limitation is applicable to accumulated federal net operating losses of approximately $240,000.

As a result of the tax-free Wolfpack (Nevada) acquisition, the Company’s deferred tax asset increased by $3,308,000.  The asset is fully reserved.  This amount includes $9,500,000 of federal net operating loss carryover that is limited by Code Section 382.  As of September 30, 2016, the Company has not determined if any other losses are limited by IRS Code Section 382 after the acquisition.

We have reviewed our tax returns and believe we have not taken any unsubstantiated tax positions.

NOTE 13 – COMMON STOCK, WARRANTS AND PREFERRED STOCK:

One-for-twelve Reverse Stock Split

Effective October 31, 2014, our board of directors and stockholders approved a one-for-twelve reverse stock split of the Company’s common stock. After the reverse stock split, each holder of record held one share of common stock for every 12 shares held immediately prior to the effective date. As a result of the reverse stock split, the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted to reflect the change in the share price and outstanding shares on the date of the reverse stock split. The effect of fractional shares was not material.

Following the effective date of the reverse stock split, the par value of the common stock remained at $0.001 per share. As a result, we have reduced the common stock in the consolidated balance sheets and statement of changes in stockholders’ equity included herein on a retroactive basis for all periods presented, with a corresponding increase to additional paid-in capital. All share and per-share amounts and related disclosures have been retroactively adjusted for all periods presented to reflect the one-for-twelve reverse stock split.

Private Placements

In September 2015, we closed a private placement of our common stock.  We sold 1,331,861 shares of common stock at a price of $0.375 per share for gross proceeds of $499,448.

During the year ended September 30, 2016, we closed three tranches of a private placement offering of Units of the Company at a price of $0.15 per Unit.  Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.25 per share until May 31, 2019.  In the aggregate of the three tranches, accredited investors subscribed for 10,000,006 Units on a private placement basis at a price of $0.15 per unit for total proceeds of $1,500,000.  An executive officer and two directors participated in the private placement purchasing, in the aggregate, 1,431,733 units for proceeds of $214,760.  As a result of the private placement, 10,000,006 shares of common stock of the Company and 10,000,006 Warrants were issued and 10,000,006 shares of common stock were reserved for issuance pursuant to Warrant exercises.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 13 – COMMON STOCK, WARRANTS AND PREFERRED STOCK, (continued):

Stock Issued for Mineral Rights, Property and Equipment

During the year ended September 30, 2015, pursuant to a property option agreement (Note 4), we issued 2,000,000 restricted common shares with a value of $1,200,000 based upon the closing price of our shares of common stock as quoted on the NYSE MKT on March 12, 2015, the effective date of the property option agreement.

Stock Issued for Compensation

On January 27, 2015, we issued 100,000 restricted common shares for employee compensation.  The shares were valued at $69,000 based upon the closing price of our shares of common stock on the date of issuance as quoted on the NYSE MKT.  The cost was recognized as salaries and benefits expense during the year ended September 30, 2015.

In July 2016, the Company issued 100,000 shares of common stock of the Company to a consultant pursuant to the terms of a January 2016 resignation and consulting agreement.  The shares were granted by our Board of Directors and were valued at $14,000 based upon the closing price of our shares of common stock on the date the Board of Directors approved the terms of the consulting agreement, including the issuance of the shares.  The cost was recognized as general and administrative expenses during the year ended September 30, 2016.

Stock Issued for Stock Unit Awards

During the year ended September 30, 2016, we issued 675,000 common shares upon the exercise of Stock Unit Awards granted to certain employees for compensation related to modifications to employment contracts.  These Stock Unit Awards had a value of $337,500, which was recognized as salaries and benefits expense during the year ended September 30, 2016.

Warrants

We issued 25,000 warrants during the year ended September 30, 2013 in connection with two public offerings.  12,500 of the warrants were exercisable, at the holders’ option, for a two-year term commencing December 26, 2013 and expired on December 26, 2015.  The remaining 12,500 warrants were exercisable, at the holders’ option, for a two-year term commencing September 10, 2014 and expired on September 10, 2016.  All of these warrants expired unexercised.

We issued 10,000,006 warrants with an exercise price of $0.25 and an expiration date of May 31, 2019 during the year ended September 30, 2016 in connection with a private placement of our securities.  None of these warrants has been exercised at September 30, 2016.

There were 10,000,006 and 25,000 warrants outstanding as of September 30, 2016 and 2015, respectively.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value. Our Board of Directors is authorized to issue the preferred stock from time to time in series, and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

NOTE 14 – STOCK-BASED AWARDS:

During the year ended September 30, 2015 our Board of Directors adopted and our stockholders approved the adoption of the Company’s 2015 Stock and Incentive Plan. This plan replaced our 2005 Equity Incentive Plan, as amended.  The aggregate number of shares that may be issued to employees, directors, and consultants under all stock-based awards made under the 2015 Stock and Incentive Plan is 4 million shares of our common stock.  Upon exercise of options or other awards, shares are issued from the available authorized shares of the Company.  Option awards are granted with an exercise price equal to the fair value of our stock at the date of grant.

The 2005 Equity Incentive Plan, as amended, terminated on May 28, 2015 and no stock or option awards may be granted under this plan after it was terminated.   At September 30, 2016, 305,419 stock options remain outstanding at a weighted average exercise price of $1.48 and may be exercised under the 2005 Equity Incentive Plan, as amended.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 14 – STOCK-BASED AWARDS, (continued):

During the year ended September 30, 2016, 1,793,837 stock options and 775,000 stock unit awards were granted to certain employees, directors and consultants by the Company’s Board of Directors and vested immediately.  During the year ended September 30, 2016, 272,196 stock options expired, including 43,837 stock options granted during the same year.

Total compensation expense recognized for options and stock unit awards for employees was $890,966 and $194,910 (including $69,000 for restricted stock issued to an employee) for the years ended September 30, 2016 and 2015 respectively.  Common stock compensation expense related to stock-based awards was $351,500 and nil for the years ended September 30, 2016 and 2015, respectively.  Stock-based option compensation was $539,467 and $125,909 for the years ended September 30, 2016 and 2015, respectively.

The fair value of the stock unit awards was determined by the closing price of the Company’s common stock on the grant date.  The fair value of the option awards granted during the year ended September 30, 2016 was estimated on the date of grant with a Black-Scholes option-pricing model using the assumptions noted in the following table:

Options granted in October 2015 (43,837) and July 2016 (1,750,000)	2016
Expected volatility	110.4% - 128.7%
Stock price on date of grant	$0.40 - $0.50
Expected dividends	-
Expected term (in years)	3
Risk-free rate	0.90% - 1.00%
Expected forfeiture rate	0%

Total compensation expense of stock-based awards charged against operations is included in the consolidated statements of operations and comprehensive income (loss) as follows:

	Year ended September 30,
	2016	2015
Salaries and benefits	$426,966	$140,911
General and administrative expenses	464,000	54,000
Total	$890,966	$194,910

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 14 – STOCK-BASED AWARDS, (continued):

The following is a summary of our options issued under our stock incentive plan:

	Shares	Weighted Average Exercise Price
Outstanding at September 30, 2014	203,334	$9.09
Granted	399,189	0.50
Exercised	-	-
Expired	(68,745)	(10.56)
Outstanding at September 30, 2015	533,778	$2.48
Exercisable at September 30, 2015	533,778	$2.48
Weighted average fair value of options granted during the year ended September 30, 2015		$0.32

Outstanding at September 30, 2015	533,778	$2.48
Granted	1,793,837	0.40
Exercised	-	-
Expired	(272,196)	(3.28)
Outstanding at September 30, 2016	2,055,419	$0.56
Exercisable at September 30, 2016	2,055,419	$0.56
Weighted average fair value of options granted during the year ended September 30, 2016		$$0.30

Unrecognized compensation expense related to options at September 30, 2016	$-

Average remaining contractual term of options outstanding and exercisable at September 30, 2016 (years)	4.46

The aggregate of options both outstanding and exercisable as of September 30, 2016 had intrinsic value of zero, based on the closing price per share of our common stock of $0.40 on September 30, 2016.

NOTE 15 – COMMITMENTS AND CONTINGENCIES:

Mineral Exploration

A portion of our Lookout Mountain mineral claims are subject to a mining lease and agreement dated August 22, 2003 with Rocky Canyon Mining Company, as amended on June 1, 2008.  The lease term was extended to 20 years on June 1, 2008, and thereafter for as long as minerals are mined on the project.  Under this agreement, we are obligated to make monthly advance royalty payments of $72,000 per annum.

A portion of our Eureka mineral claims are subject to two mining lease with purchase option agreements dated July 12, 2012 with Silver International, Inc.  The initial term of each of the agreements is ten years and may be extended for four additional periods of five years each.  Under these agreements, we are obligated to make annual advance royalty payments of $10,000 per annum.

A portion of our Eureka mineral claims are subject to a mining claim lease agreement dated November 1, 2012 with four individuals.  The initial term of the agreement is five years and may be extended for an additional five years and annually as long as mining operations are being conducted on the property on a continuous basis.  Under this agreement, we are obligated to make annual advance royalty payments of $15,000 per year in 2016 and thereafter.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 15 – COMMITMENTS AND CONTINGENCIES, (continued):

A portion of the Talapoosa mineral claims is subject to a mining lease and option to purchase agreement dated June 21, 2011 with Nevada Bighorns Unlimited Foundation.  The initial term of the agreement is 20 years and may be extended for an additional 20 years and thereafter as long as minimum payments are being paid and exploration, development or mining activities are taking place.  Under this agreement, we are obligated to make annual minimum payments of $10.00 per acre ($12,800) through June 21, 2020, increasing by $5.00 per acre in 2021 and every five years thereafter, subject to a maximum annual payment of $30.00 per acre.

A portion of the Talapoosa mineral claims are subject to a mining lease with option to purchase agreement dated June 2, 1997 with Sario Livestock Company.  The initial term of the agreement is 20 years and may be extended for an additional period of 20 years.  Under this agreement, we are obligated to make a minimum royalty payment of $9,600 per year.  If the lease agreement is extended beyond the initial 20-year term, the minimum royalty payments increase to $48,000 per year.

Another portion of the Talapoosa mineral claims is subject to a separate mining lease with option to purchase agreement with Sario Livestock Company dated September 11, 1989 and amended on July 13, 2010.  The term of the agreement, as amended, is until September 10, 2029, with no right to extend the agreement beyond that date.  Under this agreement, we are obligated to make a minimum royalty payment of $30,000 per year.

A portion of the Talapoosa mineral claims is subject to a mining lease dated July 14, 1990, as amended on August 25, 1998 and July 13, 2010, with Sierra Denali Minerals Inc..  The term of the agreement, as amended in July 2010, is 10 years and may be extended for two additional periods of five years each.  Under this amended agreement, we are obligated to make minimum payments of $35,000 per year.

During the year ended September 30, 2013, we announced that we had entered into a Lease and Option-to-Purchase Agreement (the "Knight Agreement") to evaluate, explore, and develop a package of mineral claims in Nevada comprised of six separate properties, including the Iron Butte Project.  Annual advance royalty payments of $25,000 commenced under the Knight Agreement in March 2015.  In order to continue exploration of the properties subject to the Knight Agreement, we were required to issue 83,334 shares of our common stock in September 2014 (which were issued in October 2014 upon approval for listing by the NYSE MKT) and 125,000 shares of our common stock in March 2016.  We also held an option to purchase the claims for $2,000,000, in addition to the share issuances described above, on or before March 2017.  The Knight Agreement did not require any annual work commitments and provided us with a first right of refusal on certain other Nevada properties controlled by Mr. Knight and currently under lease to third parties.  During the year ended September 30, 2015, we terminated the Knight Agreement and returned the properties to the underlying owner.

We pay federal and county claim maintenance fees on unpatented claims that are included in our mineral exploration properties.  The total of these fees was approximately $285,000 and $300,000 as of September 30, 2016 and 2015, respectively.  Should we continue to explore all of our mineral properties we expect annual fees to total approximately $285,000 per year in the future.

Real Estate Lease Commitments

We have real estate lease commitments related to our main office in Coeur d’Alene, Idaho and a facility in Reno, Nevada.

Total office lease expenses for the years ended September 30, 2016 and 2015 are included in the consolidated statements of operations and comprehensive income (loss) as follows:

	2016	2015
Mineral exploration expenses	$56,850	$39,900
Other general and administrative expenses	42,000	42,000
Total	$98,850	$81,900

Annual lease obligations until the expiration of the leases are as follows:

For the year ending September 30,
2017	$ 30,000

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Audited)

NOTE 15 – COMMITMENTS AND CONTINGENCIES, (continued):

Employment Agreements

During the year ended September 30, 2016, the Board of Directors of the Company received a letter of resignation from Mr. Kiran Patankar, pursuant to which Mr. Patankar resigned as Chief Executive Officer and President of the Company effective January 20, 2016. Mr. Patankar claimed in his letter to the Board that his resignation was for “good reason” as set forth in Mr. Patankar’s employment agreement dated August 28, 2015.  As such, Mr. Patankar would be owed severance payments by the Company as set forth in the agreement.  The Company’s Board disagrees with Mr. Patankar’s characterization of the resignation.  On January 19, 2016, the Board dismissed effective immediately Mr. Kiran Patankar as President and Chief Executive Officer of the Company.  There have been ongoing discussions between Mr. Patankar and the Company, and no amounts have been accrued in the Company’s financial statements as of September 30, 2016 for severance benefits or claims as the Company is unable to estimate an obligation amount, if any.

The Company has employment agreements with an executive employee that requires certain termination benefits and payments in defined circumstances.

NOTE 16 – SUBSEQUENT EVENTS:

On October 19, 2016, we amended a property option agreement (“Amended Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which had originally closed on March 31, 2015 (“Agreement”).  Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Agreement, we had the right to exercise the Option at any time beginning on March 31, 2015 and ending within thirty (30) months of March 12, 2015, unless sooner terminated (“Option Period”).  Pursuant to the Amended Agreement, our right to exercise the Option was extended through March 31, 2019 (“Amended Option Period”), subject to certain interim payments and cumulative project expenditures.

Pursuant to the Amended Agreement, during the Amended Option Period we are required to make the following expenditures and stock issuances:

•

Payment of $1 million and issuance of one million common shares of the Company by March 31, 2017;

•

Payment of $2 million and issuance of one million common shares of the Company by March 31, 2018;

•

Cumulative project expenditures of a minimum of $7.5 million by December 31, 2018;

•

Final payment of $8 million and issuance of one and a half million common shares of the Company by March 31, 2019.

Upon the date that Gunpoint receives the required payments and stock issuances (the “Closing Date”), we will have earned a 100% interest in the Project.

For a period of five years following the Closing Date (“Contingent Payment Period”), should the daily price of gold (as determined by the London PM Fix) average greater than or equal to $1,600 per ounce over any 90-day period (“Trigger Event”), we will pay Gunpoint an additional payment of $10 million (the “Contingent Payment”), of which a minimum of $5 million will be payable within six months of the Trigger Event and the remaining $5 million payable within twelve months of the Trigger Event.  The Contingent Payment is payable with 50% in cash and 50% in common shares of the Company, at our sole discretion.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2017	September 30, 2016
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash	$245,350	$82,275
Prepaid expenses and other current assets	27,062	15,237
Accounts receivable	2,633	-
Available-for-sale equity securities	272,736	420,000
TOTAL CURRENT ASSETS	547,781	517,512

PROPERTY, MINERAL RIGHTS AND EQUIPMENT, net	17,013,719	15,482,719

OTHER ASSETS:
Restricted cash	314,982	694,157
Deposits and other assets	9,750	9,750
TOTAL OTHER ASSETS	324,732	703,907

TOTAL ASSETS	$17,886,232	$16,704,138

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,682	$53,665
Accrued expenses	250,850	299,000
Accrued payroll, benefits and taxes	31,385	21,750
TOTAL CURRENT LIABILITIES	337,917	374,415

LONG-TERM LIABILITIES:
Common stock payable (Note 5)	480,000	-
Unit subscriptions	100,000	-
Asset retirement obligation	149,254	145,656
TOTAL LONG-TERM LIABILITIES	729,254	145,656

COMMITMENTS AND CONTINGENCIES (Notes 5 and 10)	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized, 30,261,952 and 24,106,952 shares issued and outstanding, respectively	30,262	24,107
Additional paid-in capital	69,472,303	67,924,709
Accumulated deficit	(52,751,018)	(51,892,864)
Accumulated other comprehensive income:
Unrealized gain on available-for-sale equity securities, net of tax	67,515	128,115
TOTAL STOCKHOLDERS' EQUITY	16,819,061	16,184,067

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,886,232	$16,704,138

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016

OPERATING EXPENSES:
Mineral exploration	$36,392	$7,276	$82,120	$145,963
Salaries and benefits	109,400	98,109	185,934	602,144
Professional fees	46,425	62,089	138,240	168,133
Insurance expense (refund)	23,517	(13,634)	43,643	9,137
Gain on equipment exchanged for services	-	(25,644)	-	(25,644)
Gain on disposal of equipment	-	-	(2,500)	-
Loss on sale of investment in joint venture	-	180,050	-	180,050
Other general and administrative	328,032	108,929	401,118	145,452
TOTAL OPERATING EXPENSES	543,766	417,175	848,555	1,225,235

LOSS FROM OPERATIONS	(543,766)	(417,175)	(848,555)	(1,225,235)

OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	123	4,598	(798)	4,690
Gain on sale of available-for-sale securities	23,826	-	23,826	-
Miscellaneous other income	2	-	5	24,049
TOTAL OTHER INCOME (EXPENSE)	23,951	4,598	23,033	28,739

LOSS BEFORE INCOME TAXES	(519,815)	(412,577)	(825,522)	(1,196,496)

INCOME TAX PROVISION (BENEFIT)	11,632	-	32,632	-

NET LOSS	(531,447)	(412,577)	(858,154)	(1,196,496)

COMPREHENSIVE INCOME (LOSS):
Unrealized gain (loss) on available-for-sale equity
securities, net of tax	-	47,100	(39,000)	47,100
Reclassification of (gain) on available-for-sale
securities sold	(21,601)	-	(21,601)	-
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(21,601)	47,100	(60,601)	47,100

COMPREHENSIVE LOSS	$(553,048)	$(365,477)	$(918,755)	$(1,149,396)

NET LOSS PER SHARE AVAILABLE TO COMMON
STOCKHOLDERS, BASIC AND DILUTED	$(0.02)	$(0.03)	$(0.04)	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING, BASIC AND DILUTED	25,244,952	13,547,055	24,669,699	13,438,912

See accompanying notes to consolidated financial statements.

TIMBERLINE RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(858,154)	$(1,196,496)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	-	1,981
Deferred income tax provision	32,632	-
Gain on disposal of equipment	(2,500)	-
Stock-based compensation	15,000	351,967
Accretion of asset retirement obligation	3,598	3,426
Gain on sale of available-for-sale securities	(23,826)	-
Equipment exchanged for services	-	29,603
Gain on equipment exchanged for services	-	(25,644)
Loss on sale of investment in joint venture	-	180,050
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(11,824)	(134)
Accounts receivable	(2,633)	-
Joint venture receivable	-	5,761
Accounts payable	2,017	25,062
Accrued expenses	(48,150)	(59,548)
Accrued payroll, benefits and taxes	9,634	(4,691)
Net cash used by operating activities	(884,206)	(688,663)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, mineral rights and equipment	(1,051,000)	(68,000)
Proceeds from disposal of equipment	2,500	-
Proceeds from sale of available-for-sale securities	77,856	-
Proceeds from sale of investment in joint venture	-	225,000
Refund of reclamation and road use bonds	379,175	85,005
Net cash provided (used) by investing activities	(591,469)	242,005

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of units, net	1,538,750	-
Proceeds from subscription agreements	100,000	-
Net cash provided by financing activities	1,638,750	-

Net increase (decrease) in cash and cash equivalents	163,075	(446,658)

CASH AT BEGINNING OF PERIOD	82,275	500,965

CASH AT END OF PERIOD	$245,350	$54,307

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Available-for-sale equity securities received for investment in joint venture	-	222,900
Common stock payable for mineral rights	480,000	-

See accompanying notes to consolidated financial statements.

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS:

Timberline Resources Corporation (“Timberline” or “the Company”, “we”, “us”, “our”) was incorporated in August of 1968 under the laws of the State of Idaho as Silver Crystal Mines, Inc., for the purpose of exploring for precious metal deposits and advancing them to production.  In 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.    Basis of Presentation and Going Concern – The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information, as well as the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three and six month periods ended March 31, 2017 are not necessarily indicative of the results that may be expected for the full year ending September 30, 2017.  All amounts presented are in U.S. dollars.  For further information refer to the financial statements and footnotes thereto in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

The consolidated financial statements for the three and six month periods ended March 31, 2017 were prepared on the basis that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations. These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate.  The Company’s ability to continue as a going concern is dependent upon its ability to receive cash flow from its operations or to successfully obtain additional financing. While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

b.    Net Income (Loss) per Share – Basic earnings per share (“EPS”) is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities.

The dilutive effect of convertible and outstanding securities, in periods of future income as of March 31, 2017 and 2016, would be as follows:

	2017	2016
Stock options	2,297,085	450,945
Warrants	16,155,006	12,500
Total possible dilution	18,452,091	463,445

At March 31, 2017 and 2016, the effect of the Company’s outstanding options and common stock equivalents would have been anti-dilutive.

c.    Asset retirement obligation – We account for asset retirement obligations by following the uniform methodology for accounting for estimated reclamation and abandonment costs as prescribed by authoritative accounting guidance.  This guidance provides that the fair value of a liability for an asset retirement obligation (“ARO”) will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The ARO is capitalized as part of the carrying value of the assets to which it is associated and depreciated over the useful life of the asset. Adjustments are made to the liability for changes resulting from passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation. We have an ARO associated with our exploration program at the Lookout Mountain exploration project.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

d.    Available-for-sale equity securities – Available-for-sale equity securities are recorded at fair value.  Unrealized gains and losses relating to equity securities classified as available-for-sale are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity unless an other-than-temporary impairment in value has occurred, in which case such accumulated loss would be charged to current period net income (loss).  Unrealized gain and losses originally included in accumulated other comprehensive income are reclassified to the current period net income (loss) when the sale or determination of other-than-temporary-impairment of securities occurs.  Realized gains and losses on the sale of securities are recognized on a specific identification basis.

NOTE 3 – FAIR VALUE MEASUREMENTS:

The table below sets forth our financial assets and liabilities that were accounted for at fair value on a recurring basis and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category.

	March 31, 2017	September 30, 2016	Input Hierarchy Level
Assets:
Cash	$245,350	$82,275	Level 1
Restricted cash	314,982	694,157	Level 1
Available-for-sale equity securities	272,736	420,000	Level 1

NOTE 4 – RESTRICTED CASH:

Cash that is restricted as to withdrawal or use under the terms of certain contractual arrangements, generally with regulatory agencies, is recorded in Other Assets as Restricted cash on our balance sheet.

During the three months ended March 31, 2017 and the six months ended March 31, 2017, we received $4,050 and $379,175, respectively, as the result of partial reductions of the required reclamation bond amount projects in Nevada due to non-use and reclamation of land.  Pursuant to our request, the Bureau of Land Management (“BLM”) inspected the projects and authorized the return of the unobligated portion of our reclamation bonds due to completed reclamation and less acres being disturbed than the acreage for which the bond had been required.  Because the bond return for our Eureka project was for undisturbed land, there is no impact on our asset retirement obligation liability.

NOTE 5 – PROPERTY OPTION AGREEMENT:

On March 12, 2015 (the “Effective Date”), we entered into a property option agreement (“Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which closed on March 31, 2015 and was amended on October 19, 2016 (“Amended Agreement”).  Pursuant to the Agreement, Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  We acquired the right to exercise the Option at any time beginning on March 31, 2015 and ending within thirty (30) months of March 12, 2015, unless sooner terminated (“Option Period”).  Pursuant to the Amended Agreement, we have the right to exercise the Option through March 31, 2019 (“Amended Option Period”), subject to certain interim payments and cumulative project expenditures.

As consideration for the Option, we issued two million (2,000,000) shares of common stock and paid $300,000 in cash.  The common stock was valued at fair value on the Effective Date and combined with the cash payments of $300,000 for total consideration of $1,500,000.  The common stock was issued on March 31, 2015 into escrow with periodic releases to Gunpoint.  The shares are irrevocable and were released to Gunpoint as follows:  25% on September 12, 2015; 25% on March 12, 2016; 25% on September 12, 2016; and 25% on March 12, 2017.  Gunpoint will retain the total of 2,000,000 shares even if we do not exercise the Option.

NOTE 5 – PROPERTY OPTION AGREEMENT (continued):

Pursuant to the Amended Agreement, during the Amended Option Period, we are required to make the following expenditures and stock issuances in order to retain the Option:

•

Payment of $1 million and issuance of one million common shares of the Company by March 31, 2017 (completed);

•

Payment of $2 million and issuance of one million common shares of the Company by March 31, 2018;

•

Cumulative project expenditures of a minimum of $7.5 million by December 31, 2018;

•

Final payment of $8 million and issuance of 1.5 million common shares of the Company by March 31, 2019.

Upon the date that Gunpoint receives all of the required payments and stock issuances (the “Closing Date”), we will have earned a 100% interest in the Project.

For a period of five years following the Closing Date (“Contingent Payment Period”), should the daily price of gold (as determined by the London PM Fix) average greater than or equal to $1,600 per ounce over any 90-day period (“Trigger Event”), we will pay Gunpoint an additional payment of $10 million (the “Contingent Payment”), of which a minimum of $5 million will be payable within six months of the Trigger Event and the remaining $5 million payable within twelve months of the Trigger Event.  The Contingent Payment is payable with 50% in cash and 50% in common shares of the Company, at our sole discretion,

Following our exercise of the Option, effective as of the Closing Date, Gunpoint reserves a one-percent (1%) net smelter returns royalty in all minerals mined and removed from the Project (the “Royalty”).  The Company’s option granted in the Agreement to purchase the Royalty from Gunpoint at any time for a cash payment of $3 million was eliminated in the Amended Agreement.

During the three months ended March 31, 2017, we paid the $1 million cash payment that was due on March 31, 2017, and we initiated the issuance of the one million common shares due on March 31, 2017.  As of March 31, 2017, the TSX Venture Exchange had not approved the issuance of the shares, but the issuance was approved and the shares were issued in April 2017.

Common Stock Payable

At March 31, 2017, we owed one million of our common shares to Gunpoint pursuant to the Amended Agreement.  Management determined the best measure of the fair value of the common shares to be the closing price of the Company’s common stock on the OTCQB market as of March 31, 2017, which was $0.48 per share.  Accordingly, $480,000 was recorded as an increase to property, mineral rights, and equipment, net and was accrued as common stock payable.

NOTE 6 – AVAILABLE-FOR-SALE EQUITY SECURITIES:

As of March 31, 2017 and September 30, 2016, available-for-sale equity securities were comprised of 2,272,800 and 3,000,000 shares of common stock, respectively, in New Jersey Mining Company (“NJMC”) (the “NJMC Shares”) that we received in January 2016 as partial consideration of the sale of our 50% interest in Butte Highlands JV, LLC.  Management has determined the best measure of NJMC fair value to be the closing price of NJMC common stock on the OTCQB market as of March 31, 2017 and September 30, 2016, which was $0.12 and $0.14 per share, respectively.  During the three-month period ended March 31, 2017, we sold 727,200 common shares of NJMC and realized a gain on the sale of available-for-sale securities of $23,826.  The following table summarizes the Company’s available-for-sale equity securities:

	March 31,	September 30,
	2017	2016
Shares	2,272,800	3,000,000
Cost	$ 168,869	$ 222,900
Unrealized Gain	103,867	197,100
Fair Value	$ 272,736	$ 420,000

NOTE 7 – ACCRUED EXPENSES:

As of March 31, 2017 and September 30, 2016,, we had accrued $250,850 and $299,000 in expenses, respectively, including $250,000 in costs recognized as financing transaction expense during the year ended September 30, 2015 as a result of a potential corporate transaction that was not completed.  The components of these accrued expenses are:

Description	March 31, 2017	September 30, 2016
Break fee for terminated transaction	$ 250,000	$ 250,000
Other expenses	850	49,000
Total accrued expenses	$ 250,850	$ 299,000

NOTE 8 – COMMON STOCK, WARRANTS AND PREFERRED STOCK:

Private Placement

On January 13, 2017, we initiated a $1,250,000 private placement offering of Units of the Company at a price of $0.25 per Unit, with an over-allotment option to increase the offering by up to 20%, solely to persons who qualify as accredited investors (the "Offering").  The Offering was subsequently increased to total $2,000,000.

Each Unit in the Offering consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until the warrant expiration date of January 31, 2020.  The Company may accelerate the warrant expiration date, if the price of the Company’s common stock closes at or above $0.90 for twenty consecutive trading days.

During the three months ended March 31, 2017, we closed the sale of two tranches of the Offering.  In these two tranches, we sold a total of 6,155,000 Units at a price of $0.25 per unit for gross proceeds of $1,538,750.

As of March 31, 2017, we had received cash and subscriptions for the sale of 400,000 Units at a price of $0.25 for a total of $100,000 that would close in the final tranche of the Offering in April, 2017.

In April 2017, we closed the sale of the third and final tranche of the Offering.  In this final tranche, we sold a total of 1,845,000 Units at a price of $0.25 per unit for gross proceeds of $461,250.

In the aggregate for this Offering that closed on April 12, 2017, we sold 8,000,000 Units consisting of 8,000,000 shares of common stock and 8,000,000 warrants to purchase one share of common stock for $0.40 until January 31, 2020, at a price of $0.25 per Unit for gross proceeds of $2,000,000.

Stock Issued for Stock Options

We did not issue any stock pursuant to the exercise of stock options or stock unit awards during the three months or the six months ended March 31, 2017.

Warrants

During the three months ended March 31, 2017 and 2016, 6,155,000 and nil warrants were issued, respectively.  No warrants expired during the three months ended March 31, 2017 and 2016.  At March 31, 2017, there were 10,000,006 warrants outstanding with an exercise price of $0.25 per share that expire on May 31, 2019 and 6,155,000 warrants outstanding with an exercise price of $0.40 per share that expire on January 31, 2020.  In aggregate, as of March 31, 2017, there are 16,155,006 warrants outstanding at a weighted average exercise price of $0.31.

In April 2017, 1,845,000 warrants were issued with an exercise price of $0.40 per share that expire on January 31, 2020.

NOTE 8 – COMMON STOCK, WARRANTS AND PREFERRED STOCK (continued):

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value. Our board of directors is authorized to issue the preferred stock from time to time in series, and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.  There is no preferred stock issued as of March 31, 2017.

NOTE 9 – STOCK-BASED AWARDS:

During the six months ended March 31, 2017, 250,000 stock options with an exercise price of $0.33 and a five-year term were granted to a consultant company.  The options vest quarterly over a one-year period, including 25% of which (62,500 options) vested on the grant date.   The fair value of all of the options granted was $60,000 ($0.24 per option).  The fair value of the 62,500 options granted and vested during the three months ended March 31, 2017 was $15,000 and was classified as other general and administrative expense.  The value of the remaining 187,500 options is $45,000 and will be recognized evenly over the next three quarters as the options vest.  The value of the options was estimated on the date of grant with a Black-Scholes option-pricing model using the assumptions noted in the following table:

Expected volatility	128.2%
Stock price on date of grant	$0.33
Expected dividends	-
Expected term (in years)	3
Risk-free rate	1.68%
Expected forfeiture rate	0%

For the six months ended March 31, 2017 and 2016, respectively, the total compensation cost of options and stock unit awards for employees was nil and $351,967, respectively.  These costs were classified under salaries and benefits expense.

For the six months ended March 31, 2017 and 2016, respectively, the total compensation cost of options for non-employees was $15,000 and nil, respectively.  These costs were classified under other general and administrative expense.

The following is a summary of our options issued under the Amended 2005 Equity Incentive Plan and the 2015 Stock and Incentive Plan:

	Options	Weighted Average Exercise Price

Outstanding at September 30, 2016	2,055,419	$0.56
Granted	250,000	$0.33
Exercised	-
Expired	(8,334)	$(6.48)
Outstanding at March 31, 2017	2,297,085	$0.51
Exercisable at March 31, 2017	2,109,585	$0.53

Weighted average fair value of options granted during the three months ended March 31, 2017		$0.24

Average remaining contractual term of options outstanding and exercisable at March 31, 2017 (years)		3.95

The aggregate of options exercisable as of March 31, 2017 had an intrinsic value of $149,375, based on the closing price of $0.48 per share of our common stock on March 31, 2017.

NOTE 10 – COMMITMENTS AND CONTINGENCIES:

Mineral Exploration

A portion of our Lookout Mountain mineral claims are subject to a mining lease and agreement dated August 22, 2003 with Rocky Canyon Mining Company, as amended on June 1, 2008.  The lease term was extended to 20 years on June 1, 2008, and thereafter for as long as minerals are mined on the project.  Under this agreement, we are obligated to make monthly advance royalty payments of $72,000 per annum.

A portion of our Eureka mineral claims are subject to two mining leases with purchase option agreements dated July 12, 2012 with Silver International, Inc.  The initial term of each of the agreements is ten years and may be extended for four additional periods of five years each.  Under these agreements, we are obligated to make annual advance royalty payments of $10,000 per annum.

A portion of our Eureka mineral claims are subject to a mining claim lease agreement dated November 1, 2012 with four individuals.  The initial term of the agreement is five years and may be extended for an additional five years and annually as long as mining operations are being conducted on the property on a continuous basis.  Under this agreement, we are obligated to make annual advance royalty payments of $15,000 per year.

A portion of the Talapoosa mineral claims is subject to a mining lease and option to purchase agreement dated June 21, 2011 with Nevada Bighorns Unlimited Foundation.  The initial term of the agreement is 20 years and may be extended for an additional 20 years and thereafter as long as minimum payments are being paid and exploration, development or mining activities are taking place.  Under this agreement, we are obligated to make annual minimum payments of $10.00 per acre ($12,800) through June 21, 2020, increasing by $5.00 per acre in 2021 and every five years thereafter, subject to a maximum annual payment of $30.00 per acre.

A portion of the Talapoosa mineral claims are subject to a mining lease with option to purchase agreement dated June 2, 1997 with Sario Livestock Company.  The initial term of the agreement is 20 years and may be extended for an additional period of 20 years.  Under this agreement, we are obligated to make a minimum royalty payment of $9,600 per year.  If the lease agreement is extended beyond the initial 20-year term, the minimum royalty payments increase to $48,000 per year.

Another portion of the Talapoosa mineral claims is subject to a separate mining lease with option to purchase agreement with Sario Livestock Company dated September 11, 1989 and amended on July 13, 2010.  The term of the agreement, as amended, is until September 10, 2029, with no right to extend the agreement beyond that date.  Under this agreement, we are obligated to make a minimum royalty payment of $30,000 per year.

A portion of the Talapoosa mineral claims is subject to a mining lease dated July 14, 1990, as amended on August 25, 1998 and July 13, 2010, with Sierra Denali Minerals Inc.  The term of the agreement, as amended in July 2010, is 10 years and may be extended for two additional periods of five years each.  Under this amended agreement, we are obligated to make minimum payments of $35,000 per year.

Pursuant to the Amended Option Agreement at Talapoosa (see Note 5), we had an obligation to make a payment of $1 million by March 31, 2017, which payment was made.  There are also future payment and property expenditure obligations of $17.5 million, including $2 million due by March 31, 2018.

We pay federal and county claim maintenance fees on unpatented claims that are included in our mineral exploration properties.  Should we continue to explore all of our mineral properties we expect annual fees to total approximately $285,000 per year in the future.

While we recognize that we will not be able to meet these obligations with our current cash balances, we do expect to make these required payments with proceeds from expected capital raises.  We expect to obtain additional capital through refunds of excess restricted cash held for exploration bonds and financing transactions such as equity investments, asset sales, joint ventures, debt facilities, or other types of strategic arrangements.

NOTE 10 – COMMITMENTS AND CONTINGENCIES (continued):

Real Estate Lease Commitments

The Company has real estate lease commitments related to its facilities in Sparks, Nevada. As of March 31, 2017, lease obligations until the termination of the lease are $12,000.  The Company’s office in Coeur d’Alene, Idaho and its facility in Eureka, Nevada are rented on a month-to-month basis.

Total office lease and rental expense from continuing operations is included in the following line items in the consolidated statements of operations and comprehensive income (loss):

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
Mineral exploration expenses	$12,900	$15,000	$25,800	$31,050
Other general and administrative expenses	10,500	10,500	21,000	21,000
Total	$23,400	$25,500	$46,800	$52,050

Employment Agreements

There have been no recent interactions between the Company and its prior President and Chief Executive Officer regarding his dismissal and employment agreement.  No amounts have been accrued in the Company’s financial statements as of March 31, 2017 for severance benefits or claims as the Company is unable to estimate an amount, if any.

The Company has an employment agreement with an executive employee that requires certain termination benefits and payments in defined circumstances.

NOTE 11 –SUBSEQUENT EVENTS:

On April 20, 2017, we issued 40,000 common shares pursuant to the exercise of warrants sold in our 2016 private placement with an exercise price of $0.25 per share for total gross proceeds of $10,000.

________________________________________________________

PROSPECTUS

________________________________________________________

TIMBERLINE RESOURCES CORPORATION

16,000,000 Shares of Common Stock

May 26, 2017

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$751.03
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$5,000
Printing and Engraving Expenses	$2,000
Miscellaneous Expenses	$500
Total	$23,251.03

ITEM 14- INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation dated August 15, 2008 under Article 10 provide that:

“To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.”

The Company’s Bylaws dated August 15, 2008 under Article 10, Section 10.1 provide for indemnification for certain individuals acting on behalf of the Company, including its Officers and Directors to the fullest extent permissible under the Delaware General Corporation Law for liabilities incurred by reason of the fact that such person is or was acting in such capacity on behalf of the Company.  Delaware General Corporation Law generally provides for indemnification of officers and directors except (i) for any breach of a director’s duty of loyalty to our company or our stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be conferred upon officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act at and is, therefore, unenforceable.

Timberline does not have Officers’ and Directors’ liability insurance nor does it have any plans to obtain any.

ITEM 15- RECENT SALES OF UNREGISTERED SECURITIES

In September 2015, in connection with the Transaction with Waterton, we closed a private placement of our common stock.  We closed a transaction wherein we sold 1,331,861 shares of common stock to Waterton at a price of $0.375 per share for gross proceeds of $499,448. The private placement offering was completed under Rule 506(b) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) solely to persons who qualify as accredited investors based on the representations of such investors.

In June 2016, we closed a non-brokered private placement of 10,000,006 units at a price of $0.15 per unit for gross proceeds of $1,500,000.  Each unit in the offering consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of US$0.25 per share until May 31, 2019.  The private placement offering was completed under Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) solely to persons who qualify as accredited investors based on the representations of such investors and independent verification by the Company.

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8 million Units for total consideration of $2,000,000, less offering costs.

The Units were offered and sold solely to persons who qualify as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 506(c) under the Securities Act based on documentation and representations provided by the investors to the Company reasonably confirming their status as accredited investors.

ITEM 16- EXHIBITS

Exhibits

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-5 hereof.

ITEM 17- UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)       Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    Include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized registration statement to be signed on its behalf by the undersigned, in the city of Coeur d’Alene, Idaho on May 26, 2017.

TIMBERLINE RESOURCES CORPORATION

/s/ Steven Osterberg Steven Osterberg	President and Chief Executive Officer (Principal Executive and Financial Officer)	May 26, 2017

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Osterberg and Randal Hardy, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Steven A. Osterberg Steven A. Osterberg	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 26, 2017
/s/ Randal L. Hardy Randal L. Hardy	Chief Financial Officer (Principal Financial Officer)	May 26, 2017
/s/ Leigh Freeman Leigh Freeman	Chairman of the Board of Directors	May 26, 2017
/s/ Paul Dircksen Paul Dircksen	Director	May 26, 2017
/s/ Robert Martinez Robert Martinez	Director	May 26, 2017
/s/ Giulio Bonifacio Giulio Bonifacio	Director	May 26, 2017
/s/ Paul Zink Paul Zink	Director	May 26, 2017

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1

Certificate of Incorporation of the Registrant as amended through October 31, 2014, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 23, 2014

3.2	Amended By-Laws of the Registrant, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on August 13, 2015.
4.1	Specimen of the Common Stock Certificate, incorporated by reference to the Company’s Form 10SB as filed with the Securities Exchange Commission on September 29, 2005
4.2	Form of Warrant Agreement between the Company and Aegis Capital Corp., incorporated by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on December 18, 2013.
4.3	Form of Warrant Agreement incorporated by reference to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2016.
5.1(1)	Opinion of Dorsey & Whitney LLP
10.1*	P. Dircksen Agreement/Current Consulting Agreement, incorporated by reference to the Company’s Form 10SB as filed with the Securities Exchange Commission on September 29, 2005
10.2

Memorandum of Royalty Deed and Agreement between Hecla Mining Co. and the Registrant, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K as filed with the Securities Exchange Commission on February 6, 2006.

10.3

Quitclaim Deed and Assignment between Hecla Mining Co. and the Registrant, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K as filed with the Securities Exchange Commission on February 6, 2006.

10.4*

Amended 2005 Equity Incentive Plan approved at the September 22, 2006 Annual Meeting of Shareholders, incorporated by reference Exhibit A to the Company’s Schedule DEF14A (Proxy Statement) as filed with the Securities and Exchange Commission on September 8, 2006

10.5*	Employment Agreement with VP Paul Dircksen, incorporated by reference to the Company’s Form 10KSB as filed with the Securities Exchange Commission on January 16, 2007.
10.6

Assignment and Assumption Agreement dated July 19, 2007 between the Registrant and Butte Highlands Mining Company, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on July 23, 2007.

10.7*

Amendment No. 1 to Timberline Resources Corporation’s Amended 2005 Equity Incentive Plan , incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on August 26, 2008.

10.8

Operating Agreement with Highland Mining, LLC, dated July 22, 2009 (Note that parts of this agreement have been redacted pursuant to a Confidential Treatment Request granted by the Commission on February 2, 2011, incorporated by reference to the Company’s Form 10-K as filed with the Securities Exchange Commission on December 20, 2010.

10.9*

Amended Employment Agreement of Mr. Paul Dircksen, dated December 29, 2008, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on January 12, 2009.

10.10*	Amended Employment Agreement of Mr. Randal Hardy dated December 29, 2008, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on January 12, 2009.
10.11

Underwriting Agreement between the Company and Aegis Capital Corp., dated December 19, 2012, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on December 21, 2012.

10.12

Lease and Option Agreement for Purchase & Sale of Dave Knight Mining Properties, dated August 22, 2013, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on August 28, 2013.

10.13

Underwriting Agreement between the Company and Aegis Capital Corp., dated September 4, 2013, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on September 5, 2013.

10.14

Amendment to Lease and Option Agreement for Purchase & Sale of Dave Knight Mining Properties, dated October 25, 2013, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on October 29, 2013.

10.15

Addendum to a Confidentiality Agreement, effective November 22, 2013, dated December 2, 2013, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on December 6, 2013

10.16

Agreement between the Company and Timberline Drilling Inc. regarding early cash payment under the Drilling Services and Related Payments Obligations Agreement, incorporated by reference to the Company Form 10-Q as filed with the Securities and Exchange Commission on August 6, 2014

10.17	Letter of Intent between the Company and Wolfpack dated March 11, 2014, incorporated by reference to the Company Form 10-Q as filed with the Securities and Exchange Commission on August 6, 2014
10.18

Promissory Note dated March 14, 2014 between the Company and Wolfpack, incorporated by reference to exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 20, 2014

10.19	Deed of Trust dated March 14, 2014 between the Company and Wolfpack, incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 20, 2014
10.20

Amended Letter of Intent dated April 14, 2014 between the Company and Wolfpack, incorporated by reference to the Company Form 10-Q as filed with the Securities and Exchange Commission on August 6, 2014

10.21	Arrangement Agreement dated May 6, 2014 between the Company and Wolfpack, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on May 15, 2014
10.22

Acknowledgement and Agreement To Be Bound  to Wolfpack Gold Corp and to Seabridge Gold Inc., incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on August 21, 2014

10.23*

Employment Term Sheet dated December 17, 2014, between Timberline Resources Corp. and Kiran Patankar, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on December 19, 2014

10.24

Option Agreement between Timberline Resources Corp. and American Gold Capital US Inc., Gunpoint Exploration US Ltd., and Gunpoint Exploration Ltd. dated March 12, 2015, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on March 17, 2015

10.25*	Kiran Patankar Employment Agreement dated August 28, 2015, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 29, 2015
10.26*	Randal Hardy Employment Agreement dated September 2, 2015, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 29, 2015
10.27*	Randal Hardy Letter Agreement dated September 2, 2015, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 29, 2015
10.28*	Steven Osterberg Employment Agreement dated September 2, 2015, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 29, 2015
10.29*	Paul Dircksen Letter Agreement dated September 22, 2015, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 29, 2015
10.30*	2015 Stock and Incentive Plan, incorporated by reference to the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on August 26, 2015
10.31*	Randal Hardy Consulting Agreement dated January 21, 2016, incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 16, 2016
10.32	Form of Loan Agreement dated May 26, 2016, incorporated by reference to the Company’s 8-K as filed with the Securities and Exchange Commission on May 27, 2016
10.33	Form of Note dated May 26, 2016, incorporated by reference to the Company’s 8-K as filed with the Securities and Exchange Commission on May 27, 2016
10.34

Amended Option Agreement between Timberline Resources Corp. and American Gold Capital US Inc., Gunpoint Exploration US Ltd., and Gunpoint Exploration Ltd. effective as of October 19, 2016, incorporated by reference to the Company’s Form 8-K as filed with the Securities and Exchange Commission on November 17, 2016

21	List of Subsidiaries, incorporated by reference to the Company’s Form 10-K as filed with the Securities and Exchange Commission on December 20, 2016
23.1(1)	Consent of Decoria, Maichel & Teague
23.2(1)	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney, contained on signature page hereto
101.INS(1)	XBRL Instance Document
101.SCH(1)	XBRL Taxonomy Extension Schema Document
101.CAL(1)	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF(1)	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB(1)	XBRL Taxonomy Extension Label Linkbase Document
101.PRE(1)	XBRL Taxonomy Extension Presentation Linkbase Document

* - Denotes management contract or compensatory plan

(1)

Submitted Electronically Herewith. Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) the Consolidated Balance Sheets at September 30, 2016 and September 30, 2015 and at March 31, 2017 and September 30, 2016, (ii) the Consolidated Statements of Operations and Comprehensive Loss for the years ended September 30, 2016 and September 30, 2015 and for the Three Months and Six Months ended March 31, 2017 and 2016, (iii) the Consolidated Statements of Cash Flows for the years ended September 30, 2016 and September 30, 2015 and for the Six Months ended March 31, 2017, (iv) the Consolidated Statements of Changes in Equity for the years ended September 30, 2016 and September 30, 2015, (v) the Notes to the Consolidated Financial Statements and the Interim Consolidated Financial Statements